As filed with the Securities and Exchange Commission on September 4, 2019

Registration No. ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GROWLIFE, INC.
(Exact name of registrant as specified in its charter)

Delaware	5261	90-0821083
(State or other jurisdiction ofincorporation or organization)	(Primary Standard IndustrialClassification Code Number)	(I.R.S. EmployerIdentification No.)

5400 Carillon Point
Kirkland, WA 98033
(866) 781-5559
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Marco Hegyi
Chief Executive Officer
GrowLife, Inc.
5400 Carillon Point
Kirkland, WA 98033
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jessica M. Lockett, Esq.
Horwitz + Armstrong, A Professional Law Corporation
14 Orchard, Suite 200
Lake Forest, California 92630
(949) 540-6540

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting Company	☒
(Do not check if a smaller reporting Company)

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to	Amount to be	Offering	Aggregate	Amount of
be Registered	Registered (1) (2)	Price Per Share	Offering Price (3)	Registration Fee
Common Stock, $0.0001 par value per share	416,666,667	$0.006	$2,500,000	$303.00

(1)
This Registration Statement covers 416,666,667 shares of common stock to be sold to Triton Funds, LP under the August 29, 2019 Equity Purchase Agreement.
(2)
This Registration Statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated September __, 2019

PRELIMINARY PROSPECTUS

GrowLife, Inc.

This prospectus relates to the resale of (i) 416,666,667 shares of our Common stock, par value $0.0001 per share (the “Common Stock”), to be sold to Triton Funds LP, a Delaware limited partnership (“Triton” or “Selling Stockholder”), under the August 29, 2019 Equity Purchase Agreement, and (ii) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholder. ,by the Selling Stockholder (the “Selling Stockholder”):

The amount of shares of Common Stock which may be sold pursuant to this Prospectus would constitute 9.8% of the Company’s issued and outstanding Common Stock as of September 4, 2019, assuming that we sell all 416,666,667 shares to the Selling Stockholder.

Triton Funds LP is the Selling Stockholder and as such shall be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Act”) and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or equivalent expenses and expenses of legal counsel applicable to the sale of the shares.

Our Common Stock is subject to quotation the OTC Pink Sheet Market under the symbol “PHOT”. On September 3, 2019, the last reported sales price for our Common Stock was $0.005 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock. We will not receive proceeds from the sale of shares of our Common Stock in the open market or negotiated prices by the Selling Stockholder. However, we will receive cash proceeds from Triton in the amount of up to $2,500,000 in proceeds from the sale of the common stock at $0.006 per share as covered by this prospectus pursuant to Capital Call Notices we issue to Triton. We intend to use these funds for general working capital, debt reduction and other corporate purposes.

We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

The prices at which the Selling Stockholder may sell the shares of Common Stock in this Offering will be determined by the prevailing market prices for the shares of Common Stock or in negotiated transactions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS THE INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

The date of this prospectus is September __, 2019

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors". These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements".

GrowLife, Inc. is our trademark that is used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" section of this prospectus and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.

As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," "our company" and "GrowLife" refer to GrowLife, Inc. and its consolidated subsidiaries.

The Company and Our Business

GrowLife, Inc. (“GrowLife” or the “Company”) is incorporated under the laws of the State of Delaware and is headquartered in Kirkland, Washington. We were founded in 2012 with the Closing of the Agreement and Plan of Merger with SGT Merger Corporation.

Toward the end of 2018, we announced the majority acquisition of a company called EZ-CLONE Enterprises. EZ-CLONE was and is known as an industry-leading supplier of commercial-grade cloning and propagation equipment. This was a part of the Company’s strategic positioning plan to make ourselves the industry leaders in plant cloning, and more specifically, as the leader in cloning of hemp plants that are being grown for CBD extraction. Hemp production was recently legalized in the US, creating a completely new market opportunity where countless farmers are switching their operations to hemp. Some conservative reports estimate that more than 500 million hemp plants will be planted in 2019, with most farmers looking to grow hemp to provide raw materials to the exploding CBD market. Unfortunately, a lot of hemp growers do not understand the intricacies of growing hemp, especially for CBD extraction. Not all hemp plants can be used to create CBD products. Plants need to be rich in CBD, not THC, be the correct gender, and be healthy and large enough to process. In order to achieve this, the only way to start plants is by using genetically modified and feminized seeds or through cloning.

Our revenue in the last quarter was $2.2 million and our first half of the year totaled $4.4 million. In comparison we generated $4.6 million ALL of last year. If you add the uncounted over $500,000 of unshipped orders we received last quarter, that brings us to about $5 million for just the first half of this year, well outpacing all of last year.

For more information see “Description of our Business.”

Risks That We Face

Our business is subject to a number of risks of which you should be aware before making an investment decision. We are exposed to various risks related to our business and financial position (specifically our need for additional financing), this offering, our common stock and our recent reverse stock split. These risks are discussed more fully in the "Risk Factors" section of this prospectus beginning on page 4.

Our Corporate Information

Our principal executive offices are located at 5400 Carillon Point, Kirkland, WA 98033. Our telephone number is (866) 781-5559. Our principal website address is located at www.growlifeinc.com. The information contained on, or that can be accessed through, our website is not incorporated into and is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

SUMMARY OF THE OFFERING

Securities offered:	Up to 416,666,667 of shares of our common stock.
Common stock outstanding before the offering (1):	3,817,964,405 shares
Offering Price per share:
The Selling Stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

Use of proceeds
We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholder pursuant to this prospectus, however, we will receive proceeds from the initial sale of shares to the Selling Stockholder Any sale of shares by us to the Selling Stockholder under the Equity Purchase Agreement will be made pursuant to an exemption from the registration requirements of the Securities Act. We will use the proceeds from these sales for general working capital, debt reduction, and other corporate purposes.

Risk Factors	You should read the "Risk Factors" section starting on page 4 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Symbol	PHOT

(1)
 The number of shares of our common stock outstanding before this offering is based on 3,817,964,405 shares of our common stock outstanding as of September 4, 2019, and excludes:

●
________ shares of our common stock issuable upon the exercise of stock options outstanding as of September __, 2019 at a weighted-average exercise price of $0.____ per share;

●
___________ shares of our common stock issuable upon the exercise of warrants outstanding as of September __, 2019 (at a weighted-average exercise price of $0.___ per share. These warrants will expire between ________, ______ and _________, ________;

●
____________ shares of common stock to be issued for the conversion of Convertible Notes Payables as of September __, 2019 with expiration dates between __________ and ___________ at conversion prices of $0.___ per share;

●
__________ additional shares of our common stock available for future issuance under our 2017 Amended Stock Incentive Plan;

●
__________ shares of our common stock issuable upon the conversion of convertible promissory notes; and,

●
up to 416,666,667 shares of our common stock which may be sold to Triton under the Equity Purchase Agreement which we are registering pursuant to this Registration Statement.

Summary Financial Information

The following tables set forth a summary of our historical financial data as of, and for the period ended on, the dates indicated. We have derived the statements of operations data for the years ended December 31, 2018 and 2017 from our audited financial statements included in this prospectus. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the "Capitalization” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in this prospectus.

Statements of Operations data:

(in thousands, except for share and per share data)

	Six Months Ended
	June 30,	Years Ended December 31,
	2019	2018	2017	2016	2015	2014
	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)
STATEMENT OF OPERATIONS DATA:
Net revenue	$4,445	$4,573	$2,452	$1,231	$3,500	$8,538
Cost of goods sold	2,998	4,105	2,181	1,276	2,981	7,173
Gross profit	1,447	468	271	(45)	519	1,365
General and administrative expenses	4,179	5,017	2,320	2,764	2,684	7,851
Operating (loss)	(2,732)	(4,549)	(2,049)	(2,809)	(2,165)	(6,486)
Other expense	(1,293)	(6,924)	(3,272)	(4,886)	(3,524)	(80,140)
Net (loss)	$(4,025)	$(11,473)	$(5,321)	$(7,695)	$(5,689)	$(86,626)
Net (loss) per share	$(0.00)	$(0.00)	$(0.00)	$(0.01)	$(0.01)	$(0.10)
Weighted average number of shares	3,716,729,634	2,978,812,920	2,044,521,389	1,197,565,907	884,348,627	834,503,868

Balance Sheet Data:

(in thousands)

As of
June 30, 2019
BALANCE SHEET DATA:	(Unaudited)
Total current assets	$1,806
Total assets	5,898
Total current liabilities	6,909
Total current liabilities without derivative liability, convertible debentures and right of use	379
Total liabilities	5,420
Stockholder's (deficiency)	(2,936)
Non controlling interest in EZ-Clone Enterprises, Inc.	1,925

(1)
As adjusted amounts give effect to the issuance 416.7 million of common stock by us in this offering, after estimated offering expenses payable by us, as set forth under "Use of Proceeds". See "Use of Proceeds" and "Capitalization".

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment.

There are certain inherent risks which will have an effect on the Company’s development in the future and the most significant risks and uncertainties known and identified by our management are described below.

Risks Related to Our Business

There are certain inherent risks which will have an effect on the Company’s development in the future and the most significant risks and uncertainties known and identified by our management are described below.

Risks Associated with Securities Purchase Agreement with Chicago Venture.

The Securities Purchase Agreement with Chicago Venture will terminate if we file protection from its creditors, a Registration Statement on Form S-1 is not effective, and our market capitalization or the trading volume of our common stock does not reach certain levels. If terminated, we will be unable to draw down all or substantially all of our Chicago Venture Notes.

Our ability to require Chicago Venture to fund the Chicago Venture Note is at our discretion, subject to certain limitations. Chicago Venture is obligated to fund if each of the following conditions are met; (i) the average and median daily dollar volumes of our common stock for the twenty (20) and sixty (60) trading days immediately preceding the funding date are greater than $100,000; (ii) our market capitalization on the funding date is greater than $17,000,000; (iii) we are not in default with respect to share delivery obligations under the note as of the funding date; and (iv) we are current in our reporting obligations.

There is no guarantee that we will be able to meet the foregoing conditions or any other conditions under the Securities Purchase Agreement and/or Chicago Venture Note or that we will be able to draw down any portion of the amounts available under the Securities Purchase Agreement and/or Chicago Venture Note.

If we not able to draw down all due under the Securities Purchase Agreement or if the Securities Purchase Agreement is terminated, we may be forced to curtail the scope of our operations or alter our business plan if other financing is not available to us.

Our common stock.

On October 17, 2017, we were informed by Alpine Securities Corporation (“Alpine”) that Alpine has demonstrated compliance with the Financial Industry Regulatory Authority (“FINRA”) Rule 6432 and Rule 15c2-11 under the Securities Exchange Act of 1934. We filed an amended application with the OTC Markets to list the Company’s common stock on the OTCQB and begin to trade on this market as of March 20, 2018. As of March 4, 2019, we began to trade on the OTC Markets Pink Sheet because our bid price had closed below $0.01 for more than 30 consecutive calendar days.

This action had a material adverse effect on our business, financial condition and results of operations. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business.

We have been involved in Legal Proceedings.

We have been involved in certain disputes and legal proceedings as discussed in the section title “Legal Proceedings” within our Form 10-Q for the quarter year ended June 30, 2019. In addition, as a public company, we are also potentially susceptible to litigation, such as claims asserting violations of securities laws. Any such claims, with or without merit, if not resolved, could be time-consuming and result in costly litigation. There can be no assurance that an adverse result in any future proceeding would not have a potentially material adverse on our business, results of operations or financial condition.

We may engage in acquisitions, mergers, strategic alliances, joint ventures and divestures that could result in final results that are different than expected.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets, the possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition, and various potential difficulties involved in integrating acquired businesses into our operations.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to effectively transfer liabilities, contracts, facilities and employees to any purchaser; identify and separate the intellectual property to be divested from the intellectual property that we wish to retain; reduce fixed costs previously associated with the divested assets or business; and collect the proceeds from any divestitures.

If we do not realize the expected benefits of any acquisition or divestiture transaction, our financial position, results of operations, cash flows and stock price could be negatively impacted.

Our proposed business is dependent on laws pertaining to the marijuana industry.

Continued development of the marijuana industry is dependent upon continued legislative authorization of the use and cultivation of marijuana at the state level.  Any number of factors could slow or halt progress in this area.  Further, progress, while encouraging, is not assured.  While there may be ample public support for legislative action, numerous factors impact the legislative process.  Any one of these factors could slow or halt use of marijuana, which would negatively impact our proposed business.

Currently, thirty three states and the District of Columbia allow its citizens to use medical cannabis.  Additionally, ten states and the District of Columbia have legalized cannabis for adult use.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration previously effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana.  The Trump administration position is unknown. However, there is no guarantee that the Trump administration will not change current policy regarding the low-priority enforcement of federal laws.  Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly.  Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and its shareholders.

Further, while we do not harvest, distribute or sell marijuana, by supplying products to growers of marijuana, we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our business could be subject to civil forfeiture proceedings.

The marijuana industry faces strong opposition.

It is believed by many that large, well-funded businesses may have a strong economic opposition to the marijuana industry.  We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue.  For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies.  Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products.  The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement.  Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry harm our business, prospects, results of operation and financial condition.

Marijuana remains illegal under Federal law.

Marijuana is a Schedule-I controlled substance and is illegal under federal law.  Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law.  Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would harm our business, prospects, results of operation and financial condition.

Raising additional capital to implement our business plan and pay our debts will cause dilution to our existing stockholders, require us to restructure our operations, and divest all or a portion of our business.

We need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us.

If we raise additional capital through borrowing or other debt financing, we may incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis the percentage ownership of all holders of common stock. When we raise more equity capital in the future, it will result in substantial dilution to our current stockholders.

If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business.

Closing of bank and merchant processing accounts could have a material adverse effect on our business, financial condition and/or results of operations.

As a result of the regulatory environment, we have experienced the closing of several of our bank and merchant processing accounts since March 2014. We have been able to open other bank accounts. However, we may have other banking accounts closed. These factors impact management and could have a material adverse effect on our business, financial condition and/or results of operations.

Federal regulation and enforcement may adversely affect the implementation of medical marijuana laws and regulations may negatively impact our revenues and profits.

Currently, there are thirty three states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering legislation to similar effect. As of the date of this writing, the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited on the basis of federal law and may or may not be permitted on the basis of state law. Active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the willingness of customers of GrowLife to invest in or buy products from GrowLife that may be used in connection with cannabis. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the GrowLife companies.

Our history of net losses has raised substantial doubt regarding our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

Our history of net losses has raised substantial doubt about our ability to continue as a going concern, and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2018 and 2017 with respect to this uncertainty. Accordingly, our ability to continue as a going concern will require us to seek alternative financing to fund our operations. This going concern opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern.

We have a history of operating losses and there can be no assurance that we can again achieve or maintain profitability.

We have experienced net losses since inception. As of June 30, 2019, we had an accumulated deficit of $145.2 million. There can be no assurance that we will achieve or maintain profitability.

We are subject to corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We must comply with corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as well as additional rules and regulations currently in place and that may be subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. We are required to include management’s report on internal controls as part of our annual report pursuant to Section 404 of the Sarbanes-Oxley Act. We strive to continuously evaluate and improve our control structure to help ensure that we comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial.

We cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

Our inability or failure to effectively manage our growth could harm our business and materially and adversely affect our operating results and financial condition.

Our strategy envisions growing our business. We plan to expand our product, sales, administrative and marketing organizations. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise and manage new and retain contributing employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure you that we will be able to:

●
expand our products effectively or efficiently or in a timely manner;
●
allocate our human resources optimally;
●
meet our capital needs;
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identify and hire qualified employees or retain valued employees; or
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incorporate effectively the components of any business or product line that we may acquire in our effort to achieve growth.

Our operating results may fluctuate significantly based on customer acceptance of our products. As a result, period-to-period comparisons of our results of operations are unlikely to provide a good indication of our future performance. Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter due to customer acceptance of our products. If customers don’t accept our products, our sales and revenues will decline, resulting in a reduction in our operating income.

Customer interest for our products could also be impacted by the timing of our introduction of new products. If our competitors introduce new products around the same time that we issue new products, and if such competing products are superior to our own, customers’ desire for our products could decrease, resulting in a decrease in our sales and revenues. To the extent that we introduce new products and customers decide not to migrate to our new products from our older products, our revenues could be negatively impacted due to the loss of revenue from those customers. In the event that our newer products do not sell as well as our older products, we could also experience a reduction in our revenues and operating income.

If we do not successfully generate additional products and services, or if such products and services are developed but not successfully commercialized, we could lose revenue opportunities.

Our future success depends, in part, on our ability to expand our product and service offerings. To that end we have engaged in the process of identifying new product opportunities to provide additional products and related services to our customers. The process of identifying and commercializing new products is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends our business could be harmed. We may have to commit significant resources to commercializing new products before knowing whether our investments will result in products the market will accept. Furthermore, we may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors providing those solutions before we do and a reduction in net sales and earnings.

The success of new products depends on several factors, including proper new product definition, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

Our future success depends on our ability to grow and expand our customer base.  Our failure to achieve such growth or expansion could materially harm our business.

To date, our revenue growth has been derived primarily from the sale of our products and through the purchase of existing businesses. Our success and the planned growth and expansion of our business depend on us achieving greater and broader acceptance of our products and expanding our customer base. There can be no assurance that customers will purchase our products or that we will continue to expand our customer base. If we are unable to effectively market or expand our product offerings, we will be unable to grow and expand our business or implement our business strategy. This could materially impair our ability to increase sales and revenue and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

If we incur substantial liability from litigation, complaints, or enforcement actions resulting from misconduct by our distributors, our financial condition could suffer. We will require that our distributors comply with applicable law and with our policies and procedures. Although we will use various means to address misconduct by our distributors, including maintaining these policies and procedures to govern the conduct of our distributors and conducting training seminars, it will still be difficult to detect and correct all instances of misconduct. Violations of applicable law or our policies and procedures by our distributors could lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or foreign regulatory authorities against us and/or our distributors. and could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability and growth prospects. As we are currently in the process of implementing our direct sales distributor program, we have not been, and are not currently, subject to any material litigation, complaint or enforcement action regarding distributor misconduct by any federal, state or foreign regulatory authority.

Our future manufacturers could fail to fulfill our orders for products, which would disrupt our business, increase our costs, harm our reputation and potentially cause us to lose our market.

We may depend on contract manufacturers in the future to produce our products. These manufacturers could fail to produce products to our specifications or in a workmanlike manner and may not deliver the units on a timely basis. Our manufacturers may also have to obtain inventories of the necessary parts and tools for production. Any change in manufacturers to resolve production issues could disrupt our ability to fulfill orders. Any change in manufacturers to resolve production issues could also disrupt our business due to delays in finding new manufacturers, providing specifications and testing initial production. Such disruptions in our business and/or delays in fulfilling orders would harm our reputation and would potentially cause us to lose our market.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition and our results of operations.

We may be unable to obtain intellectual property rights to effectively protect our business. Our ability to compete effectively may be affected by the nature and breadth of our intellectual property rights. While we intend to defend against any threats to our intellectual property rights, there can be no assurance that any such actions will adequately protect our interests. If we are unable to secure intellectual property rights to effectively protect our technology, our revenue and earnings, financial condition, and/or results of operations would be adversely affected.

We may also rely on nondisclosure and non-competition agreements to protect portions of our technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that third parties will not otherwise gain access to our trade secrets or proprietary knowledge, or that third parties will not independently develop the technology.

We do not warrant any opinion as to non-infringement of any patent, trademark, or copyright by us or any of our affiliates, providers, or distributors. Nor do we warrant any opinion as to invalidity of any third-party patent or unpatentability of any third-party pending patent application.

Our industry is highly competitive and we have less capital and resources than many of our competitors, which may give them an advantage in developing and marketing products similar to ours or make our products obsolete.

We are involved in a highly competitive industry where we may compete with numerous other companies who offer alternative methods or approaches, may have far greater resources, more experience, and personnel perhaps more qualified than we do. Such resources may give our competitors an advantage in developing and marketing products similar to ours or products that make our products obsolete. There can be no assurance that we will be able to successfully compete against these other entities.

Transfers of our securities may be restricted by virtue of state securities “blue sky” laws, which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "blue sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities held by many of our stockholders have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

We are dependent on key personnel.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not maintain key man life insurance covering our officers. Our success will depend on the performance of our officers and key management and other personnel, our ability to retain and motivate our officers, our ability to integrate new officers and key management and other personnel into our operations, and the ability of all personnel to work together effectively as a team. Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

We have limited insurance.

We have limited directors’ and officers’ liability insurance and limited commercial liability insurance policies. Any significant claims would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Common Stock

An investment in our shares is highly speculative.

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the risk factors contained herein relating to our business and prospects. If any of the risks presented herein actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

The market price of our Common Stock may fluctuate significantly in the future.

We expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

●
competitive pricing pressures;
●
our ability to market our services on a cost-effective and timely basis;
●
changing conditions in the market;
●
changes in market valuations of similar companies;
●
stock market price and volume fluctuations generally;
●
regulatory developments;
●
fluctuations in our quarterly or annual operating results;
●
additions or departures of key personnel; and
●
future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. Shareholders may experience wide fluctuations in the market price of our securities. These fluctuations may have a negative effect on the market price of our securities and may prevent a shareholder from obtaining a market price equal to the purchase price such shareholder paid when the shareholder attempts to sell our securities in the open market. In these situations, the shareholder may be required either to sell our securities at a market price, which is lower than the purchase price the shareholder paid, or to hold our securities for a longer period than planned. An inactive or low trading market may also impair our ability to raise capital by selling shares of capital stock. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. Any of the risks described above could adversely affect our sales and profitability and the price of our Common Stock.

Chicago Venture could have significant influence over matters submitted to stockholders for approval.

Chicago Venture, Iliad and St. George

As a result of funding from Chicago Venture, Iliad and St. George as previously detailed, they exercise significant control over us.

If these persons were to choose to act together, they would be able to significantly influence all matters submitted to our stockholders for approval, as well as our officers, directors, management and affairs. For example, these persons, if they choose to act together, could significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire.

Trading in our stock is limited by the SEC’s penny stock regulations.

Our stock is categorized as a penny stock The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than US$ 5.00 per share or an exercise price of less than US $5.00 per share, subject to certain exclusions (e.g., net tangible assets in excess of $2,000,000 or average revenue of at least $6,000,000 for the last three years). The penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Finally, broker-dealers may not handle penny stocks under $0.10 per share.

These disclosure requirements reduce the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules would affect the ability of broker-dealers to trade our securities if we become subject to them in the future. The penny stock rules also could discourage investor interest in and limit the marketability of our common stock to future investors, resulting in limited ability for investors to sell their shares.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

The market price of our common stock may be volatile.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

●
Halting of trading by the SEC or FINRA.
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Announcements by us regarding liquidity, legal proceedings, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments, loan, note payable and agreement defaults, loss of our subsidiaries and impairment of assets,
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Issuance of convertible or equity securities for general or merger and acquisition purposes,
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Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes,
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Sale of a significant number of shares of our common stock by shareholders,
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General market and economic conditions,
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Quarterly variations in our operating results,
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Investor relation activities,
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Announcements of technological innovations,
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New product introductions by us or our competitors,
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Competitive activities, and
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Additions or departures of key personnel.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition, and/or results of operations.

The sale of a significant number of our shares of common stock could depress the price of our common stock.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of June 30, 2019, there were approximately 3.76 billion shares of our common stock issued and outstanding.  In addition, as of June 30, 2019, there are also (i) stock option grants outstanding for the purchase of 82.5 million common shares at a $0.010 average exercise price; (ii) warrants for the purchase of 362.8 million common shares at a $0.023 average exercise price; and (iii) 116.5 million shares related to convertible debt that can be converted at $0.0025 per share.

In addition, we have an unknown number of common shares to be issued under the Chicago Venture, Iliad and St. George financing agreements because the number of shares ultimately issued to Chicago Venture depends on the price at which Chicago Venture converts its debt to shares and exercises its warrants. The lower the conversion or exercise prices, the more shares that will be issued to Chicago Venture upon the conversion of debt to shares. We won’t know the exact number of shares of stock issued to Chicago Venture until the debt is actually converted to equity. If all stock option grant and warrant and contingent shares are issued, approximately 4.537 billion of our currently authorized 6 billion shares of common stock will be issued and outstanding.  For purposes of estimating the number of shares issuable upon the exercise/conversion of all stock options, warrants and contingent shares, we assumed the number of shares and average share prices detailed above.

These stock option grant, warrant and contingent shares could result in further dilution to common stockholders and may affect the market price of the common stock.

Significant shares of common stock are held by our principal shareholders, other Company insiders and other large shareholders. As affiliates as defined under Rule 144 of the Securities Act or Rule 144 of the Company, our principal shareholders, other Company insiders and other large shareholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

These stock option grant, warrant and contingent shares could result in further dilution to common stockholders and may affect the market price of the common stock.

Some of our convertible debentures and warrants may require adjustment in the conversion price.

Our Convertible Notes Payable may require an adjustment in the current conversion price of $0.002535 per share if we issue common stock, warrants or equity below the price that is reflected in the convertible notes payable. Our warrant with St. George may require an adjustment in the exercise price. The conversion price of the convertible notes and warrants will have an impact on the market price of our common stock. Specifically, if under the terms of the convertible notes the conversion price goes down, then the market price, and ultimately the trading price, of our common stock will go down. If under the terms of the convertible notes the conversion price goes up, then the market price, and ultimately the trading price, of our common stock will likely go up. In other words, as the conversion price goes down, so does the market price of our stock. As the conversion price goes up, so presumably does the market price of our stock. The more the conversion price goes down, the more shares are issued upon conversion of the debt which ultimately means the more stock that might flood into the market, potentially causing a further depression of our stock.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Anti-takeover provisions may limit the ability of another party to acquire our company, which could cause our stock price to decline.

Our certificate of incorporation, as amended, our bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

We may issue preferred stock that could have rights that are preferential to the rights of common stock that could discourage potentially beneficially transactions to our common shareholders.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over our common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

If the company were to dissolve or wind-up, holders of our common stock may not receive a liquidation preference.

If we were too wind-up or dissolve the Company and liquidate and distribute our assets, our shareholders would share ratably in our assets only after we satisfy any amounts we owe to our creditors.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, we cannot give you any assurance that sufficient assets will remain available after the payment of our creditors to enable you to receive any liquidation distribution with respect to any shares you may hold.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that are, or may be deemed, "forward-looking statements." In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes", "estimates", "anticipates", "expects", "plans", "intends", "may", "could", "might", "will", "should", "approximately" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth and strategies, the length of time that we will be able to continue to fund our operating expenses and capital expenditures, our expected financing needs and sources of financing, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and market developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described in the "Risk Factors" section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or for any other reason.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholder or their transferees pursuant to this prospectus, however, we will receive cash proceeds from Triton of up to $2.5 million pursuant to Capital Call Notices we provide them in connection with the Equity Purchase Agreement. Any sale of shares by us to Triton Funds LP under the Equity Purchase Agreement will be made pursuant to an exemption from the registration requirements of the Securities Act. We will use the proceeds from these sales for general working capital, debt reduction, and other corporate purposes. The amounts and timing of our actual expenditures will depend on numerous factors, such as the progress of our sales development and cultivation supplier efforts and the amount of cash used by our operations. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of shares to Triton Funds LP. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted and trades on the OTC Markets Pink Sheet  under the symbol "PHOT".

The following table sets forth the range of the high and low sale prices of the common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. Consequently, the information provided below may not be indicative of our common stock price under different conditions.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

Period Ended	High	Low
Year Ending December 31, 2019
Through the Current Date	$0.0074	$0.0050
June 30, 2019	$0.0084	$0.0055
March 31, 2019	$0.0114	$0.0070

Year Ending December 31, 2018
December 31, 2018	$0.0226	$0.0063
September 30, 2018	$0.0185	$0.0105
June 30, 2018	$0.0280	$0.0145
March 31, 2018	$0.0495	$0.0139

Year Ending December 31, 2017
December 31, 2017	$0.0373	$0.0010
September 30, 2017	$0.0116	$0.0020
June 30, 2017	$0.0070	$0.0010
March 31, 2017	$0.0200	$0.0050

As of September 3, 2019, the closing price of the company's common stock was $0.005 per share. As of September 4, 2019, there were 3,817,964,405 shares of common stock outstanding. We have approximately 135 stockholders of record. This number does not include up to approximately 101,000 beneficial owners whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and intend, for the foreseeable future, to retain any future earnings to finance the growth and development of our business. Our future dividend policy will be determined by our Board of Directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2019:

●
on an actual basis; and
●
on an as adjusted basis to give effect to this offering.

(In thousands), except for share and per share data

	June 30, 2019
	As Filed	Pro Forma
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$126	$2,126
Convertible notes payable	2,685	2,185

STOCKHOLDERS' DEFICIT:
Preferred stock - $0.0001 par value, 10,000,000 shares authorized, no shares
issued and outstanding	-	-
Common stock - $0.0001 par value, 6,000,000,000 shares authorized, 3,759,717,098
and 3,437,599,095 shares issued and outstanding at 6/30/2019 and 12/31/2018, respectively	375	417
Additional paid in capital	141,886	144,344
Accumulated deficit	(145,199)	(145,199)
Total stockholders' deficit	(2,938)	(438)

NON CONTROLLING INTEREST IN EZ-CLONE ENTERPRISES, INC.	1,925	1,925

TOTAL CAPITALIZATION	$1,798	$3,873

You should read this table together with the sections entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

The outstanding share information in the table above is based on 3,817,964,405 shares of our common stock outstanding as of September 4, 2019, and excludes the following:

●
________ shares of our common stock issuable upon the exercise of stock options outstanding as of September __, 2019 at a weighted-average exercise price of $0.____ per share;

●
___________ shares of our common stock issuable upon the exercise of warrants outstanding as of September __, 2019 (at a weighted-average exercise price of $0.___ per share. These warrants will expire between ________, ______ and _________, ________;

●
____________ shares of common stock to be issued for the conversion of Convertible Notes Payables as of September __, 2019 with expiration dates between __________ and ___________ at conversion prices of $0.___ per share;

●
__________ additional shares of our common stock available for future issuance under our 2017 Amended Stock Incentive Plan;

●
__________ shares of our common stock issuable upon the conversion of convertible promissory notes; and

●
416,666,667 shares of our common stock issuable to Selling Stockholder under the Equity Purchase Agreement.

DILUTION

We are not offering any shares for sale, except to Triton Funds LP. If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value deficit of ($0.001) is the amount of our total tangible assets less our total liabilities as of June 30, 2019. Net historical tangible book value (deficit) per share of ($0.001) is our historical net tangible book value deficit divided by 3,759,717,098 shares of common stock outstanding as of June 30, 2019.

Pro forma as adjusted net book value is our pro forma net tangible book value (deficit), after giving effect to the sale of shares of our common stock by the Selling Stockholder in this offering at a public offering price of $0.006. Our pro forma as adjusted net book value as of June 30, 2019, after giving effect to this offering would have been approximately ($435,892), or ($0.000) per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $0.001) per share to our existing stockholders, and an immediate dilution of $0.006 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per share		$0.006
Pro forma net tangible book value per share as of June 30, 2019	$(0.001)
Increase in net tangible book value per share attributable to this offering	$0.001
Pro forma as adjusted net tangible book value per share after this offering		$(0.000)
Amount of dilution in net tangible book value per share to new investors in this offering		$0.006

If any shares are issued upon exercise of outstanding options or warrants, you may experience further dilution. The number of shares of our common stock outstanding before this offering is based 3,817,964,405 shares of our common stock outstanding as of September 4, 2019, and excludes the following:

●
________ shares of our common stock issuable upon the exercise of stock options outstanding as of September __, 2019 at a weighted-average exercise price of $0.____ per share;

●
___________ shares of our common stock issuable upon the exercise of warrants outstanding as of September __, 2019 ( at a weighted-average exercise price of $0.___ per share. These warrants will expire between ________, ______ and _________, ________;

●
____________ shares of common stock to be issued for the conversion of Convertible Notes Payables as of September __, 2019 with expiration dates between __________ and ___________ at conversion prices of $0.___ per share;

●
__________ additional shares of our common stock available for future issuance under our 2017 Amended Stock Incentive Plan;

●
__________ shares of our common stock issuable upon the conversion of convertible promissory notes; and

●
416,666,667 shares of our common stock issuable to Selling Stockholder under the Equity Purchase Agreement.

SELLING STOCKHOLDER

The following table sets forth the number of shares of our common stock which may be sold by the selling stockholder pursuant to this prospectus, of up to $2,500,000 of shares of our common stock, $.0001 par value per share issuable to Triton Funds LP, under an Equity Purchase Agreement dated August 29, 2019. The shares offered for resale would represent 9.8% of our outstanding share of common stock as of the date of this prospectus. The common stock covered by this prospectus will be offered for sale from time to time by the selling stockholder identified in this prospectus in accordance with the terms described in the section entitled Plan of Distribution. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholder, however, we will receive up to $2.5 million from the sale of the shares to Triton Funds LP.

We agreed to register for resale the shares covered by this prospectus as a condition to the Equity Purchase Agreement with Triton Funds LP. We are registering these securities in order to permit the selling stockholder to dispose of the shares of common stock, or interests therein, from time to time, as provided in the Equity Purchase Agreement. We may require the selling stockholders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Common Stock Being Offered” in the table below.

Triton LP will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering, because each selling stockholder may offer some or all of the common stock being registered on their individual behalf under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholders acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. Column B lists the number of shares of common stock beneficially owned by each selling stockholder prior to this offering. Column C lists the number of shares of common stock that will be beneficially owned by the selling stockholder assuming all of the shares covered by this prospectus are sold. Column D lists the shares of common stock covered by this prospectus that may be disposed of by the selling stockholder Column E lists the percentage of shares beneficially owned by the selling stockholder after and assuming all of the shares covered by this prospectus are sold.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholders had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

Name of Selling Shareholder (A)	Common Stock Beneficially Owned Prior to this Offering (B)	Common Stock Beneficially Owned After Offering (C)	Common Stock Being Offered (D)	Beneficial Ownership After Offering (E)
Triton Funds LP (1)	-	-	416,666,667	-

(1)
Consists of up to 416,666,667 shares of common stock to be sold by Triton LP pursuant to the Equity Purchase Agreement. Matt George exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Triton Funds LP.

Triton Funds LP

Common Stock Purchase Agreement with Triton Funds LP

On August 29, 2019, we entered into an Equity Purchase Agreement (“Purchase Agreement”) with Triton Funds LP (“Triton LP”). Although we are not required to sell shares under the Purchase Agreement, the Purchase Agreement gives us the option to sell to Triton LP a Commitment Amount of up to $2,500,000 worth of our common stock (the “Commitment Amount”), in increments, over the period from the Execution Date of the Purchase Agreement and ending on the earlier of: (i) the date on which Triton LP will have purchased Capital Call Shares equal to the Commitment Amount , (ii) June 30, 2020, or; (iii) our written notice of termination to Triton LP upon Triton’s material breach (the “Commitment Period”).

During the Commitment Period, we may, in our sole discretion, deliver a Capital Call Notice to Triton LP setting forth the Capital Call Shares which we intend to require Triton LP to purchase. The purchase price of Capital Call Shares shall be $0.006. The obligation to close on a Capital Call Notice is subject to the closing price of our Common Stock being equal to or greater than the $0.006 on the “Clearing Date”, which is the date that Triton LP receives the Capital Call Shares as DWAC Shares in its brokerage account. The Closing Date shall mean the date that is no later than 2 Trading Days after the Clearing Date. The Purchase Agreement provides that Triton LP cannot own more than 9.99% of our outstanding Common Stock Shares immediately prior to Common Stock being issued pursuant to a Capital Call Notice.

Based on the Purchase Price, the registration statement with respect to Triton LP, covers the offer and possible sale of up to $2,500,000 worth of our shares or up to 416,666,667 shares.

In order for us to be eligible to deliver a Capital Call Notice to Triton LP, the Purchase Agreement requires that the following conditions must be met: (i) the representations and warranties of Triton LP must be true and accurate as of the date of each Closing; (ii) Triton will have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by Triton LP at or prior to each Closing; (iii) we will not issue any Capital Call Shares, and Triton LP will not have the right to receive any Capital Call Shares, if the issuance of such Capital Call Shares would exceed the aggregate number of Common Stock Shares that we may issue without breaching our obligations under the rules of the Principal Market, which is otcmarkets.com (the “Exchange Cap”).

Triton LP’s purchase of the Capital Call Shares is subject to satisfaction of the following conditions: (i) there is an effective registration statement, which remains effective for the purchase of the Capital Call Shares and not subject to a Stop Order, suspension, or withdrawal by the SEC or otherwise; (ii) our representations and warranties are true and accurate as of each Closing; (iii) we have performed, satisfied and complied in all material respects with all covenants, agreements and conditions in the Purchase Agreement to be performed, satisfied or complied with; (iv) no regulations, executive order, decree, ruling or injunction shall have been enacted or entered or adopted by any Court or governmental authority that prohibits or directly and materially adversely affects any of the transactions provided for in the Purchase Agreement or any schedules and exhibits to the Purchase Agreement; (v) since the filing of our most recent SEC Documents (reports, schedules, forms, statements or other documents that we are required to file under the Securities Act or Exchange Act), no event has or is reasonably likely to have a Material Adverse Effect has occurred; (vi) the trading or our common stock has not been the subject of a suspension of delisting; (vii) Triton LP has not exceeded the Beneficial Ownership Limitation of 9.99% of our shares outstanding; (viii) the issuance of the Capital Call Shares has not exceeded the Exchange Cap; (ix) we have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective, which event is more likely not to occur within the 15 business days on which the a Capital Call Notice is deemed delivered; x) the issuance of the Capital Call Shares does not violate the shareholder approval requirements of otcmarkets.com; (xi) our Common Stock is DWAC Eligible and not subject to a “DTC Chill” and (xii) all reports, schedules, registrations forms, information and other documents that we are required to file with the SEC as required by the Exchange Act have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act.

Registration Rights Agreement with Triton Funds, LP

In connection with the Purchase Agreement, we also entered into a registration rights agreement with Triton LP, pursuant to which we agreed to use our best efforts to file with the Securities and Exchange Commission a registration statement, covering the resale of 416,666,667 shares of our Common Stock underlying the Purchase Agreement.

Risk Associated Sale of Our Shares into the Open Market by Triton LP

The 416,666,667 shares of our common stock will be sold into the market by Triton LP. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more Capital Call Notices, this would cause more shares to come into the market, which could cause a further drop in our stock price.

PLAN OF DISTRIBUTION

We are registering 416,666,667 shares of common stock under this prospectus on behalf of Triton Funds LP (“selling stockholder”).The selling stockholder may, from time to time, sell any or all of its shares of our common stock on otcmarkets.com or any other stock exchange, market or trading facility on which the shares of our common stock are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●
Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;
●
Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●
Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●
Privately negotiated transactions;
●
Broker-dealers may agree with the selling stockholders to see a specified number of such shares at a stipulated price per share; or
●
A combination of any such methods of sale.

Additionally, broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

The Selling Stockholder, Triton LP, is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We will, however, receive cash proceeds from Triton LP pursuant to Capital Call Notices issued by us to Triton LP.

The Purchase Agreement with Triton LP nor any rights or obligations of the parties thereunder may be assigned or delegated to any other person.

We have entered into agreements with Triton LP to keep this prospectus effective until Triton LP: (i) has sold all of the common shares purchased by it and (ii) has no further right to acquire any additional shares of common stock under the agreements.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

THE COMPANY AND OUR BUSINESS

GrowLife, Inc. (“GrowLife” or the “Company”) is incorporated under the laws of the State of Delaware and is headquartered in Kirkland, Washington. We were founded in 2012 with the Closing of the Agreement and Plan of Merger with SGT Merger Corporation.

FINANCIAL PERFORMANCE

Fundamentals, or “are we growing throughout our business,” review how the business itself is performing. First, our revenue in the last quarter was $2.2 million and our first half of the year totaled $4.4 million. In comparison we generated $4.6 million ALL of last year. If you add the uncounted over $500,000 of unshipped orders we received last quarter, that brings us to about $5 million for just the first half of this year, well outpacing all of last year.

Next, gross profits, or revenue after our cost of sales, was reported at $1.4 million for the first half of 2019 in comparison to last year’s $188,000; a 670% year-over-year increase. This is attributed to the EZ-CLONE business contribution, which brought in significantly higher margins along with our continuing GrowLife business revenue, which is still split evenly, resulting in blended margins in the 30-32.5% range, up from GrowLife’s 10%. The EZ-CLONE business represents a greater percentage of our sales, we expect to see these gross margins increase further.

Finally, the Company continues to generate growth by investing in its EZ-CLONE acquisition, sales and marketing efforts and thus reports a loss for the first half of the year.  We believe that expansion spending is necessary in a high-growth market such as the cannabis, hemp and CBD-related businesses.

SO WHERE ARE WE INVESTING? CLONING AND CBD

We see the greatest opportunity for our Company in further positioning ourselves as the industry leaders in plant cloning, and more specifically, as the leader in cloning of hemp plants that are being grown for CBD extraction. Hemp production was recently legalized in the US, creating a completely new market opportunity where countless farmers are switching their operations to hemp. Some conservative reports estimate that more than 500 million hemp plants will be planted in 2019, with most farmers looking to grow hemp to provide raw materials to the exploding CBD market. Unfortunately, a lot of hemp growers do not understand the intricacies of growing hemp, especially for CBD extraction. Not all hemp plants can be used to create CBD products. Plants need to be rich in CBD, not THC, be the correct gender, and be healthy and large enough to process. In order to achieve this, the only way to start plants is by using genetically modified and feminized seeds or through cloning.

As an industry leader, we knew that we would need the foresight to project the cannabis growing industry of the future and to stay ahead of trends, and to strategically position our company accordingly. This includes the booming need for CBD-rich hemp.

Toward the end of 2018, we announced the majority acquisition of a company called EZ-CLONE Enterprises. EZ-CLONE was and is known as the industry-leading supplier of commercial-grade cloning and propagation equipment. This was a part of this strategic positioning plan.

Cannabis cultivators have been cloning their favorite strains from mother plants for years now, using various methods like tabletop growing. These methods are extremely labor and space intensive. As the demand for cannabis and CBD-rich hemp increases through further legalization, as will the demand for more and more starters, whether CLONEs or seeds. And while cloning is the most preferred method of production for many growers, cloning can be time and labor intensive, and takes a lot of space in most grow facilities.

In late 2017, EZ-CLONE developed its Pro unit, which is one of the largest and the most efficient cloning systems on the market. It is commercially scalable and allows cultivators to CLONE high volumes of plants, in a short timeframe, as short as 14 days, with the least amount of human and environmental resources consumed than ever previously seen. These systems decrease the need for resources such as labor and planting area, and we estimate that cultivators reduce their costs by over 20% per plant using CLONEs vs. seed while simultaneously producing the highest-quality plants possible. This system is so unique, we recently announced a patent issuance on this system and hope to secure further intellectual property protection on EZ-CLONE products in the coming months and years.

We believe this illustrates how GrowLife is positioned as an innovator of this industry-leading cloning solution, to capitalize not only on the emerging cannabis industry but now the exploding hemp CBD industry. In just the few months since taking over operations at EZ-CLONE, we have seen an increase in revenue of over 130%.

In addition to the Pro unit, the EZ-CLONE product line has systems of all sizes designed for any size grow room or facility, consumable products such as rooting compound, and everything needed to operate these systems. Since our acquisition, we have added a subscription-based service to provide monthly shipments to cultivators with everything necessary to CLONE in our systems, as well as struck a deal with technology company Emerald Metrics to add spectral imaging add-ons to our Pro systems that allow growers to see the health of their CLONEs through any computer or mobile device.

We have all heard statistics such as the CBD industry will reach $20 billion by 2024. We believe these forecasts could be understated. Analysts continue to be shocked at the rise of consumer acceptance of CBD products, and more and more large companies will begin to debut CBD products, and demand for raw hemp-based CBD will grow accordingly. Additionally, we are seeing many hemp growers losing crop viability due to the way they are starting plants, some losing crops to cross-pollination and some even being burned down by the DEA when they have too high of levels of THC. We believe this is a testament as to how much demand for hemp crops will continue to grow, and growers will continue to search for the best way to grow hemp to avoid these issues. And I reiterate that cloning is really the best way to ensure a healthy crop with the proper CBD content. We plan to be the hemp CBD heroes with our, for lack of a better word, revolutionary cloning products. We have made strides to reach hemp farmers and educate them on the benefits of cloning, launching our resource and sales channel at EZCLONEHemp.com, attending hemp-focused tradeshows, and ramping up our sales force in hemp-heavy states where traditional agricultural is making the switch to hemp.

IN SUMMARY

Moving forward, we believe there will continue to be innovation in plant-growing equipment after the planting stage, we’re not going to get lost in that. We are not going to create the best LED light, or trimming machine. We are going to stick with focusing on our core competencies; which is helping cultivators with jump-starting their crops, reduce their costs and grow better plants. We’re going to help them with the equipment needed to grow their own clones, address innovation in the cloning process and educate cultivators on the necessity of cloning in order to maximize yield and grow high CBD strains, and even potentially provide the clones themselves.

We believe that through our strategic investment in EZ-CLONE, we have positioned ourselves very well to capitalize on this expanding market opportunity. Where EZ-CLONE was able to create a quality product with steady growth, GrowLife has propelled it into an international brand being utilized by some of the largest grow operations in the world.

Recently we have been investing capital into building out our manufacturing capacity for the EZ-CLONE product line to prepare for this continued growth. We currently have a sizable backlog of orders and need to have the manufacturing capacity to not only fulfill these orders but keep up with demand. Growth on this scale requires capital. As such, we are seeking additional financing tools and are happy to share that our existing funding partners continue to support our vision by giving us a $1 million bridge as we finalize potential other investments. We believe this illustrates the confidence large investors have in our refreshed business model.

Please follow our shareholder updates for more to come on our financing. With it we will be able to dedicate funds toward increasing our manufacturing capacity, hiring additional sales and support staff and actualize on our vision of being the leading source of plant starters and equipment for the hemp and cannabis market and meet the demand as it continues to rise.

We believe with the revenue growth and increased margins described, our fundamentals are strong, our positioning is focused and trajectory is encouraging. To put it is simply, we are ready and prepared to make our place in one of the largest shifts in mainstream wellness and agriculture in history.

Results of Operations

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year.

SIX MONTHS ENDED JUNE 30, 2019 AS COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2018

(dollars in thousands)

	Six Months Ended June 30,
	2019	2018	$ Variance	% Variance
Net revenue	$4,445	$1,917	$2,528	131.9%
Cost of goods sold	2,998	1,729	1,269	-73.4%
Gross profit	1,447	188	1,259	669.7%
General and administrative expenses	4,183	2,104	2,079	-98.8%
Operating loss	(2,736)	(1,916)	(820)	-42.8%
Other income (expense):
Change in fair value of derivative	509	1,655	(1,146)	-69.2%
Interest expense, net	(227)	(709)	482	68.0%
Loss on debt conversions	(1,575)	(5,354)	3,779	70.6%
Total other (expense) income	(1,293)	(4,408)	3,115	70.7%
(Loss) before income taxes	(4,029)	(6,324)	2,295	36.3%
Income taxes - current benefit	-	-	-	0.0%
Net (loss)	$(4,029)	$(6,324)	$2,295	36.3%

Revenue

Net revenue for the six months ended June 30, 2019 increased by $2,528,000 to $4,445,000 from $1,917,000 for the six months ended June 30, 2018. The increase resulted from increased sales personnel and the acquisition of EZ-CLONE on October 15, 2018.

Cost of Goods Sold

Cost of sales for the six months ended June 30, 2019 increased by $1,269,000 to $2,998,000 from $1,729,000 for the six months ended June 30, 2018. The increase resulted from the acquisition of EZ-CLONE on October 15, 2018.

Gross profit was $1,447,000 for the six months ended June 30, 2019 as compared to a gross profit of $188,000 for the six months ended June 30, 2018. The gross profit percentage was 32.5% for the six months ended June 30, 2019 as compared to 9.8% for the six months ended June 30, 2018. The increase was due increased sales, offset by lower cost of sales related to favorable product mix related to the acquisition of EZ-CLONE on October 15, 2018. EZ-CLONE reported a gross profit percentage of 51.6%.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2019 were $4,183,000 as compared to $2,104,000 for the six months ended June 30, 2018. The variances were as follows: (i) an increase in non-cash other expenses of $910,000; (ii) an increase in EZ-CLONE expenses (primarily payroll and rent) of $940,000; and (iii) an increase in other expenses of $229,000 (primary payroll and sales and marketing expenses). As part of the general and administrative expenses for the six months ended June 30, 2019, we recorded public relation, investor relation or business development expenses of $60,000 and $0 respectively. The increase resulted from increased sales personnel and channels of distribution, the development of the reflective tiles and flooring product line which was acquired on October 3, 2017, the development of the Encino business and the acquisition of EZ-CLONE on October 15, 2018.

Non-cash general and administrative expenses for the six months ended June 30, 2019 were $910,000 including (i) depreciation and amortization of $85,000; (ii) amortization of intangible assets of $571,000; (iii) stock based compensation of $80,000 related to stock option grants and warrants; and (iv) common stock issued for services of $174,000.

Non-cash general and administrative expenses for the six months ended June 30, 2018 were $300,000 including (i) depreciation and amortization of $31,000; (ii) stock based compensation of $114,000 related to stock option grants and warrants; (iii) common stock issued for services of $155,000.

Other Expense

Other expense for the six months ended June 30, 2019 was $1,293,000 as compared to other expense of $4,408,000 for the six months ended June 30, 2018. The other expense for the three months ended June 30, 2019 included (i) change in derivative liability of $509,000; offset by (ii) interest expense of $227,000; and (iii) loss on debt conversions of $1,575,000. The change in derivative liability is the non-cash change in the fair value and relates to our derivative instruments. The non-cash interest related to accrued interest expense on our notes payable. The loss on debt conversions related to the conversion of our notes payable at prices below the market price.

The other expense for the six months ended June 30, 2018 included (i) interest expense of $709,000; (ii) loss on debt conversions of $5,354,000; and (iii) change in fair value of derivative of $1,655,000 The non-cash interest related to the amortization of the debt discount associated with our convertible notes and accrued interest expense related to our notes payable. The loss on debt conversions related to the conversion of our notes payable at prices below the market price.

Net (Loss)

Net loss for the six months ended June 30, 2019 was $4,023,000 as compared to $6,324,000 for the six months ended June 30, 2018 for the reasons discussed above.

Net loss for the six months ended June 30, 2019 included non-cash expenses of $2,109,000 including (i) depreciation and amortization of $84,000; (ii) amortization of intangible assets of $571,000; (iii) stock based compensation of $80,000 related to stock option grants and warrants; (iv) common stock issued for services of $174,000; (v) accrued interest on convertible notes payable of $127,000; (vi) loss on debt conversions of $1,575,000; and (vii) noncontrolling interest in EZ-CLONE Enterprises, Inc. of $7,000; offset by (viii) change in derivative liability of $509,000.

Net loss for the six months ended June 30, 2018 included non-cash expenses of $4,765,000 including (i) depreciation and amortization of $31,000; (ii) stock based compensation of $114,000 related to stock option grants and warrants; (iii) common stock issued for services of $154,000; (iv) accrued interest and amortization of debt discount on convertible notes payable of $601,000; and (v) loss on debt conversions of $5,529,000; offset by (vi) change in derivative liability of $1,662,000.

We expect losses to continue as we implement our business plan.

YEAR ENDED DECEMBER 31, 2018 COMPARED TO THE YEAR ENDED DECEMBER 31, 2017

(dollars in thousands)

	Years Ended December 31,
	2018	2017	$ Variance	% Variance
Net revenue	$4,573	$2,452	$2,121	86.5%
Cost of goods sold	4,105	2,181	1,924	-88.2%
Gross profit	468	271	197	72.7%
General and administrative expenses	5,017	2,320	2,697	-116.3%
Operating loss	(4,549)	(2,049)	(2,500)	-122.0%
Other income (expense):
Change in fair value of derivative	978	496	482	97.2%
Interest expense, net	(1,321)	(1,281)	(40)	-3.1%
Other income	-	16	(16)	-100.0%
Impairment of acquired assets	(62)	-	(62)	-100.0%
Loss on debt conversions	(6,519)	(2,503)	(4,016)	-160.4%
Total other (expense)	(6,924)	(3,272)	(3,652)	-111.6%
(Loss) before income taxes	(11,473)	(5,321)	(6,152)	-115.6%
Income taxes - current benefit	-	-	-	0.0%
Net (loss)	$(11,473)	$(5,321)	$(6,152)	-115.6%

Revenue

Net revenue for the year ended December 31, 2018 increased $2,121,000 to $4,573,000 as compared to $2,452,000 for the year ended December 31, 2017. The increase resulted from increased sales personnel and channels of distribution, the development of the reflective tiles and flooring product line which was acquired on October 3, 2017, the development of the Encino business and the acquisition of EZ-Clone on October 15, 2018.

Cost of Goods Sold

Cost of sales for the year ended December 31, 2018 increased $1,924,000 to $4,105,000 as compared to $2,181,000 for the year ended December 31, 2017. The increase resulted from increased sales personnel and channels of distribution, the development of the reflective tiles and flooring product line which was acquired on October 3, 2017, the development of the Encino business and the acquisition of EZ-Clone on October 15, 2018.

Gross profit was $468,000 for the year ended December 31, 2018 as compared to a gross profit of $271,000 for the year ended December 31, 2017. The gross profit percentage was 10.2% for the year ended December 31, 2018 as compared to 11.1% for the year ended December 31, 2017. The increase was due increased sales, offset by lower cost of sales related to favorable product mix at the reflective tiles and flooring product line and the acquisition of EZ-Clone on October 15, 2018. The gross margin % decrease related to an additional $100,000 reserve for obsolete inventory that was recorded during the year ended December 31, 2018.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2018 were $5,017,000 as compared to $2,320,000 for the year ended December 31, 2017. The variances were as follows: (i) an increase in insurance of $106,000 (ii) an increase in legal expense of $62,000; (iii) an increase in payroll of $518,000; (iv) an increase in sales and marketing of $ 131,000; (v) an increase in consulting of $142,000; (vi) an increase in non-cash other expenses of $388,000; (vii) an increase in rent of $189,000; (viii) an increase in EZ-Clone expenses of $269,000; and (ix) an increase in other expenses of $892,000. As part of the general and administrative expenses for the year ended December 31, 2018, we recorded public relation, investor relation or business development expenses of $41,000 and $0 respectively. The increase resulted from increased sales personnel and channels of distribution, the development of the reflective tiles and flooring product line which was acquired on October 3, 2017, the development of the Encino business and the acquisition of EZ-Clone on October 15, 2018.

Non-cash general and administrative expenses for the year ended December 31, 2018 were $682,000 including (i) depreciation and amortization of $223,000; (ii) stock based compensation of $241,000 related to stock option grants and warrants; (iii) common stock issued for services of $218,000.

Non-cash general and administrative expenses for the year ended December 31, 2017 were $294,000 including (i) depreciation and amortization of $2,000; (ii) stock based compensation of $216,000 related to stock option grants and warrants; and (iii) common stock issued for services of $76,000.

Other Expense

Other expense for the year ended December 31, 2018 was $6,924,000 as compared to other expense of $3,272,000 for the year ended December 31, 2017. The other expense for the year ended December 31, 2018 included (i) change in derivative liability of $978,000; offset by (ii) interest expense of $1,321,000; (iii) loss on debt conversions of $6,519,000; (iv) and impairment of acquired assets of $62,000. The change in derivative liability is the non-cash change in the fair value and relates to our derivative instruments. The non-cash interest related to the amortization of the debt discount associated with our convertible notes and accrued interest expense related to our notes payable. The loss on debt conversions related to the conversion of our notes payable at prices below the market price. The impairment of acquired assets related to the Encino operation.

The other expense for the year ended December 31, 2017 included (i) change in derivative liability of $496,000 and (ii) other income of $16,000; offset by (iii) interest expense of $1,281,000 and (iv) loss on debt conversions of $2,503,000. The change in derivative liability is the non-cash change in the fair value and relates to our derivative instruments. The non-cash interest related to the amortization of the debt discount associated with our convertible notes and accrued interest expense related to our notes payable. The loss on debt conversions related to the conversion of our notes payable at prices below the market price.

Net (Loss)

Net loss for the year ended December 31, 2018 was $11,473,000 as compared to $5,321,000 for the year ended December 31, 2017 for the reasons discussed above.

Net loss for the year ended December 31, 2018 included non-cash expenses of $7,477,000 including (i) depreciation and amortization of $223,000; (ii) stock based compensation of $241,000 related to stock option grants and warrants; (iii) common stock issued for services of $218,000. (iv) accrued interest and amortization of debt discount on convertible notes payable of $1,191,000; (v) loss on debt conversions of $6,519,000; (vi) impairment of acquired assets of $62,000; offset by (vii) change in derivative liability of $978,000.

Net loss for the year ended December 31, 2017 included non-cash expenses of $3,462,000, (i) depreciation and amortization of $2,000; (ii) stock based compensation of $216,000 related to stock option grants and warrants; (iii) common stock issued for services of $76,000. (iv) accrued interest and amortization of debt discount on convertible notes payable of $623,000; (v) write-off of derivative liability to additional paid in capital to of $538,000; and (vi) loss on debt conversions of 2,503,000, offset by (vii) change in derivative liability of $496,000.

We expect losses to continue as we implement our business plan.

LIQUIDITY AND CAPITAL RESOURCES

We had cash of $126,000 and a working capital deficit of approximately $379,000 (less derivative liability, convertible debt, right of use liability and deferred revenue) as of June 30, 2019.  We expect losses to continue as we grow our business. Our cash used in operations for the six months ended June 30, 2019 and for the years ended December 31, 2018 and 2017 was $2,097,000, $3,855,000 and $2,082,000, respectively. We expect the cash used in operations to decline with increased sales, gross margin and reduced expenses.

We will need to obtain additional financing in the future. There can be no assurance that we will be able to secure funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing, we may need to restructure our operations, divest all or a portion of our business or file for bankruptcy. We have financed our operations through the issuance of convertible debentures and the sale of common stock.

Funding Agreements with Chicago Venture Partners, L.P., and Iliad Research and Trading, L.P and Odyssey Research and Trading, LLC

On July 23, 2019, we closed the transactions described below with Odyssey Research and Trading, LLC, a Utah limited liability company (“Odyssey”).

Securities Purchase Agreement, Secured Promissory Notes and Security Agreement

On July 23, 2019, we executed the following agreements with Odyssey: (i) Securities Purchase Agreement; (ii) Secured Promissory Notes; and (iii) Security Agreement (collectively the “Odyssey Agreements”). The Company entered into the Odyssey Agreements with the intent to acquire working capital to grow the Company’s businesses.

The total amount of funding under the Odyssey Agreements is $1,105,000. The Convertible Promissory Note carries an original issue discount of $100,000 and a transaction expense amount of $5,000, for total debt of $1,105,000. We agreed to reserve three times the number of shares based on the redemption value with a minimum of 500 million shares of its common stock for issuance upon conversion of the Debt, if that occurs in the future. If not converted sooner, the Debt is due on or before July 22, 2020. The Debt carries an interest rate of ten percent (10%). The Debt is convertible, at Odyssey’s option, into the Company’s common stock at $0.010 per share subject to adjustment as provided for in the Secured Promissory Notes.

Our obligation to pay the Debt, or any portion thereof, is secured by all of our assets.

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2019 was $2,097,000. This amount was primarily related to a net loss of $4,023,000 and (i) net working capital of $183,000; offset by (ii) non-cash expenses of $2,109,000 including (i) depreciation and amortization of $84,000; (ii) amortization of intangible assets of $571,000; (iii) stock based compensation of $80,000 related to stock option grants and warrants; (iv) common stock issued for services of $174,000; (v) accrued interest on convertible notes payable of $127,000; (vi) loss on debt conversions of $1,575,000; and (vii) noncontrolling interest in EZ-CLONE Enterprises, Inc. of $7,000; offset by (viii) change in derivative liability of $509,000.

Investment Activities

Net cash used in investing activities for the six months ended June 30, 2019 was $5,000. The amount related to the investment in purchased assets.

Financing Activities

Net cash used in financing activities for the six months ended June 30, 2019 was $106,000. The amount related to proceeds from note payable of $490,000, offset by repayment of convertible notes payable of $591,000 and repayment of capital lease of $5,000.

Our contractual cash obligations as of June 30, 2019 are summarized in the table below:

		Less Than			Greater Than
Contractual Cash Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating leases	$2,013,196	$537,910	$925,511	$549,776	$-
Convertible notes payable	2,685,122	2,685,122	-	-	-
Notes payable and capital leases	106,610	106,610	-	-	-
Capital expenditures	300,000	100,000	100,000	100,000	-
	$5,104,928	$3,429,642	$1,025,511	$649,776	$-
(1) Based on the end of period exchange rate.

Critical Accounting Policies and Estimates

Accounts Receivable and Revenue - Revenue is recognized at the time the Company sells merchandise to the customer in store. eCommerce sales include shipping revenue and are recorded upon shipment to the customer. This is when the risk of loss transfers to our customers, the fee is fixed and determinable, and collection of the sale is reasonably assured. A product is not shipped without an order from the customer and the completion of credit acceptance procedures. The majority of our sales are cash or credit card; however, we occasionally extend terms to our customers. Accounts receivable are reviewed periodically for collectability.

Inventories - Inventories are recorded on a first in first out basis. Inventory consists of raw materials, purchased finished goods and components held for resale. Inventory is valued at the lower of cost or market. The reserve for inventory was $50,000 and $120,000 as of June 30, 2019 and December 31, 2018, respectively.

Long Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Intangible Assets – Intangible assets are capitalized and amortized on a straight-line basis over their estimated useful life, if the life is determinable. If the life is not determinable, amortization is not recorded. We regularly perform reviews to determine if facts and circumstances exist which indicate that the useful lives of our intangible assets are shorter than originally estimated or the carrying amount of these assets may not be recoverable. When an indication exists that the carrying amount of intangible assets may not be recoverable, we assess the recoverability of our assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Such impairment test is based on the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Impairment, if any, is based on the excess of the carrying amount over the estimated fair value of those assets.

Fair Value Measurements and Financial Instruments - ASC Topic 820 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying value of cash, accounts receivable, investment in a related party, accounts payables, accrued expenses, due to related party, notes payable, and convertible notes approximates their fair values due to their short-term maturities.

Derivative financial instruments -The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Stock Based Compensation - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities issued subsequent to December 31, 2015. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Quantitative and Qualitative Disclosure about Market Risk

We have no investments in any market risk sensitive instruments either held for trading purposes or entered into for other than trading purposes.

DESCRIPTION OF OUR BUSINESS

Overview

FINANCIAL PERFORMANCE

Fundamentals, or “are we growing throughout our business,” review how the business itself is performing. First, our revenue in the last quarter was $2.2 million and our first half of the year totaled $4.4 million. In comparison we generated $4.6 million ALL of last year. If you add the uncounted over $500,000 of unshipped orders we received last quarter, that brings us to about $5 million for just the first half of this year, well outpacing all of last year.

Next, gross profits, or revenue after our cost of sales, was reported at $1.4 million for the first half of 2019 in comparison to last year’s $188,000; a 670% year-over-year increase. This is attributed to the EZ-CLONE business contribution, which brought in significantly higher margins along with our continuing GrowLife business revenue, which is still split evenly, resulting in blended margins in the 30-32.5% range, up from GrowLife’s 10%. The EZ-CLONE business represents a greater percentage of our sales, we expect to see these gross margins increase further.

Finally, the Company continues to generate growth by investing in its EZ-CLONE acquisition, sales and marketing efforts and thus reports a loss for the first half of the year.  We believe that expansion spending is necessary in a high-growth market such as the cannabis, hemp and CBD-related businesses.

SO WHERE ARE WE INVESTING? CLONING AND CBD

We see the greatest opportunity for our Company in further positioning ourselves as the industry leaders in plant cloning, and more specifically, as the leader in cloning of hemp plants that are being grown for CBD extraction. Hemp production was recently legalized in the US, creating a completely new market opportunity where countless farmers are switching their operations to hemp. Some conservative reports estimate that more than 500 million hemp plants will be planted in 2019, with most farmers looking to grow hemp to provide raw materials to the exploding CBD market. Unfortunately, a lot of hemp growers do not understand the intricacies of growing hemp, especially for CBD extraction. Not all hemp plants can be used to create CBD products. Plants need to be rich in CBD, not THC, be the correct gender, and be healthy and large enough to process. In order to achieve this, the only way to start plants is by using genetically modified and feminized seeds or through cloning.

As an industry leader, we knew that we would need the foresight to project the cannabis growing industry of the future and to stay ahead of trends, and to strategically position our company accordingly. This includes the booming need for CBD-rich hemp.

Toward the end of 2018, we announced the majority acquisition of a company called EZ-CLONE Enterprises. EZ-CLONE was and is known as an industry-leading supplier of commercial-grade cloning and propagation equipment. This was a part of the Company’s strategic positioning plan.

Cannabis cultivators have been cloning their favorite strains from mother plants for years now, using various methods like tabletop growing. These methods are extremely labor and space intensive. As the demand for cannabis and CBD-rich hemp increases through further legalization, as will the demand for more and more starters, whether clones or seeds. And while cloning is the most preferred method of production for many growers, cloning can be time and labor intensive, and takes a lot of space in most grow facilities.

In late 2017, EZ-CLONE developed its Pro unit, which is one of the largest and the most efficient cloning systems on the market. It is commercially scalable and allows cultivators to clone high volumes of plants, in a short timeframe, as short as 14 days, with the least amount of human and environmental resources consumed than ever previously seen. These systems decrease the need for resources such as labor and planting area, and we estimate that cultivators reduce their costs by over 20% per plant using clones vs. seed while simultaneously producing the highest-quality plants possible. This system is unique, and we recently received a patent issuance on this system and hope to secure further intellectual property protection on EZ-CLONE products in the coming months and years.

We believe this illustrates how GrowLife is positioned as an innovator of this industry-leading cloning solution, to capitalize not only on the emerging cannabis industry but now the exploding hemp CBD industry. Since taking over operations at EZ-CLONE, we have seen an increase in revenue of over 130%.

In addition to the Pro unit, the EZ-CLONE product line has systems of all sizes designed for any size grow room or facility, consumable products such as rooting compound, and everything needed to operate these systems. Since our acquisition, we have added a subscription-based service to provide monthly shipments to cultivators with everything necessary to clone in our systems, as well as struck a deal with technology company Emerald Metrics to add spectral imaging add-ons to our Pro systems that allow growers to see the health of their clones through any computer or mobile device.

We have all heard statistics such as “the CBD industry will reach $20 billion by 2024”. We believe these forecasts could be understated. Analysts continue to be shocked at the rise of consumer acceptance of CBD products, and more and more large companies will begin to debut CBD products, and demand for raw hemp-based CBD will grow accordingly. Additionally, we are seeing many hemp growers losing crop viability due to the way they are starting plants, some losing crops to cross-pollination and some even being burned down by the DEA when they have too high of levels of THC. We believe this is a testament as to how much demand for hemp crops will continue to grow, and growers will continue to search for the best way to grow hemp to avoid these issues. And I reiterate that cloning is really the best way to ensure a healthy crop with the proper CBD content. We plan to be the hemp CBD heroes with our, for lack of a better word, revolutionary cloning products. We have made strides to reach hemp farmers and educate them on the benefits of cloning, launching our resource and sales channel at EZCLONEHemp.com, attending hemp-focused tradeshows, and ramping up our sales force in hemp-heavy states where traditional agricultural is making the switch to hemp.

IN SUMMARY

Moving forward, we believe there will continue to be innovation in plant-growing equipment after the planting stage, we’re not going to get lost in that. We are not going to create the best LED light, or trimming machine. We are going to stick with focusing on our core competencies; which is helping cultivators with jump-starting their crops, reduce their costs and grow better plants. We’re going to help them with the equipment needed to grow their own clones, address innovation in the cloning process and educate cultivators on the necessity of cloning in order to maximize yield and grow high CBD strains, and even potentially provide the clones themselves.

We believe that through our strategic investment in EZ-CLONE, we have positioned ourselves very well to capitalize on this expanding market opportunity. Where EZ-CLONE was able to create a quality product with steady growth, GrowLife has propelled it into an international brand being utilized by some of the largest grow operations in the world.

Recently we have been investing capital into building out our manufacturing capacity for the EZ-CLONE product line to prepare for this continued growth. We currently have a sizable backlog of orders and need to have the manufacturing capacity to not only fulfill these orders but keep up with demand. Growth on this scale requires capital. As such, we are seeking additional financing tools and are happy to share that our existing funding partners continue to support our vision by giving us a $1 million bridge as we finalize potential other investments. We believe this illustrates the confidence large investors have in our refreshed business model.

Please follow our shareholder updates for more to come on our financing. With it we will be able to dedicate funds toward increasing our manufacturing capacity, hiring additional sales and support staff and actualize on our vision of being the leading source of plant starters and equipment for the hemp and cannabis market and meet the demand as it continues to rise.

We believe with the revenue growth and increased margins described, our fundamentals are strong, our positioning is focused and trajectory is encouraging. To put it is simply, we are ready and prepared to make our place in one of the largest shifts in mainstream wellness and agriculture in history.

Employees

As of June 30, 2019, we had thirty eight full-time and part-time employees. Marco Hegyi, our Chief Executive Officer, is based in Kirkland, Washington. Mark E. Scott, our Chief Financial Officer, is based primarily in Seattle, Washington. In addition, we have approximately 26 full and part time employees located throughout the United States and Canada who operate our businesses. We employ 12 full-time and part-time employees at EZ-CLONE in Sacramento, CA. None of our employees are subject to a collective bargaining agreement or represented by a trade or labor union. We believe that we have a good relationship with our employees.

Key Partners

Our key customers vary by state and are expected to be more defined as the company moves from its retail walk-in purchasing sales strategy to serving cultivation facilities directly and under predictable purchasing contracts.

Our key suppliers include distributors such as HydroFarm, Urban Horticultural Supply and Hawthorne to product-specific suppliers. Our key EZ-CLONE suppliers are Custom-Pak, Roseville Precision, Inc. and Veritiv. All the products purchased and resold are applicable to indoor growing for organics, greens, and plant-based medicines.

Competition

Covering two countries across all cultivator segments creates competitors that also serve as partners. Large commercial cultivators have found themselves willing to assume their own equipment support by buying large volume purchased directly from certain suppliers and distributors such as Hawthorne and HydroFarm. Other key competitors on the retail side consist of local and regional hydroponic resellers of indoor growing equipment. On the e-commerce business, GrowersHouse.com, Hydrobuilder.com and smaller online resellers using Amazon and eBay e-commerce market systems.

Intellectual Property and Proprietary Rights

Our intellectual property consists of brands and their related trademarks and websites, customer lists and affiliations, product know-how and technology, and marketing intangibles.

Our other intellectual property is primarily in the form of trademarks and domain names. We also hold rights to several website addresses related to our business including websites that are actively used in our day-to-day business such as www.shopgrowlife.com, www.growlifeinc.com, www.growlifeeco.com and www.greners.com.

We have applied for two patents related to the vertical room product previously discussed.

We have a policy of entering into confidentiality and non-disclosure agreements with our employees, some of our vendors and customers as necessary.

Closed Transactions Expected to Grow the Company

On October 3, 2017, we closed the acquisition of 51% of the Purchased Assets from David Reichwein, a Pennsylvania resident, GIP International Ltd, a Hong Kong corporation and DPR International LLC, a Pennsylvania limited liability corporation. The Purchased Assets include intellectual property, copy rights and trademarks related to reflective tiles and flooring.

On February 16, 2018, we entered into an Addendum (the “First Addendum”) to amend the terms between the Company and David Reichwein. Pursuant to the First Addendum, we purchased the remaining 49% of the Purchased Assets in exchange for a one-time payment of $250,000 and the cancellation of Mr. Reichwein’s right to receive a 10% commission on certain sales of Free Fit products as was set forth in Mr. Reichwein’s employment agreement. In exchange for the cancellation of the commission in the employment agreement, Mr. Reichwein was granted the opportunity to earn up to two $100,000 cash bonuses and an aggregate common stock bonus of up to 7,500,000 shares if certain revenue and gross margin goals are met in 2018.

On August 17, 2018, we entered into an Asset Purchase Agreement with Go Green Hydroponics, Inc., a California corporation and TCA – Go Green SPV, LLC, a Florida limited liability pursuant to which the Company acquired the intellectual property and assumed the lease for the property located at 15721 Ventura Blvd., Encino, CA 91436. We intend to operate a retail store, internet sales and direct sales from this location.

Concurrently, the Company and Seller entered into a Security Agreement for securing our assets as collateral for the obligations of Company as set forth in the Security Agreement. In consideration for the sale and assignment of the Purchased Assets, we agreed to pay the Seller: (i) the proceeds generated from the sale of the closing inventory until all closing inventory has been sold, and (ii) to pay the Seller 5% of all gross revenue of our earned or in any way related to the Purchased Assets generated between October 1, 2018 and December 31, 2019, up to a maximum of $200,000.

On October 15, 2018, we closed the Purchase and Sale Agreement with EZ-CLONE Enterprises, Inc., a California corporation. EZ-CLONE is the manufacturer of multiple award-winning products specifically designed for the commercial cloning and propagation stage of indoor plant cultivation including cannabis, food, and other hydroponic farming. We acquired 51% of EZ-CLONE for $2,040,000, payable as follows: (i) a cash payment of $645,000; and (ii) the issuance of 107,307,692 restricted shares of our common stock at a price of $0.013 per share or $1,395,000.

We have the obligation to acquire the remaining 49% of EZ-CLONE before October 15, 2019 for $1,960,000, payable as follows: (i) a cash payment of $855,000; and (ii) the issuance of 85,000,000 shares of the Company’s common stock at a price of $0.013 per share or $1,105,000.

Government Regulation

Currently, there are thirty three states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. There are currently ten states and the District of Columbia that allow recreational use of cannabis. As of June 30, 2019, the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited on the basis of federal law and may or may not be permitted on the basis of state law. Active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the willingness of customers of GrowLife to invest in or buy products from GrowLife. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the GrowLife companies.

All this being said, many reports show that the majority of the American public is in favor of making medical cannabis available as a controlled substance to those patients who need it. The need and consumption will then require cultivators to continue to provide safe and compliant crops to consumers. The cultivators will then need to build facilities and use consumable products, which GrowLife provides.

OUR COMMON STOCK

On October 17, 2017, we were informed by Alpine Securities Corporation (“Alpine”) that Alpine has demonstrated compliance with the Financial Industry Regulatory Authority (“FINRA”) Rule 6432 and Rule 15c2-11 under the Securities Exchange Act of 1934. We filed an amended application with the OTC Markets to list the Company’s common stock on the OTCQB and begin to trade on this market as of March 20, 2018. As of March 4, 2019, we began to trade on the OTC Markets Pink Sheets because our bid price had closed below $0.01 for more than 30 consecutive calendar days.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information about our current directors and executive officers as of September 4, 2019:

Name	Age	Positions and Offices Held	Since
Management Directors
Marco Hegyi	61	Director	December 9, 2013
		Chairman of the Board	April 1, 2016- October 23, 2017 and December 6, 2018
		Chief Executive Officer	April 1, 2016
		President	December 4, 2013
		Nominations and Governance Committee Chairman	June 3, 2014- October 23, 2017
		Interim Audit Committee Chairman	December 6, 2018
Mark E. Scott	66	Chief Financial Officer	July 31, 2014
		Secretary	February 14, 2017
		Director	February 14, 2017
Independent Directors
Katherine McLain	53	Director	February 14, 2017
		Nominations and Governance Committee Chairman	October 23, 2017
		Compensation Committee Chairman	December 6, 2018
Thom Kozik	59	Director	October 5, 2017
Other Named Executives
Joseph Barnes	46	Executive Vice President of GrowLife Hydroponics, Inc.	August 16, 2017
		Senior Vice President of Business Development	October 10, 2014

Term of Office

Each of our officers is elected by the Company's Board of Directors to serve until the next annual meeting of Directors or until their successors are duly elected and qualified. Each of our directors is elected by the Company's Board of Directors and shall hold office until the next annual meeting of stockholders and until his/her successor shall have been duly elected and qualified.

Marco Hegyi – Mr. Hegyi joined GrowLife as its President and a Member of its Board of Directors on December 9, 2013 and was appointed as Chairman of the Nominations and Governance Committee and a member of the Compensation Committee on June 3, 2014.  Mr. Hegyi was appointed as CEO and Chairman of GrowLife effective on April 1, 2016. On October 23, 2017, Mr. Hegyi was not appointed as Chairman of GrowLife, Chairman of the Nominations and Governance Committee or a member of the Compensation Committee. Effective December 6, 2018, Mr. Hegyi serves as Chairman of the Board, a Member of the Board of Directors, Chief Executive Officer, President, Interim Audit Committee Chairman and as a Member of the Compensation and Nominations and Governance Committees.

Mr. Hegyi served as an independent director of Know Labs, Inc., fka Visualant, Inc. from February 14, 2008 and as Chairman of the Board from May 2011, and served at the Chairman of the Audit and Compensation committees until his departure on February 2015. Previously, Mr. Hegyi was a principal with the Chasm Group from 2006 to January 2014, where he has provided business consulting services.  As a management consultant, Mr. Hegyi applied his extensive technology industry experience to help early-stage companies and has been issued 10 US patents.

Prior to working as a consultant in 2006, Mr. Hegyi served as Senior Director of Global Product Management at Yahoo! Prior to Yahoo!, Mr. Hegyi was at Microsoft leading program management for Microsoft Windows and Office beta releases aimed at software developers from 2001 to 2006.  While at Microsoft, he formed new software-as-a-service concepts and created operating programs to extend the depth and breadth of the company’s unparalleled developer eco-system, including managing offshore, outsource teams in China and India, and being the named inventor of a filed Microsoft patent for a business process in service delivery.

During Mr. Hegyi’s career, he has served as President and CEO of private and public companies, Chairman and director of boards, finance, compensation and audit committee chair, chief operating officer, vice-president of sales and marketing, senior director of product management, and he began his career as a systems software engineer.

Mr. Hegyi earned a Bachelor of Science degree in Information and Computer Sciences from the University of California, Irvine, and has completed advanced studies in innovation marketing, advanced management, and strategy at Harvard Business School, Stanford University, UCLA Anderson Graduate School of Management, and MIT Sloan School of Management.

Mr. Hegyi’s prior experience as Chairman and Chief Executive Officer of public companies, combined with his advanced studies in business management and strategy, were the primary factors in the decision to add Mr. Hegyi to the Company’s Board of Directors.

Mark E. Scott – Mr. Mark E. Scott was re-appointed to the Board of Directors and Secretary of GrowLife, Inc. on February 14, 2017. Mr. Scott was previously a member of the Board of Directors and Secretary of GrowLife, Inc. from May 2014 until his resignation on October 18, 2015. Mr. Scott was appointed our Consulting Chief Financial Officer on August 31, 2014 and Chief Financial Officer on November 1, 2017.

Mr. Scott served as Chief Financial Officer, Secretary and Treasurer of Know Labs, Inc., from May 2010 to August 31, 2016. Mr. Scott was Chief Financial Officer of U.S. Rare Earths, Inc., a consulting position he held December 19, 2011 to April 30, 2014 and Chief Financial Officer of Sonora Resources Corporation, a consulting position he held from June 15, 2011 to August 31, 2014. Also, Mr. Scott was Chief Financial Officer, Secretary and Treasurer of WestMountain Gold from February 28, 2011 to December 31, 2013 and was a consultant from December 2010 to February 27, 2011. Mr. Scott provides consulting services to other entities from time to time. Mr. Scott has significant financial, capital market and relations experience in public and private microcap companies.   Mr. Scott is a certified public accountant and received a Bachelor of Arts in Accounting from the University of Washington.

Mr. Scott was appointed to the Board of Directors based on his financial, SEC and governance skills.

Katherine McLain -  Katherine McLain, Esq. joined GrowLife as a Member of its Board of Directors on February 14, 2017 and was appointed Chairman of the Nominations & Governance and Compensation Committees and serves on the Audit Committee as of December 6, 2018. Ms. McLain has served as Assistant General Counsel for Intuit, Inc. (known for TurboTax & QuickBooks) since November 2017. Previously, Ms. McLain was legal counsel for Stripe, Inc., a financial payments company from 2015-2017. From 2010 to 2015, Ms. McLain was Senior Counsel of Silicon Valley Bank. Ms. McLain has held legal and compliance roles ranging in both public and private companies including Silicon Valley Bank, Wells Fargo Bank, and Obopay.  Ms. McLain has over 30 years of experience as a revenue focused attorney and regulatory professional helping grow new business lines as well as ground up start-up ventures.  She is a graduate of the University of California, Berkeley and the Santa Clara University School of Law and lives in Castro Valley, CA.

Ms. McLain was appointed to the Board of Directors based on her legal and regulatory skills.

Thom Kozik - Thom Kozik joined GrowLife as a Member of its Board of Directors on October 5, 2017 and was appointed a member of the Audit Committee on October 23, 2017. Mr. Kozik was appointed to the Nominations & Governance and Compensation Committees and serves on the Audit Committee as of December 6, 2018. From 2013 through 2014, Mr. Kozik served as Chief Operating Office of Omnia Media in Los Angeles, a leading YouTube Multichannel Network delivering over 1 billion monthly video views, and almost 70 million global Millennial subscribers. Thom assisted the company’s CEO/founder in building the team, refining product strategy, and securing additional funding. In December 2014, Mr. Kozik took on the role of VP, Global Marketing/Loyalty for Marriott International, having been recruited to fundamentally transform the hospitality industry’s longest-running loyalty program. Thom also led the merging of two of the industry’s most powerful programs with Marriott’s acquisition of Starwood Hotels & Resorts in 2016. Since March 1, 2018, Mr. Kozik serves as Chief Commercial Officer of Loyyal Corporation, a technology firm providing services to enterprise clients in the Travel & Hospitality sector. In his decades of experience with corporations such as Marriott International, Microsoft, Yahoo, and Atari, along with several startups, he has held executive roles in marketing, business development, and product development. Over the past decade Kozik’s core focus has been the behavioral economics of online consumers and communities, and methods to maximize their lifetime value, and leveraging technology to reduce acquisition costs while increasing retention.

Mr. Kozik was appointed to the Board of Directors based on his marketing and product brand skills.

Joseph Barnes - Mr. Barnes was appointed President of GrowLife Hydroponics, Inc. on August 16, 2017 and was appointed Senior Vice President of Business Development for GrowLife, Inc. on October 10, 2014. Mr. Barnes works, Colorado. Mr. Barnes joined GrowLife in 2010 and is responsible for all GrowLife Hydroponics operations. He led the sales team that recorded sales in 2014 of more than $8 million, a 100% increase from the previous year.

Mr. Barnes made the progressive and entrepreneurial decision to work with GrowLife after seeing the agricultural benefits of indoor growing. He is deeply passionate about clean and sustainable grows, and has deep relationships with many trusted cultivators. He holds extensive knowledge of indoor growing methods with concentrating on maximizing the yields for clean and healthy crops.

Barnes was a highly regarded snowboard instructor in Vail, Colorado prior to joining GrowLife. He worked with many top snowboard professionals, and received a Level 1 certification from American Association Snowboard Instructors (AASI). Before his days on the slopes, Barnes was also a recruiting manager focusing on placing senior executives with international pharmaceutical/biotech companies. He also owned and operated Chrome Night Life Arena, a 20,000 square foot indoor/outdoor venue based in Philadelphia with more than 65 employees.

Certain Significant Employees

There are no significant employees required to be disclosed under Item 401(c) of Regulation S-K.

Family Relationships

There are no family relationships among our directors and executive officers.

Board Composition and Appointment of Directors

Our business is managed under the direction of our board of directors. Our board of directors currently consists of four members. Our board of directors conducts its business through meetings of our board of directors and our committees. During 2018, our current board of directors held five meetings and acted by unanimous written consent seven times. All members of our current board of directors attended 75% of the meetings of our board during 2015.

There are no family relationships among any of our directors or executive officers.

Communication with our Board of Directors

Our stockholders and other interested parties may communicate with our board of directors by sending written communication in an envelope addressed to "Board of Directors" in care of the Secretary, 5400 Carillon Point, Kirkland, WA 98033.

Director Independence

The Board has affirmatively determined that Katherine McLain, and Thom Kozik are independent as of December 31, 2018.  For purposes of making that determination, the Board used NASDAQ’s Listing Rules even though the Company is not currently listed on NASDAQ.

Board Committees

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee, and the Compensation Committee. The Committees were formed on June 3, 2014 by the current board of directors. The Audit Committee, Compensation and Nominations and Governance Committees each have one management directors and two independent directors.  The table below shows current membership for each of the standing Board committees.

Audit	Compensation	Nominations and Governance
Marco Hegyi (Interim Chairman)	Katherine McLain (Chairman)	Katherine McLain (Chairman)
Thom Kozik	Marco Hegyi	Marco Hegyi
Katherine McLain	Thom Kozik	Thom Kozik

Audit Committee

The Audit Committee has three members and met four times during the fiscal year that ended December 31, 2018. The Audit Committee is currently comprised of Ms. Katherine McLain and Mr. Thom Kozik, each a non-employee Director and Marco Hegyi, a management director. The Board has determined that Ms. McLain, Mr. Kozik and Mr. Hegyi are financially literate. The Board also has determined that Mr. Hegyi, Interim Chairman of the Audit Committee, is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) and as adopted under the Sarbanes-Oxley Act of 2002. The Amended and Restated Audit Committee charter can be found on the Company’s website at www.growlifeinc.com and was filed as Exhibit 99.2 to our Form 8-K filed with the SEC on October 25, 2015.

The Audit Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

-
appoint the independent registered accounting firm;

-
review the arrangements for and scope of the audit by independent registered accounting firm;

-
review the independence of the independent registered accounting firm;

-
consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any    proposed corrective actions;

-
review and monitor our policies regarding business ethics and conflicts of interest, audit function and internal audit review;

-
discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters, including earnings releases and review of financial statements; and

-
review the activities and recommendations of our accounting department

Nominations and Governance Committee

The Nominations and Governance Committee currently has three members and did not meet during the fiscal year that ended on December 31, 2018. Nominations and Governance Committee is comprised Ms. Katherine McLain and Mr. Thom Kozik, each a non-employee Director and Marco Hegyi, a management director.  The Committee was formed on June 3, 2014. The Amended and Restated Nominations and Governance Committee charter can be found on the Company’s website at www.growlifeinc.com and was filed as Exhibit 99.2 to our Form 8-K filed with the SEC on October 25, 2015.

The Nominations and Governance Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

●
assist the Board in identifying individuals qualified to become Board members, and recommend to the Board the nominees for election as directors at the next annual meeting of stockholders;
●
Assist the Board in determining the size and composition of the Board committees;
●
develop and recommend to the Board the corporate governance principles applicable to the Company; and
●
serve in an advisory capacity to the Board and Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of the Company and the conduct of board activities.

Compensation Committee

The Compensation Committee currently has three members and met two times during the fiscal year ended December 31, 2018. The Committee was formed on June 3, 2014. The Compensation Committee is comprised of Ms. Katherine McLain and Mr. Thom Kozik, each a non-employee Director and Marco Hegyi, a management director The Compensation committee charter can be found on the Company’s website at www.growlifeinc.com and was filed as Exhibit 99.2 to our Form 8-K filed with the SEC on June 9, 2014.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

●
Review and approve corporate goals and objectives relevant to compensation and benefits for the CEO and all other executive officers, evaluating the CEO’s and all other executive officer’s performances in light of those goals and objectives, and recommending to the Board the level of compensation of the CEO and all other executive officers based on such evaluations;
●
Administering the Company’s stock incentive plans, including the review and approval of all stock option, restricted stock or other award grants to executive officers, non-employee directors and consultants/advisors, and the aggregate number of stock options or other awards to be granted to employees;
●
Reviewing, commenting on and recommending to the Board executive compensation plans, programs and policies of the Company or that the Company proposes to adopt;
●
Reviewing and recommended the annual compensation for the Company’s non-employee directors; and
●
Administering the Company’s Stock Incentive Plan, including the review of all stock option, restricted stock, or other award grants pursuant to the plan.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

Code of Conduct and Ethics

We have adopted conduct and ethics standards titled the code of ethics, which is available at www.growlifeinc.com. These standards were adopted by our board of directors to promote transparency and integrity. The standards apply to our board of directors, executives and employees. Waivers of the requirements of our code of ethics or associated polices with respect to members of our board of directors or executive officers are subject to approval of the full board.

Involvement in Certain Legal Proceedings

None of our current directors or executive officers has, to the best of our knowledge, during the past ten years:

●
Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time hereof, or any corporation or business association of which he was an executive officer at or within two years before the time hereof;

●
Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

●
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

●
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

●
Engaging in any type of business practice; or

●
Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

●
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

●
Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

●
Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to us.

Based solely on a review of copies of reports furnished to us, as of December 31, 2018 our executive officers, directors and 10% holders complied with all filing requirements.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the years ended December 31, 2018 and 2017:

					Non-Equity
					Incentive
				Stock	Plan	Option	Other
		Salary	Bonus	Awards	Compensation	Awards	Compensation	Total
Principal Position		($)	($)	($) (1)	($)	($)	($)	($)
Marco Hegyi, Chief Excutive Officer, Chairman of the Board and Director (2)	12/31/2018	$255,234	$20,000	$-	$-	$-	$285,023	$560,257
	12/31/2017	$250,000	$-	$-	$-	$-	$205,273	$455,273

Mark E. Scott, Chief Financial Officer and Director (3)	12/31/2018	$147,140	$20,000	$-	$-	$40,000	$27,018	$234,158
	12/31/2017	$138,250	$-	$-	$-	$18,000	$28,047	$184,297

Joseph Barnes,President of GrowLife Hydroponics, Inc. (4)	12/31/2018	$152,515	$20,000	$-	$-	$36,000	$-	$208,515
	12/31/2017	$138,670	$-	$-	$-	$24,000	$-	$162,670

(1)
For 2013, reflects the aggregate grant date fair value of stock awards granted during the relevant fiscal year calculated in accordance with FASB ASC Topic 718 as reflected in the terms of the August 12, 2012 Compensation Plan. For 2014, these amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

(2)
Mr. Hegyi was paid a salary of $275,000 during the period October 15, 2018 to December 31, 2018 and a salary of $250,000 during the period January 1, 2018 to October 14, 2018 and the year ended December 31, 2017. Mr. Hegyi received a discretionary bonus of $20,000 during the year ended December 31, 2018. We paid life insurance of $10,273 for Mr. Hegyi during the years ended December 31, 2018 and 2017, respectively. On October 21, 2018 and 2017, a Mr. Hegyi a 5 year Warrant to purchase up to 10,000,000 shares of our common stock at an exercise price of $0.01 per share vested. The warrants were valued at $390,000 and $192,000 we recorded $178,750 and $195,000 as compensation expense for the years ended December 31, 2018 and 2017, respectively.. On October 15, 2018, Mr. Hegyi received Warrants to purchase up to 48,000,000 shares of our common stock at an exercise price of $0.012 per share and which vest on October 15, 2018, 2019 and 2020. The Warrants are exercisable for 5 years. The warrant that vested on October 15, 2018 was valued at $96,000 and we recorded this amount compensation expense for the year ended December 31, 2018.

(3)
Mr. Scott was paid a salary of $165,000 during the period October 15, 2018 to December 31, 2018 and a salary of $150,000 during the period January 1, 2018 to October 14, 2018 and the year ended December 31, 2017. Mr. Scott received a discretionary bonus of $20,000 during the year ended December 31, 2018. Mr. Scott was reimbursed $27,018 and $28,047 for insurance expenses during the years ended December 31, 2018 and 2017, respectively. On October 15, 2018, an entity controlled by Mr. Scott was granted an option to purchase 20,000,000 shares of common stock at an exercise price of $0.012 per share. On October 15, 2017, an entity controlled by Mr. Scott was granted an option to purchase 12,000,000 shares of common stock at an exercise price of $0.006 per share. The stock option grants vest quarterly over three years and are exercisable for 5 years. The stock option grants were valued at $40,000 and $18,000. The Company recorded $8,833 and $1,500 as compensation expense for the years ended December 31, 2018 and 2017, respectively.

(4)
Mr. Barnes was paid a salary of $165,000 during the period October 15, 2018 to December 31, 2018 and a salary of $150,000 during the period January 1, 2018 to October 14, 2018 and the year ended December 31, 2017. Mr. Barnes received a discretionary bonus of $20,000 during the year ended December 31, 2018. On October 15, 2018, Mr. Barnes was granted an option to purchase 18,000,000 shares of common stock at an exercise price of $0.012 per share. On October 25, 2017, Mr. Barnes was granted an option to purchase 10,000,000 shares of common stock at an exercise price of $0.007 per share. The stock option grants vest quarterly over three years and are exercisable for 5 years. The stock option grants were valued at $36,000 and $24,000. The Company recorded $8,550 and $2,000 as compensation expense for the years ended December 31, 2018 and 2017, respectively.

Grants of Stock Based Awards during the year ended December 31, 2018

The Compensation Committee approved the following performance-based incentive compensation to the Named Executive Officers for the year ended December 31, 2018:

All Other
								All Other	Option Awards;
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock Awards;	Number of
		Non-Equity Incentive Plan			Equity Incentive Plan			Number of	Securities	Exercise or	Grant Date
		Awards			Awards			Shares of	Underlying	Base Price of	Fair Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Option Awards	Stock and
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (1)	Option Awards
Marco Hegyi	-	$-	-	$-	-	-	-	-	-	$-	$-

Mark E. Scott (2)	October 15, 2018	$-	-	$-	-	-	-	20,000,000	-	$0.012	$40,000

Joseph Barnes (3)	October 15, 2018	$-	-	$-	-	-	-	18,000,000	-	$0.012	$36,000

(1)
These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

(2)
On October 15, 2018, an entity controlled by Mr. Scott was granted an option to purchase 20,000,000 shares of common stock at an exercise price of $0.012 per share. The stock option grant vests quarterly over three years and is exercisable for 5 years. The stock option grant was valued at $40,000

(3)
On October 15, 2018, Mr. Barnes was granted an option to purchase 18,000,000 shares of common stock at an exercise price of $0.012 per share. The stock option grant vests quarterly over three years and is exercisable for 5 years. The stock option grant was valued at $36,000.

Outstanding Equity Awards as of December 31, 2018

The Named Executive Officers had the following outstanding equity awards as of December 31, 2018:

	Option Awards					Stock Awards
	Number of	Number of	Number of					Number of	Market or
	Securities	Securities	Securities			Number of	Market Value	Unearned Shares,	Payout Value of
	Underlying	Underlying	Underlying			Shares or Units	of Shares or	Units or Other	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		of Stock	Units of	Rights That	Units, or Other
	Options	Options	Unearned	Exercise	Option	That Have Not	Stock That	Have Not	Rights That Have
	Exercisable	Unexerciseable	Options	Price	Expiration	Vested	Have Not Vested	Vested	Not Vested
Name	(#)	(#)	(#)	($) (1)	Date	(#)	($)	(#)	($)
Marco Hegyi (2)	-	-	-	$-		-	$-	-	$-

Mark E. Scott (3)	4,000,000	-	-	$0.010	7/30/2019	-	$-	-	$-
	5,000,000	7,000,000	-	$0.006	10/15/2022	-	$-	-	$-
	1,666,667	18,333,333	-	$0.012	10/23/2023	-	$-	-	$-

Joseph Barnes (4)	8,000,000	-	-	$0.010	10/9/2019	-	$-	-	$-
	4,166,667	5,833,333	-	$0.007	10/25/2022	-	$-	-	$-
	1,500,000	16,500,000		$0.012	10/23/2023	-	$-	-	$-

(1)
These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

(2)
On October 15, 2018, an entity controlled by Mr. Scott was granted an option to purchase 20,000,000 shares of common stock at an exercise price of $0.012 per share. On October 15, 2017, an entity controlled by Mr. Scott was granted an option to purchase 12,000,000 shares of common stock at an exercise price of $0.006 per share. The stock option grants vest quarterly over three years and are exercisable for 5 years. The stock option grants were valued at $40,000 and $18,000 The Company recorded $8,833 and $1,500 as compensation expense for the years ended December 31, 2018 and 2017, respectively. An entity controlled by Mr. Scott has an additional 4,000,000 share stock option grant that is fully vested.

(3)
On October 15, 2018, Mr. Barnes was granted an option to purchase 18,000,000 shares of common stock at an exercise price of $0.012 per share. On October 25, 2017, Mr. Barnes was granted an option to purchase 10,000,000 shares of common stock at an exercise price of $0.007 per share. The stock option grants vest quarterly over three years and are exercisable for 5 years. The stock option grants were valued at $36,000 and $24,000. The Company recorded $8,550 and $2,000 as compensation expense for the years ended December 31, 2018 and 2017, respectively. Mr. Barnes stock option grant consists of 8,000,000 shares of our common stock that vested quarterly over three years beginning October 1, 2014 and 2,000,000 shares of our common stock that vested October 10, 2014. On October 12, 2016, we amended the exercise price of the stock option grants for Mr. Barnes to $0.010 per share.

Option Exercises and Stock Vested for the year ended December 31, 2018

Mr. Hegyi, Scott and Barnes did not have any option exercised or stock that vested during the year ended December 31, 2018.

Pension Benefits

We do not provide any pension benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified deferral program.

Employment and Consulting Agreements

Employment Agreement with Marco Hegyi

On October 15, 2018, the Board of Directors approved an Employment Agreement with Marco Hegyi pursuant to which we engaged Mr. Hegyi as its Chief Executive Officer through October 15, 2021. Mr. Hegyi’s previous Employment Agreement was set to expire on October 21, 2018.

Mr. Hegyi’s annual compensation is $275,000. Mr. Hegyi is also entitled to receive an annual bonus equal to four percent (4%) of the Company’s EBITDA for that year. The annual bonus shall be paid no later than 31 days following the end of each calendar year.

Mr. Hegyi received a Warrant to purchase up to 16,000,000 shares of our common stock at an exercise price of $0.012 per share which vest immediately. In addition, Mr. Hegyi received two Warrants to purchase up to 16,000,000 shares of common stock of the Company at an exercise price of $0.012 per share which vest on October 15, 2019 and 2020, respectively. The Warrants are exercisable for 5 years.

Mr. Hegyi will be entitled to participate in all group employment benefits that are offered by us to our senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements. In addition, the Company will purchase and maintain during the Term an insurance policy on Mr. Hegyi’s life in the amount of $2,000,000 payable to Mr. Hegyi’s named heirs or estate as the beneficiary.

If we terminate Mr. Hegyi’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Hegyi terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Hegyi will be entitled to receive (i) his Base Salary amount through the end of the Term; and (ii) his Annual Bonus amount for each year during the remainder of the Term.

Employment Agreement with Mark E. Scott

On October 15, 2018, the Compensation Committee approved an Employment Agreement with Mark E. Scott pursuant to which the Company engaged Mr. Scott as its Chief Financial Officer through October 15, 2021. Mr. Scott’s previous Agreement was cancelled.

Mr. Scott’s annual compensation is $165,000. Mr. Scott is also entitled to receive an annual bonus equal to two percent (2%) of the Company’s EBITDA for that year. The annual bonus shall be paid no later than 31 days following the end of each calendar year.

Our Board of Directors granted Mr. Scott an option to purchase twenty million shares of our Common Stock under our 2017 Amended and Restated Stock Incentive Plan at an exercise price of $0.012 per share. The Shares vest quarterly over three years. All options will have a five-year life and allow for a cashless exercise. The stock option grant is subject to the terms and conditions of our Amended and Restated Stock Incentive Plan, including vesting requirements. In the event that Mr. Scott’s continuous status as employee to us is terminated by us without Cause or Mr. Scott terminates his employment with us for Good Reason as defined in the Scott Agreement, in either case upon or within twelve months after a Change in Control as defined in our amended and Restated Stock Incentive Plan, then 100% of the total number of Shares shall immediately become vested.

Mr. Scott is entitled to participate in all group employment benefits that are offered by us to our senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements. In addition, we are required purchase and maintain an insurance policy on Mr. Scott’s life in the amount of $2,000,000 payable to Mr. Scott’s named heirs or estate as the beneficiary. Finally, Mr. Scott is entitled to twenty days of vacation annually and also has certain insurance and travel employment benefits.

If we terminate Mr. Scott’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Scott terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Scott will be entitled to receive (i) his Base Salary amount for ninety days; and (ii) his Annual Bonus amount for each year during the remainder of the Term.

Employment Agreement with Joseph Barnes

On October 15, 2018, our Compensation Committee approved an Employment Agreement with Joseph Barnes pursuant to which we engaged Mr. Barnes as President of the GrowLife Hydroponics Company through October 15, 2021. Mr. Barnes’s previous Agreement was cancelled.

Mr. Barnes’s annual compensation is $165,000. Mr. Barnes is also entitled to receive an annual bonus equal to two percent (2%) of the Company’s EBITDA for that year. The annual bonus shall be paid no later than 31 days following the end of each calendar year.

Our Board of Directors granted Mr. Barnes an option to purchase eighteen million shares of the Company’s Common Stock under the Company’s 2017 Amended and Restated Stock Incentive Plan at an exercise price of $0.012 per share. The Shares vest quarterly over three years. All options will have a five-year life and allow for a cashless exercise. The stock option grant is subject to the terms and conditions of our Amended and Restated Stock Incentive Plan, including vesting requirements.  In the event that Mr. Barnes’s continuous status as employee to us is terminated by us without Cause or Mr. Barnes terminates his employment with us for Good Reason as defined in the Barnes Agreement, in either case upon or within twelve months after a Change in Control as defined in our Amended and Restated Stock Incentive, then 100% of the total number of Shares shall immediately become vested.

Mr. Barnes is entitled to participate in all group employment benefits that are offered by us to our senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements. In addition, the Company is required purchase and maintain an insurance policy on Mr. Barnes’s life in the amount of $2,000,000 payable to Mr. Barnes’s named heirs or estate as the beneficiary. Finally, Mr. Barnes is entitled to twenty days of vacation annually and also has certain insurance and travel employment benefits.

If we terminate Mr. Barnes’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Barnes terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Barnes will be entitled to receive (i) his Base Salary amount for ninety days; and (ii) his Annual Bonus amount for each year during the remainder of the Term.

Potential Payments upon Termination or Change in Control

The Company’s Employment Agreement with Marco Hegyi has provisions providing for severance payments as detailed below.

Executive	For Cause	or Normal	Cause	Control	Disability
Payments Upon	Termination	Retirement	Termination	Termination	or Death
Separation	on 12/31/18	on 12/31/18	on 12/31/18	on 12/31/18	on 12/31/18
Compensation:
Base salary (1)	$-	$-	$575,000	$575,000	$-
Performance-based incentive
compensation	$-	$-	$-	$-	$-
Stock options	$-	$-	$-	$-	$-

Benefits and Perquisites:
Health and welfare benefits	$-	$-	$-	$-	$-
Accrued vacation pay	$-	$-	$-	$-	$-

Total	$-	$-	$575,000	$575,000	$-

(1)
Reflects amounts to be paid upon termination without cause and upon termination in a change of control, less any months worked. All outstanding warrants fully vest under certain conditions.

The Company’s Employment Agreement with Mark E. Scott has provisions providing for severance payments as detailed below.

		Early	Not For Good	Change in
Executive	For Cause	or Normal	Cause	Control	Disability
Payments Upon	Termination	Retirement	Termination	Termination	or Death
Separation	on 12/31/18	on 12/31/18	on 12/31/18	on 12/31/18	on 12/31/18
Compensation:
Base salary (1)	$-	$-	$41,250	$41,250	$-
Performance-based incentive
compensation	$-	$-	$-	$-	$-
Stock options	$-	$-	$-	$-	$-

Benefits and Perquisites:
Health and welfare benefits	$-	$-	$-	$-	$-
Accrued vacation pay	$-	$-	$-	$-	$-

Total	$-	$-	$41,250	$41,250	$-

(2)
Reflects amounts to be paid upon termination without cause and upon termination in a change of control. All outstanding stock options vests fully vest under certain conditions.

The Company’s Employment Agreement with Joe Barnes has provisions providing for severance payments as detailed below.

		Early	Not For Good	Change in
Executive	For Cause	or Normal	Cause	Control	Disability
Payments Upon	Termination	Retirement	Termination	Termination	or Death
Separation	on 12/31/18	on 12/31/18	on 12/31/18	on 12/31/18	on 12/31/18
Compensation:
Base salary (1)	$-	$-	$41,250	$41,250	$-
Performance-based incentive
compensation	$-	$-	$-	$-	$-
Stock options	$-	$-	$-	$-	$-

Benefits and Perquisites:
Health and welfare benefits	$-	$-	$-	$-	$-
Accrued vacation pay	$-	$-	$-	$-	$-

Total	$-	$-	$41,250	$41,250	$-

(1)
Reflects amounts to be paid upon termination without cause and upon termination in a change of control. There outstanding stock options vests fully vest under certain conditions.

DIRECTOR COMPENSATION

We primarily use stock options grants to incentive compensation to attract and retain qualified candidates to serve on the Board. This compensation reflected the financial condition of the Company. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by our members of the Board. During year ended December 31, 2018, Marco Hegyi and Mark E. Scott did not receive any compensation for their service as directors.  The compensation disclosed in the Summary Compensation Table on page 36 represents the total compensation.

Director Summary Compensation

				Non-Equity	Non-Qualified
	Fees Earned			Incentive	Deferred
	or Paid in			Plan	Compensation	Other
	Cash	Stock	Option	Compensation	Earnings	Compensation
Name	$	Awards (1)	Awards	($)	$	($)	Total
Michael E. Fasci (2)	$-	$125,781	$-	$-	$-	$-	$125,781

Katherine McLean (3)	-	57,863	-	-	-	-	57,863

Thom Kozik (4)	-	19,562	-	-	-	-	19,562

	$-	$203,205	$-	$-	$-	$-	$77,425

(1)
These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

(2)
On February 1, 2018, we issued 3,789,041 shares of our common stock to Mr. Fasci that was valued at $0.02 per share or $75,781. On December 6, 2018, we issued Mr. Fasci 5,000,000 shares of our common stock that was valued at $0.01 per share or $50,000. On December 6, 2018, Michael E. Fasci resigned as a Member of the Board of Directors.

(3)
On February 1, 2018, we issued 2,893,151 shares of our common stock to Katherine McLain that was valued at $0.02 per share or $57,863.

(4)
On February 1, 2018, we issued 978,082 shares of our common stock to Thom Kozik that was valued at $0.02 per share or $19,562.

Compensation Paid to Board Members

Our independent non-employee directors are not compensated in cash.  The only compensation has been in the form of stock awards. There is no stock compensation plan for independent non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationship

Please see the transactions with Chicago Venture Partners, L.P. discussed in Notes 10, 11, 13 and 17 of Form 10K as filed with the SEC on March 8, 2019.

Transactions with Marco Hegyi

On October 21, 2018 and 2017, Mr. Hegyi's Warrant to purchase up to 10,000,000 shares of our common stock at an exercise price of $0.01 per share vested. The Warrant is exercisable for 5 years. The warrants were valued at $390,000 and $192,000 we recorded $178,750 and $195,000 as compensation expense for the years ended December 31, 2018 and 2017, respectively. On October 15, 2018, Mr. Hegyi received Warrants to purchase up to 48,000,000 shares of our common stock at an exercise price of $0.012 per share and which vest on October 15, 2018, 2019 and 2020. The Warrants are exercisable for 5 years. The warrant that vested on October 15, 2018 was valued at $96,000 and we recorded this amount compensation expense for the year ended December 31, 2018.

On October 15, 2018, the Board of Directors approved an Employment Agreement with Marco Hegyi pursuant to which the Company engaged Mr. Hegyi as its Chief Executive Officer through October 15, 2021.

Transactions with an Entity Controlled by Mark E. Scott

On October 15, 2018, an entity controlled by Mr. Scott was granted an option to purchase 20,000,000 shares of common stock at an exercise price of $0.012 per share. On October 15, 2017, an entity controlled by Mr. Scott was granted an option to purchase 12,000,000 shares of common stock at an exercise price of $0.006 per share. The stock option grants vest quarterly over three years and are exercisable for 5 years. The stock option grants were valued at $40,000 and $18,000. The Company recorded $8,833 and $1,500 as compensation expense for the years ended December 31, 2018 and 2017, respectively.

On October 15, 2018, the Compensation Committee of the Company approved an Employment Agreement with Mark E. Scott pursuant to which the Company engaged Mr. Scott as its Chief Financial Officer through October 15, 2021. Mr. Scott’s previous Agreement was cancelled.

Transaction with Joseph Barnes

On October 15, 2018, Mr. Barnes was granted an option to purchase 18,000,000 shares of common stock at an exercise price of $0.012 per share. On October 25, 2017, Mr. Barnes was granted an option to purchase 10,000,000 shares of common stock at an exercise price of $0.007 per share. The stock option grants vest quarterly over three years and are exercisable for 5 years. The stock option grants were valued at $36,000 and $24,000, The Company recorded $8,550 and $2,000 as compensation expense for the years ended December 31, 2018 and 2017, respectively.

On October 15, 2018, the Compensation Committee of the Company approved an Employment Agreement with Joseph Barnes pursuant to which the Company engaged Mr. Barnes as President of the GrowLife Hydroponics Company through October 15, 2021. Mr. Barnes’s previous Agreement was cancelled.

Transactions with Michael E. Fasci

On February 4, 2017, we issued 1,000,000 shares of our common stock to Michael E. Fasci pursuant to a service award for $15,000. The shares were valued at the fair market price of $0.015 per share. On April 27, 2017, we issued 1,000,000 shares of our common stock to Michael E. Fasci pursuant to a service award for $9,000. The shares were valued at the fair market price of $0.009 per share. On April 27, 2017, we issued 2,000,000 shares of our common stock to Michael E. Fasci pursuant to a consulting agreement for $18,000. The shares were valued at the fair market price of $0.009 per share. On November 2, 2017, we issued 2,000,000 shares of our common stock to Michael E. Fasci pursuant to a consulting agreement for $10,000. The shares were valued at the fair market price of $0.005 per share.

On February 1, 2018, we issued 3,789,041 shares of our common stock to Mr. Fasci that was valued at $0.02 per share or $75,781. On December 6, 2018, we issued Mr. Fasci 5,000,000 shares of our common stock that was valued at $0.01 per share or $50,000. On February 6, 2018, Michael E. Fasci resigned as a Member of the Board of Directors.

Transactions with Katherine McLain

Ms. Katherine McLain was appointed as a director on February 14, 2017. On June 28, 2017, we issued 1,000,000 shares of our common stock to Ms. McLain pursuant to a service award for $9,000. The shares were valued at the fair market price of $0.009 per share. On October 23, 2017, we issued 1,000,000 shares of our common stock to Ms. McLain pursuant to a service award for $5,000. The shares were valued at the fair market price of $0.005 per share. On February 1, 2018, we issued 2,893,151 shares of our common stock to Katherine McLain that was valued at $0.02 per share or $57,863.

On February 22, 2019, we issued 8,108,108 shares of our common stock to Katherine McLain valued at $0.0074 per share or $60,000.

Transaction with Thom Kozik

Mr. Kozik was appointed as a director on October 5, 2017. On October 23, 2017, we issued 2,000,000 shares of our common stock to Mr. Kozik pursuant to a service award for $10,000. The shares were valued at the fair market price of $0.005 per share. On February 1, 2018, we issued 978,082 shares of our common stock to Thom Kozik that was valued at $0.02 per share or $19,562.

On February 22, 2019, we issued 8,108,108 shares of our common stock to Mr. Kozik valued at $0.0074 per share or $60,000.

Indemnification

Our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, we have an Indemnification Agreements with the current Board of Directors.

Review and Approval of Related Person Transactions

We have operated under a Code of Conduct for many years. Our Code of Conduct requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

The Audit Committee is responsible for reviewing and approving all transactions with related persons. The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed.

Since January 1, 2017, the Company engaged in the following reportable transactions with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of June 30, 2019 by:

●
each director and nominee for director;
●
each person known by us to own beneficially 5% or more of our common stock;
●
each officer named in the summary compensation table elsewhere in this report; and
●
all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address of each beneficial owner is 5400 Carillon Point, Kirkland, WA 98033 and the address of more than 5% of common stock is detailed below.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage (1)
Directors and Named Executive Officers-
Marco Hegyi (2)	46,000,000	1.2%
Mark E. Scott (3)	26,333,333	*
Katherine McLain (4)	13,001,259	*
Thom Kozik (5)	11,086,190	*
Joseph Barnes (6)	16,300,000	*
Total Directors and Officers (5 in total)	112,720,782	3.0%

*
Less than 1%.

(1)
Based on 3,759,717,098 shares of common stock outstanding as of June 30, 2019.

(2)
Reflects the shares beneficially owned by Marco Hegyi, including warrants to purchase 43,500.000 shares of our common stock.

(3)
Reflects the shares beneficially owned by Mark E. Scott, including stock option grants totaling 13,333,333 shares that Mr. Scott has the right to acquire in sixty days.

(4)
Reflects the shares beneficially owned by Katherine McLain.

(5)
Reflects the shares beneficially owned by Thom Kozik.

(6)
Reflects the shares beneficially owned by Joseph Barnes, including stock option grants totaling 16,000,000 shares that Mr. Barnes has the right to acquire in sixty days.

There are no 5% holders as of June 30, 2019.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to our articles of incorporation and the bylaws. We have filed copies of these documents with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Authorized Capital Stock

We have authorized 6,010,000,000 shares of capital stock, of which 6,000,000,000 are shares of voting common stock, par value $0.0001 per share, and 10,000,000 are shares of preferred stock, par value $0.0001 per share. On October 24, 2017 we filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the authorized shares of common stock from 3,000,000,000 to 6,000,000,000 shares.

Capital Stock Issued and Outstanding

The outstanding share information in the table above is based on 3,817,964,405 shares of our common stock outstanding as of September 4, 2019, and excludes the following:

●
________ shares of our common stock issuable upon the exercise of stock options outstanding as of September __, 2019 at a weighted-average exercise price of $0.____ per share;

●
___________ shares of our common stock issuable upon the exercise of warrants outstanding as of September __, 2019 (at a weighted-average exercise price of $0.___ per share. These warrants will expire between ________, ______ and _________, ________;

●
____________ shares of common stock to be issued for the conversion of Convertible Notes Payables as of September __, 2019 with expiration dates between __________ and ___________ at conversion prices of $0.___ per share;

●
__________ additional shares of our common stock available for future issuance under our 2017 Amended Stock Incentive Plan;

●
__________ shares of our common stock issuable upon the conversion of convertible promissory notes.; and

●
416,666,667 shares of our common stock issuable under the Equity Purchase Agreement.

Voting Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights for the election of directors. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. On all other matters, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote is required for approval, unless otherwise provided in our articles of incorporation, bylaws or applicable law. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Non-Voting Preferred Stock

Under the terms of our articles of incorporation, our board of directors is authorized to issue shares of non-voting preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of non-voting preferred stock.

The purpose of authorizing our board of directors to issue non-voting preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of non-voting preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Warrants to Purchase Common Stock

As of June 30, 2019, warrants to purchase an aggregate of warrants for the purchase of 362.8 million common shares at a $0.023 average exercise price.

Options to Purchase Common Stock

On December 6, 2018, the Company’s shareholders voted to approve the First Amended and Restated 2017 Stock Incentive Plan to increase the shares issuable under the plan from 100 million to 200 million. The Company has 100,000,000 shares available for issuance. The Company has outstanding unexercised stock option grants totaling 100,000,000 shares at an average exercise price of $0.010 per share as of December 31, 2018. The Company filed registration statements on Form S-8 to register 200,000,000 shares of the Company’s common stock related to the 2017 Stock Incentive Plan and First Amended and Restated 2017 Stock Incentive Plan.

As of June 30, 2019, there are 82,500,000 options to purchase common stock at an average exercise price of $0.0099 per share outstanding under the 2017 Amended and Restated Stock Incentive Plan. We recorded $32,247 and $16,129 of compensation expense, net of related tax effects, relative to stock options for the six months ended June 30, 2019 and 2018 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.00). As of June 30, 2019, there is $112,624 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 3.87 years.

Dividend Policy

We have not previously declared or paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all of our available funds to finance the growth and development of our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Anti-Takeover Provisions

Delaware Revised Statutes

Articles of Incorporation and Bylaws Provisions

Our articles of incorporation, as amended, and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our articles of incorporation and bylaws among other things:

●
permit our board of directors to alter our bylaws without stockholder approval; and
●
provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent for our common stock is Issuer Direct Corporation located at 500 Perimeter Park, Suite D, Morrisville, NC 27560.

Offer Restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Horwitz + Armstrong, A Professional Law Corporation, Lake Forest, California, will provide opinions regarding the validity of the shares of our Common Stock. Horwitz + Armstrong, A Professional Law Corporation may also provide opinions regarding certain other matters.

EXPERTS

SD Mayer and Associates, LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, as set forth in their report which includes an explanatory paragraph relating to our ability to continue as a going concern, included elsewhere in this prospectus. We have included our financial statements in this prospectus and elsewhere in this Registration Statement in reliance on SD Mayer and Associates, LLP’s report, given on their authority as experts in accounting and auditing.

Except as noted below,  no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Horwitz + Armstrong, A Professional Law Corporation, counsel to the Company, is a holder of 1,500,000 shares of Common Stock of the Company as of the date of this filing. Except with respect to Horwitz + Armstrong, A Professional Law Corporation, no expert named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock we are offering to sell. This prospectus, which constitutes part of the Registration Statement, does not include all of the information contained in the Registration Statement and the exhibits, schedules and amendments to the Registration Statement. For further information with respect to us and our common stock, we refer you to the Registration Statement and to the exhibits and schedules to the Registration Statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the Registration Statement of which this prospectus is a part at the SEC's public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the Registration Statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the Registration Statement of which this prospectus is a part at the SEC's website.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and are required to file reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.growlifeinc.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

PROSPECTUS

GROWLIFE, INC.
5400 Carillon Point
Kirkland, WA 98033

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

____________________, 2019

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with the issuance and distribution of the securities being registered are set forth below. Each item listed is estimated as follows:

Securities and Exchange Commission registration fee	$303
Accounting fees and expenses	5,000
Legal fees and expenses	15,000
Registrar and transfer agent fees and expenses	2,000
Miscellaneous	7,697

Total expenses	$30,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Delaware law, a corporation may include in its certificate of incorporation (“Certificate”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (the “DGCL”) (dealing with illegal redemptions and stock repurchases), or (d) for any transaction from which the director derived an improper personal benefit. Our Certificate limits personal liability of directors to the fullest extent permitted by Delaware law.

The Certificate also provides that we shall, to the fullest extent permitted by Section 145 of the DGCL, as amended, indemnify all persons whom it may indemnify thereto, provided that if such indemnified person initiates a proceeding, he or she shall be indemnified only if our board of directors approved such action. Section 145 of the DGCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a Company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the Company. Section 145 and our Certificate also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We have a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended and the Securities and Exchange Act of 1934, as amended.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

In the two years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act.

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities. We have not employed any underwriters in connection with any of the below transactions, and the individuals and entities to whom we issued securities are not affiliated with us. Except as noted below, none of the holders of the securities have any contractual rights to have such securities registered with the Securities and Exchange Commission.

Year Ended December 31, 2017

During the year ended December 31, 2017, the Company had had the following sales of unregistered of equity securities to accredited investors unless otherwise indicated:

On February 28, 2017, Logic Works converted principal and interest of $291,044 into 82,640,392 shares of the Company’s common stock at a per share conversion price of $0.004.

During the year ended December 31, 2017, five vendors converted debt of $559,408 into 64,869,517 shares of the Company’s common stock at the fair market price of $0.0086 per share.

During the year ended December 31, 2017, four directors were issued 10,000,000 shares of the Company’s common stock at the fair market price of $0.0076 per share for 2017 director services.

During the year ended December 31, 2017, Chicago Venture converted principal and accrued interest of $2,688,000 into 554,044,030 shares of the Company’s common stock at a per share conversion price of $0.0049.

Year Ended December 31, 2018

During the year ended December 31, 2018, the Company had had the following sales of unregistered of equity securities to accredited investors unless otherwise indicated:

On February 7, 2018, the Company issued 7,660,274 shares to three directors. The shares were valued at the fair market price of $0.020 per share or $153,205. The shares were issued for annual director service to the Company.

On February 12, 2018, the Company received a Notice of Conversion from Forglen LLC converting principal and interest of $321,945 owed under that certain 7% Convertible Note as amended June 19, 2014 into 127,000,000 shares of the Company’s common stock with a fair value of $2,235,200.

On March 13, 2018, the Company, received a Notice of Conversion from Logic Works LLC converting principal and interest of $41,690 owed under that a 6% Convertible Note into 16,445,609 shares of our common stock with a fair value of $248,329. As of March 13, 2018, the outstanding balance on the Convertible Note was $0.

During the year ended December 31, 2018, the Company issued 2,400,000 shares of its common stock to a service provider pursuant to conversions of debt totaling $33,000. The shares were valued at the fair market price of $0.0138 per share.

During the year ended December 31, 2018, the Company issued 6,250,000 shares of its common stock to a service provider and a former director related to services. The shares were valued at the fair market price of $0.0104 per share or $65,000.

During the year ended December 31, 2018, Chicago Venture converted principal and interest of $3,104,181 into 525,587,387 shares of our common stock at a per share conversion price of $0.0059 with a fair value of $7,756,330. The Company recognized $6,565,415 loss on debt conversions during the year ended December 31, 2018.

During the year ended December 31, 2018, an employee exercised a stock option grant for 1,000,000 shares at $0.006 or $6,000.

Securities Purchase Agreements with St. George Investments, LLC

On February 9, 2018, the Company executed the following agreements with St. George Investments LLC, a Utah limited liability company: (i) Securities Purchase Agreement; and (ii) Warrant to Purchase Shares of Common Stock. The Company entered into the St. George Agreements with the intent to acquire working capital to grow the Company’s businesses.

Pursuant to the St. George Agreements, the Company agreed to sell and to issue to St. George for an aggregate purchase price of $1,000,000: (a) 48,687,862 Shares of newly issued restricted Common Stock of the Company; and (b) the Warrant. St. George has paid the entire Purchase Price for the Securities.

The Warrant is exercisable for a period of five (5) years from the Closing, for the purchase of up to 48,687,862 shares of the Company’s Common Stock at an exercise price of $0.05 per share of Common Stock. The Warrant is subject to a cashless exercise option at the election of St. George and other adjustments as detailed in the Warrant.

On March 20, 2018, the Company entered into and closed on a Common Stock Purchase Agreement with St. George Investments, LLC, a Utah limited liability company. The Company issued St. George 6,410,256 shares of newly issued restricted Common Stock of the Company at a purchase price of $0.0156 per share.

On April 26, 2018, the Company entered into and closed on a Common Stock Purchase Agreement with St. George Investments, LLC, Pursuant to the St. George Agreements, the Company sold and agreed to issue to St. George 4,950,495 shares of newly issued restricted Common Stock of the Company at a purchase price of $0.0202 per share.

On May 25, 2018, the Company entered into and closed on a Common Stock Purchase Agreement with St. George Investments, LLC, Pursuant to the St. George Agreements, the Company sold and agreed to issue to St. George 5,128,205 shares of newly issued restricted Common Stock of the Company at a purchase price of $0.0195 per share.

On October 15, 2018, the Company closed the Purchase and Sale Agreement with EZ-Clone and issued 107,307,692 restricted shares of our common stock at a price of $0.013 per share or $1,395,000.

On November 30, 2018, the Company closed its Rights Offering. We received $2,533,648 under the Rights Offering and issued 211,137,293 shares of common stock at $0.012 per share.

Subsequent to the Year Ended December 31, 2018

During the six months ended June 30, 2019, the Company had the following sales of unregistered equity securities to accredited investors unless otherwise indicated:

During the six months ended June 30, 2019, the Company issued 22,183,471 shares to suppliers for services provided. The Company valued the shares at $174,435 per share or $0.0079.

During the six months ended June 30, 2019, Chicago Venture and Iliad converted principal and accrued interest of $745,000 into 171,017,865 shares of our common stock at a per share conversion price of $.0044 with a fair value of $1,293,341. The Company recognized $582,246 loss on debt conversions during the six months ended June 30, 2019.

On February 15, 2019, the Company entered into a Termination of Existing Agreements and Release with CANX USA, LLC, a Nevada limited liability company. Pursuant to the Agreement, the Parties agreed to terminate, release and discharge all existing and further rights and obligations between the Parties under, arising out of, or in any way related to that certain Waiver and Modification Agreement and Amended and Restated Joint Venture Agreement made as of July 10, 2014, and any ancillary agreements or instruments thereto, including, but not limited to, the Warrants issued to CANX entitling CANX to purchase 540,000,000 shares of the Company’s common stock at an exercise price of $0.033.

In exchange for the Agreement and cancellation of the CANX Agreements and Warrants, the Company agreed to issue $1,000,000 of restricted common stock priced at the February 7, 2019 closing price of $0.008, or 125,000,000 restricted common stock shares The Company recorded a loss on settlement of $986,363.

On May 2, 2019, the Company issued 3,916,667 shares valued at $0.006 to a former employee related to a cashless stock option exercise. We cancelled a stock option grant for 15,083,333 shares issued at $0.006.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5)         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on September 4, 2019.

GROWLIFE, INC.

By:	/s/ Marco Hegyi
Marco Hegyi
Chief Executive Officer

By:	/s/ Mark E. Scott
Mark E. Scott
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Marco Hegyi	Chief Executive Officer and Director	September 4, 2019
Marco Hegyi	(Principal Executive Officer)

/s/ Mark E. Scott	Chief Financial Officer, Director and Secretary	September 4, 2019
Mark E. Scott	(Principal Financial/Accounting Officer)

/s/ Katherine McLain	Director	September 4, 2019
Katherine McLain

/s/ Thom Kozik	Director	September 4, 2019
Thom Kozik

Exhibit Index

Exhibt No.	Description
3.1
Certificate of Incorporation. Filed as an exhibit to the Company’s Form 10-SB General Form for Registration of Securities of Small Business Issuers filed with the SEC on December 7, 2007, and hereby incorporated by reference.

3.2
Second Amended and Restated Bylaws of GrowLife, Inc. dated October 16, 2015. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on October 26, 2015, and hereby incorporated by reference.

3.3
Certificate of Amendment of Certificate of Incorporation of GrowLife, Inc. dated October 23, 2017 to increase the authorized shares of Common Stock from 3,000,000,000 to 6,000,000,000 shares. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on October 24, 2017, and hereby incorporated by reference.

4.1	GrowLife, Inc. 2017 Stock Incentive Plan filed as an Annex 1 to the Company’s Preliminary Schedule 14A filed with the SEC on September 11, 2018, and hereby incorporated by reference.
5.1	Opinion of Horwitz + Armstrong, A Prof. Law Corp. regarding the legality of the securities being registered (filed herewith)
10.1
Lease Amending Agreement dated October 1, 2017 by and between GrowLife, Inc. and Berezan Management (Alta) Ltd. Filed as an exhibit to the Company’s Form 10-K and filed with the SEC on March 28, 2018, and hereby incorporated by reference.

10.2
Compilation of Securities Purchase Agreement, Secured Promissory Notes, and Security Agreement dated December 22, 2017, entered into by and between GrowLife, Inc. and Chicago Venture Partners, L.P. Filed as an exhibit to the Company’s Form 10-K and filed with the SEC on March 28, 2018, and hereby incorporated by reference

10.3	Asset Purchase Agreement dated as of October 2, 2017 amongst GrowLife, Inc. and David Reichwein, GIP International Ltd and DPR International LLC.
10.4	Texas commercial Lease Agreement dated October 9, 2017 by and between GrowLife Innovations, Inc. and All Commercial Flooring Inc.
10.5
Compilation of Securities Purchase Agreement and Warrant to Purchase Common Stock dated February 9, 2018, entered into by and between GrowLife, Inc. and St. George Investments LLC. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on February 15, 2018, and hereby incorporated by reference.

10.6
First Addendum to Asset Purchase Agreement and Employment Agreement dated February 18, 2018 amongst Growlife, Inc. and David Reichwein, GIP International Ltd and DPR International LLC. (filed herewith).

10.7	Second Amendment to Forglen LLC 7% Convertible Promissory Note. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on March 16, 2018, and hereby incorporated by reference.
10.8
Common Stock Purchase Agreement dated March 20, 2018 entered into by and between GrowLife, Inc. and St. George Investments LLC. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on March 23, 2018, and hereby incorporated by reference.

10.9
Compilation of Securities Purchase Agreement, Secured Promissory Notes, and Security Agreement. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on August 16, 2018, and hereby incorporated by reference.

10.10
Asset Purchase Agreement dated August 17, 2018 entered into by and between GrowLife, Inc. and Go Green Hydroponics, Inc. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on August 23, 2018, and hereby incorporated by reference.

10.11
Security Agreement dated August 17, 2018 by and between GrowLife, Inc. and Go Green Hydroponics, Inc. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on August 23, 2018, and hereby incorporated by reference.

10.12
Rights Offering to Shareholders filed in Amendment No.1 of Form S-1. Filed with the SEC on September 18, 2018, and hereby incorporated by reference. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on September 21, 2018, and hereby incorporated by reference.

10.13
Four Amendment to Lease Agreement dated August 31, 2018 entered into by and between GrowLife, Inc., The GST Non-Exempt Marital Trust under the Samuel and Elaine Rosenthal Revocable Trust and Ackerman-Rosenthal Property, LLC. Filed as an exhibit to the Company’s Annual Report on Form 10-K and filed with the SEC on March 8, 2019, and hereby incorporated by reference.

10.14
Assignment and Assumption of Lease dated August 31, 2018 entered into by and between GrowLife, Inc., Go Green Hydroponics, Inc., GST Non-Exempt Marital Trust Under the Samuel and Elaine Rosenthal Revocable Trust and Ackerman-Rosenthal Property, LLC. Filed as an exhibit to the Company’s Annual Report on Form 10-K and filed with the SEC on March 8, 2019, and hereby incorporated by reference.

10.15
Lease Agreement dated July 2, 2018 entered into by and between GrowLife Hydroponics, Inc. Inc. and Brixmor SPE 4 LP. Filed as an exhibit to the Company’s Annual Report on Form 10-K and filed with the SEC on March 8, 2019, and hereby incorporated by reference.

10.16	Marco Hegyi Employment Agreement dated October 15, 2018. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on October 17, 2018, and hereby incorporated by reference.
10.17	Mark Scott Employment Agreement dated October 15, 2018. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on October 17, 2018, and hereby incorporated by reference.
10.18	Joseph Barnes Employment Agreement dated October 15, 2018. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on October 17, 2018, and hereby incorporated by reference.
10.19
Purchase and Sale agreement dated October 10, 2018 by and between GrowLife, Inc. and EZ-Clone Enterprises LLC. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on October 18, 2018, and hereby incorporated by reference.

10.20
Compilation of Securities Purchase Agreement, Warrant, Secured Promissory Notes, and Security Agreement. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on October 17, 2018, and hereby incorporated by reference.

10.21
Prospectus Supplement dated November 8, 2018 to Rights Offering to Shareholders filed in 424(b)(4) Prospectus filed with the SEC on October 18, 2018, and hereby incorporated by reference. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on November 16, 2018, and hereby incorporated by reference.

10.22
Prospectus Supplement dated November 16, 2018 to Rights Offering to Shareholders filed in 424(b)(4) Prospectus filed with the SEC on October 18, 2018, and hereby incorporated by reference. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on November 16, 2018, and hereby incorporated by reference.

10.23
Standard and Industrial Multi-Tenant Lease dated December 18, 2018 by and between Pensco Trust Company and GrowLife, Inc. Filed as an exhibit to the Company’s Form 10-K and filed with the SEC on October 17, 2018, and hereby incorporated by reference.

10.24
Termination of Existing Agreements and Release Agreement accepted February 15, 2019 entered into by and between GrowLife, Inc. and CANX USA LLC. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on February 20, 2019, and hereby incorporated by reference.

10.25
Compilation of Securities Purchase Agreement, Secured Promissory Notes, and Security Agreement with Odyssey Research and Trading, LLC. Filed as an exhibit to the Company’s Form 8-K and filed with the SEC on July 30, 2019, and hereby incorporated by reference.

10.26	Compilation of Equity Purchase Agreement and Registration Rights Agreement with Triton Funds LP (Filed herewith)
14.1	Code of Conduct and Ethics dated May 15, 2014. Attached as an exhibit to the Company’s Form 8-K filed and with the SEC on June 9, 2014, and hereby incorporated by reference.
21.1	Subsidiaries of the Registrant (filed herewith)
23.1	Consent of SD Mayer & Associates, LLP, independent registered public accounting firm (filed herewith)
23.3	Consent of Horwitz + Armstrong, A Professional Law Corporation (included in Exhibit 5.1) (filed herewith)
24.1	Power of Attorney (included on the signature page of this registration statement).
99.1	Audited Financial Statements of EZ-Clone Enterprises, Inc. Filed as an exhibit to the Company’s Form 8-KA and filed with the SEC on January 24, 2019, and hereby incorporated by reference.
99.2
Unaudited Pro Forma Financial Information of GrowLife, Inc. and EZ-Clone Enterprises, Inc. Filed  as an exhibit to the Company’s Form 8-KA and filed with the SEC on January 24, 2019, and hereby  incorporated by reference.

99.3	Amended and Restated Audit Committee Charter, dated October 16, 2015. Attached as an exhibit to the Company’s Form 8-K and filed with the SEC on October 26, 2015, and hereby incorporated by reference.
99.4	Compensation Committee Charter dated May 15, 2014. Attached as an exhibit to the Company’s Form 8-K dated June 3, 2014 and filed with the SEC on June 9, 2014, and hereby incorporated by reference.
99.5
Amended and Restated Nominations and Governance Charter, dated October 16, 2015.Attached as an exhibit to the Company’s Form 8-K and filed with the SEC on October 26, 2015, and hereby incorporated by reference.

99.6	Amended and Restated Insider Trading Policy, dated October 16, 2015. Attached as an exhibit to the Company’s Form 8-K and filed with the SEC on October 26, 2015, and hereby incorporated by reference.
Form of Notice of Guaranteed Delivery

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
GrowLife, Inc.
Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GrowLife, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2018 and the related notes (collectively referred to as the ‘financial statements’). In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GrowLife, Inc. at December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the PCAOB and required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has sustained a net loss from operations and has an accumulated deficit since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 2.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SD Mayer & Associates, LLP

SD Mayer & Associates, LLP
We have served as the Company’s auditor since 2016
Seattle, Washington
March 8, 2019

GROWLIFE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,334,377	$69,191
Accounts receivable - trade	42,254	-
Inventory, net	792,664	465,678
Prepaid costs	3,418	-
Deposits	51,916	24,308
Total current assets	3,224,629	559,177

EQUIPMENT, NET	712,866	302,689
INTANGIBLE ASSETS	3,280,453	-
TOTAL ASSETS	$7,217,948	$861,866

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$1,054,371	$821,398
Accrued expenses	261,954	133,988
Accrued expenses - related parties	73,585	37,776
Derivative liability	1,795,473	2,660,167
Current portion of convertible notes payable	3,404,133	3,015,021
Current portion of notes payable- related parties	100,020	-
Current portion of capital lease	8,534	-
Deferred revenue	89,504	10,000
Total current liabilities	6,787,574	6,678,350

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Preferred stock - $0.0001 par value, 10,000,000 shares authorized, no shares
issued and outstanding	-	-
Common stock - $0.0001 par value, 6,000,000,000 shares authorized, 3,437,599,095
and 2,367,634,022 shares issued and outstanding at 12/31/2018 and 12/31/2017, respectively	343,749	236,752
Additional paid in capital	139,331,067	123,678,069
Accumulated deficit	(141,176,087)	(129,731,305)
Total stockholders' deficit	(1,501,271)	(5,816,484)

NON CONTROLLING INTEREST IN EZ-CLONE ENTERPRISES, INC.	1,931,645	-

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$7,217,948	$861,866

The accompanying notes are an integral part of these consolidated financial statements.

GROWLIFE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended,
	December 31, 2018	December 31, 2017

NET REVENUE	$4,573,461	$2,452,104
COST OF GOODS SOLD	4,105,172	2,180,603
GROSS PROFIT	468,289	271,501
GENERAL AND ADMINISTRATIVE EXPENSES	5,016,977	2,320,455
OPERATING LOSS	(4,548,689)	(2,048,954)

OTHER INCOME (EXPENSE):
Change in fair value of derivative	977,732	496,306
Interest expense, net	(1,320,811)	(1,281,083)
Impairment of acquired assets	(61,902)	-
Other (expense) income	-	15,577
Loss on debt conversions	(6,519,467)	(2,502,819)
Total other (expense)	(6,924,448)	(3,272,019)

(LOSS) BEFORE INCOME TAXES	(11,473,137)	(5,320,974)

Income taxes - current benefit	-	-

NET (LOSS)	(11,473,137)	(5,320,974)

Noncontrolling interest in EZ-Clone Enterprises, Inc.	28,355	-

NET LOSS ATTRIBUTABLE TO GROWLIFE, INC. AND SUBSIDIARIES	$(11,444,782)	$(5,320,974)
COMMON SHAREHOLDERS

Basic and diluted (loss) per share	$(0.00)	$(0.00)

Weighted average shares of common stock outstanding- basic and diluted	2,978,812,920	2,044,521,389

The accompanying notes are an integral part of these consolidated financial statements.

GROWLIFE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

	Series C Convertible						Total
	Preferred Stock		Common Stock		Additional Paid	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	in Capital	Deficit	(Deficit)

Balance as of December 31, 2016	51	$-	1,656,120,083	$165,600	$117,537,822	$(124,410,332)	$(6,706,910)

Stock based compensation for stock options	-	-	-	-	29,251	-	29,251
Stock based compensation for warrants	-	-	-	-	187,292	-	187,292
Shares issued for debt conversion	-	-	64,869,517	6,487	542,052	-	548,539
Shares issued for services rendered	-	-	10,000,000	1,000	75,000	-	76,000
Shares issued for convertible note and interest conversion	-	-	636,644,422	63,665	4,768,954	-	4,832,619
Cancellation of Series C Convertible Preferred Stock	(51)	-	-	-	-	-	-
Write-off of derivative liability to additional paid in capital	-	-	-	-	537,698	-	537,698
Net loss for the year ended December 31, 2017	-	-	-	-	-	(5,320,973)	(5,320,973)

Balance as of December 31, 2017	-	-	2,367,634,022	236,752	123,678,069	(129,731,305)	(5,816,484)
Stock based compensation for stock options	-	-	-	-	44,682	-	44,682
Stock based compensation for warrants	-	-	-	-	196,750	-	196,750
Shares issued for debt conversion	-	-	2,400,000	240	32,760	-	33,000
Shares issued for services rendered	-	-	13,910,274	1,391	216,815	-	218,206
Shares issued for convertible note and interest conversion	-	-	669,032,996	66,904	9,966,328	-	10,033,232
Shares issued for common stock	-	-	65,176,818	6,518	1,293,482	-	1,300,000
Rigths offering	-	-	211,137,293	21,114	2,512,011	-	2,533,125
Stock option exercise	-	-	1,000,000	100	5,900	-	6,000
Shares issued for acquisition of EZ-Clone Enterprises, Inc.	-	-	107,307,692	10,731	1,384,270	-	1,395,001
Noncontrolling interest in EZ-Clone Enterprises, Inc.	-	-	-	-	-	28,355	28,355
Net loss for the year ended December 31, 2018	-	-	-	-	-	(11,473,137)	(11,473,137)

Balance as of December 31, 2018	-	$-	3,437,599,095	$343,749	$139,331,067	$(141,176,087)	$(1,501,271)

The accompanying notes are an integral part of these consolidated financial statements.

GROWLIFE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended,
	December 31, 2018	December 31, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,444,782)	$(5,320,974)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation	80,125	1,890
Amortization of intangible assets	142,628	-
Stock based compensation	241,433	216,543
Common stock issued for services	218,206	76,000
Amortization of debt discount	769,237	419,666
Change in fair value of derivative liability	(977,732)	(496,306)
Accrued interest on convertible notes payable	421,666	203,697
Loss on debt conversions	6,519,467	2,502,799
Impairment of acquired assets	61,902	-
Write-off of derivaive liability to additional paid in capital	-	537,698
Changes in operating assets and liabilities:
Accounts receivable	42,254	-
Inventory	(326,986)	(47,225)
Prepaids and other assets	(3,418)	-
Deposits	(27,608)	13,145
Accounts payable	232,973	(170,934)
Accrued expenses	116,625	19,503
Deferred revenue	79,504	(37,995)
CASH (USED IN) OPERATING ACTIVITIES	(3,854,506)	(2,082,493)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in purchased assets	(544,432)	(302,689)
NET CASH (USED IN) INVESTING ACTIVITIES:	(544,432)	(302,689)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock rights	2,533,125	-
Common stock option exercise	6,000	-
Proceeds from notes payable, net	2,825,000	3,860,344
Proceeds from the issuance of common stock	1,300,000	-
Cash payoff to TCA Global Credit Master Fund, LP	-	(1,509,041)
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,664,125	2,351,303

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,265,187	(33,879)

CASH AND CASH EQUIVALENTS, beginning of period	69,191	103,070

CASH AND CASH EQUIVALENTS, end of period	$2,334,377	$69,191

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Taxes paid	$-	$-

Non-cash investing and financing activities:
Shares issued for convertible note and interest conversion	$3,338,082	$2,329,800
Common shares issued for accounts payable	$33,000	$548,539
Acquisition of EZ-Clone Erterprises, Inc.- intangible assets	$3,423,081	$-
Acquisition of EZ-Clone Erterprises, Inc.	$1,395,000	$-
Noncontrolling interest in EZ-Clone Enterprises, Inc.	$1,931,645	$-

The accompanying notes are an integral part of these consolidated financial statements.

GROWLIFE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

GrowLife, Inc. (“GrowLife” or the “Company”) is incorporated under the laws of the State of Delaware and is headquartered in Kirkland, Washington. The Company was founded in 2012 with the Closing of the Agreement and Plan of Merger with SGT Merger Corporation.

The Company’s goal of becoming the nation’s largest cultivation facility service provider for the production of organics, herbs and greens and plant-based medicines has not changed. The Company’s mission is to best serve more cultivators in the design, build-out, expansion and maintenance of their facilities with products of high quality, exceptional value and competitive price. Through a nationwide network of knowledgeable representatives, regional centers and its e-commerce website, GrowLife provides essential and hard-to-find goods including media (i.e., farming soil), industry-leading hydroponics equipment, organic plant nutrients, and thousands more products to specialty grow operations across the United States.

The Company primarily sells through its wholly owned subsidiary, GrowLife Hydroponics, Inc. GrowLife companies distribute and sell over 15,000 products through its e-commerce distribution channel, GrowLifeEco.com, and through our regional retail storefronts. GrowLife and its business units are organized and directed to operate strictly in accordance with all applicable state and federal laws.

On June 7, 2013, GrowLife Hydroponics completed the purchase of Rocky Mountain Hydroponics, LLC, a Colorado limited liability company (“RMC”), and Evergreen Garden Center, LLC, a Maine limited liability company (“EGC”). The effective date of the purchase was June 7, 2013.

On October 3, 2017, the Company closed the acquisition of 51% of the Purchased Assets from David Reichwein, a Pennsylvania resident, GIP International Ltd, a Hong Kong corporation and DPR International LLC, a Pennsylvania limited liability corporation. The Purchased Assets include intellectual property, copy rights and trademarks related to reflective tiles and flooring.
The Company did not acquire business, customer list or employees.

The Company acquired its 51% interest in the Purchased Assets for $400,000. The Company funded equipment and rent of an office lease. On February 16, 2018, the Company purchased the remaining 49% of the Purchased Assets in exchange for a one-time payment of $250,000. As December 31, 2018, the Company had recorded investment in purchased assets of $552,689.

On August 17, 2018, the Company entered into an Asset Purchase Agreement with Go Green Hydroponics, Inc., a California corporation and TCA – Go Green SPV, LLC, a Florida limited liability pursuant to which the Company acquired the intellectual property and assumed the lease for the property located at 15721 Ventura Blvd., Encino, CA 91436. The Company intends to operate a retail store, sale over the internet and sell on a direct basis at this location.

Concurrently, the Company and Seller entered into a Security Agreement for securing the assets of Company as collateral for the obligations of Company as set forth in the Security Agreement. In consideration for the sale and assignment of the Purchased Assets, the Company agreed to pay the Seller: (i) the proceeds generated from the sale of the closing inventory until all closing inventory has been sold, and (ii) to pay the Seller 5% of all gross revenue of Company earned or in any way related to the Purchased Assets generated between October 1, 2018 and December 31, 2019, up to a maximum of $200,000.

On October 15, 2018, the Company closed the Purchase and Sale Agreement with EZ-Clone Enterprises, Inc., a California corporation. EZ-Clone is the manufacturer of multiple award-winning products specifically designed for the commercial cloning and propagation stage of indoor plant cultivation including cannabis, food, and other hydroponic farming. The Company acquired 51% of EZ-Clone for $2,040,000, payable as follows: (i) a cash payment of $645,000; and (ii) the issuance of 107,307,692 restricted shares of the Company’s common stock at a price of $0.013 per share or $1,395,000.

The Company has the obligation to acquire the remaining 49% of EZ-Clone within one year for $1,960,000, payable as follows: (i) a cash payment of $855,000; and (ii) the issuance of 85,000,000 shares of the Company’s common stock at a price of $0.013 per share or $1,105,000.

On October 17, 2017, the Company were informed by Alpine Securities Corporation (“Alpine”) that Alpine has demonstrated compliance with the Financial Industry Regulatory Authority (“FINRA”) Rule 6432 and Rule 15c2-11 under the Securities Exchange Act of 1934. We filed an amended application with the OTC Markets to list the Company’s common stock on the OTCQB and begin to trade on this market as of March 20, 2018. As of March 4, 2019, the Company began to trade on the Pink Sheet stocks system. The Company’s bid price had closed below $0.01 for more than 30 consecutive calendar days.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $11,444,782 and $5,320,974 for the years ended December 31, 2018 and 2017, respectively. Our net cash used in operating activities was $3,854,506 and $2,082,493 for the years ended December 31, 2018 and 2017, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of December 31, 2018, the accumulated deficit was $141,176,087.  The Company has experienced recurring operating losses and negative operating cash flows since inception and has financed its working capital requirements during this period primarily through the recurring issuance of convertible notes payable and advances from a related party. The audit opinion prepared by our independent registered public accounting firm relating to our financial statements for the year ended December 31, 2018 and 2017 filed with the SEC on March 8, 2019 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation - The accompanying consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. Inter-Company items and transactions have been eliminated in consolidation.

Cash and Cash Equivalents - The Company classifies highly liquid temporary investments with an original maturity of nine months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  At December 31, 2018, the Company had uninsured deposits in the amount of $1,923,046.

Accounts Receivable and Revenue - Revenue is recognized at the time the Company sells merchandise to the customer in store. eCommerce sales include shipping revenue and are recorded upon shipment to the customer. This is when the risk of loss transfers to our customers, the fee is fixed and determinable, and collection of the sale is reasonably assured. A product is not shipped without an order from the customer and the completion of credit acceptance procedures. The majority of our sales are cash or credit card; however, we occasionally extend terms to our customers. Accounts receivable are reviewed periodically for collectability.

Inventories - Inventories are recorded on a first in first out basis. Inventory consists of raw materials, purchased finished goods and components held for resale. Inventory is valued at the lower of cost or market. The reserve for inventory was $120,000 and $20,000 as of December 31, 2018 and 2017, respectively.

Equipment – Equipment consists of machinery, equipment, tooling, computer equipment and leasehold improvements, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 3-10 years, except for leasehold improvements which are depreciated over the lesser of the life of the lease or 10 years.

Long Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Intangible Assets – Intangible assets are capitalized and amortized on a straight-line basis over their estimated useful life, if the life is determinable. If the life is not determinable, amortization is not recorded. We regularly perform reviews to determine if facts and circumstances exist which indicate that the useful lives of our intangible assets are shorter than originally estimated or the carrying amount of these assets may not be recoverable. When an indication exists that the carrying amount of intangible assets may not be recoverable, we assess the recoverability of our assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Such impairment test is based on the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Impairment, if any, is based on the excess of the carrying amount over the estimated fair value of those assets.

Fair Value Measurements and Financial Instruments - ASC Topic 820 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying value of cash, accounts receivable, investment in a related party, accounts payables, accrued expenses, due to related party, notes payable, and convertible notes approximates their fair values due to their short-term maturities.

Derivative financial instruments -The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Sales Returns - We allow customers to return defective products when they meet certain established criteria as outlined in our sales terms and conditions. It is our practice to regularly review and revise, when deemed necessary, our estimates of sales returns, which are based primarily on actual historical return rates. We record estimated sales returns as reductions to sales, cost of goods sold, and accounts receivable and an increase to inventory. Returned products which are recorded as inventory are valued based upon the amount we expect to realize upon its subsequent disposition. As of December 31, 2018 and 2017, there was a reserve for sales returns of $40,000 and $10,000, respectively, which is minimal based upon our historical experience.

Stock Based Compensation - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Net (Loss) Per Share - Under the provisions of ASC 260, “Earnings per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive.

As of December 31, 2018, there are also (i) stock option grants outstanding for the purchase of 100 million common shares at a $0.010 average exercise price; (ii) warrants for the purchase of 902.8 million common shares at a $0.029 average exercise price; and (iii) 112.8 million shares related to convertible debt that can be converted at $0.002535 per share. In addition, the Company has an unknown number of common shares to be issued under the Chicago Venture, Iliad and St. George financing agreements. As of December 31, 2017, there are also (i) stock option grants outstanding for the purchase of 56,000,000 common shares at a $0.007 average exercise price; (ii) warrants for the purchase of 595 million common shares at a $0.031 average exercise price; and (iii) 241,766,075 million shares related to convertible debt that can be converted at $0.002535 per share. In addition, we have an unknown number of common shares to be issued under the Chicago Venture Partners, L.P. financing agreements.

Dividend Policy - The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates - In preparing these unaudited interim consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in our consolidated financial statements relate to the valuation of long-lived assets, estimates of sales returns, inventory reserves and accruals for potential liabilities, and valuation assumptions related to derivative liability, equity instruments and share based compensation.

Recent Accounting Pronouncements

In July 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-11, “Simplifying the Measurement of Inventory,” Topic 330, “Inventory” (ASU 2015-11). The amendments in ASU 2015-11, which apply to inventory that is measured using any method other than the last-in, first-out (LIFO) or retail inventory method, require that entities measure inventory at the lower of cost and net realizable value. The amendments in ASU 2015-11 should be applied on a prospective basis. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016 and interim periods within those years. The Company adopted the amendments of ASU 2015-11 effective January 1, 2018. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements for the year ended December 31, 2018.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting,” Topic 718, “Compensation-Stock Compensation” (ASU 2016-09). ASU 2016-09 includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the Company’s financial statements, including income tax consequences, forfeitures and classification on the statement of cash flows. Under previous guidance, excess tax benefits and deficiencies from share-based compensation arrangements were recorded in equity when the awards vested or were settled. ASU 2016-09 requires prospective recognition of excess tax benefits and deficiencies in income tax expense, rather than paid-in-capital. The Company adopted the amendments of ASU 2016-09 effective January 1, 2018.The adoption of this standard did not have a material impact on the Company’s consolidated statements of income for the year ended December 31, 2018.

In addition, under ASU 2016-09, excess tax income tax benefits from share-based compensation arrangements are classified as cash flow from operations, rather than as cash flow from financing activities. For the year ended December 31, 2018, there were no excess income tax benefits.

The Company has elected to continue to estimate the number of share-based awards expected to vest, as permitted by ASU 2016-09, rather than electing to account for forfeitures as they occur.

ASU 2016-09 requires excess tax benefits and deficiencies to be prospectively excluded from assumed future proceeds in the calculation of diluted shares, resulting in an immaterial decrease in diluted weighted average shares outstanding for the year ended December 31, 2018.

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment,” Topic 350, “Intangibles – Goodwill and Other” (ASU 2017-04). The amendments in ASU 2017-04 simplify the accounting for goodwill impairment for all entities by requiring impairment charges to be based on the first step in the current two-step impairment test. An impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value should be recognized; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The amendments should be applied on a prospective basis. Early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017, and the ASU is effective for the Company’s first quarter of the fiscal year ending December 31, 2020. The Company is currently evaluating the impact that the adoption of these provisions will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases,” Topic 842, “Leases” (ASU 2016-02). ASU No. 2016-02 requires lessees to recognize a right-of-use asset and corresponding lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. ASU 2016-02 also requires certain quantitative and qualitative disclosures. The provisions of ASU 2016-02 are effective for the Company’s first quarter of the fiscal year ending December 31, 2020, with early adoption permitted. The Company will apply the transition provisions of ASU 2016-02 at its adoption date, rather than the earliest comparative period presented in the financial statements, as permitted by ASU 2018-11, “Leases,” Topic 842, “Targeted Improvements,” released in July 2018.

The adoption of ASU 2016-02 may result in a material increase to the Company’s consolidated balance sheets for lease liabilities and right-of-use assets. The Company is also performing a comprehensive review of its current processes to determine and implement changes required to support the adoption of this standard. The Company is currently evaluating the other effects the adoption of ASU 2016-02 will have on its consolidated financial statements.

In January 2018, the FASB issued ASU 2018-01, “Leases,” Topic 842, “Land Easement Practical Expedient for Transition to Topic 842” (ASU 2018-01). ASU 2018-01 permits an entity to elect a transition practical expedient to not assess, under Accounting Standards Codification (ASC) 842, land easements that exist or expired before the standard’s effective date that were not previously accounted for as leases under ASC 840. The Company plans to elect this practical expedient in implementing ASU 2016-02.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” Topic 606, “Revenue from Contracts with Customers” (ASU 2014-09). ASU 2014-09 provides guidance for revenue recognition and will replace most existing revenue recognition guidance in GAAP when it becomes effective. ASU 2014-09’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled for the transfer of those goods or services. ASU 2014-09 permits the use of either the retrospective or cumulative effect transition method. Additionally, the amendments in this ASU provide a practical expedient for entities to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less, The Company plans to elect this practical expedient upon adoption.

In July 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers – Deferral of the Effective Date.” The FASB approved the deferral of ASU 2014-09, by extending the new revenue recognition standard’s mandatory effective date by one year and permitting public companies to apply the new revenue standard to annual reporting periods beginning after December 15, 2017. The guidance in ASU 2014-09 will be effective for the Company in the first quarter of the fiscal year ending December 31, 2019.

Further to ASU 2014-09 and ASU 2015-14, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers,” Topic 606, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (ASU 2016-08) in March 2016, ASU 2016-12, “Revenue from Contracts with Customers,” Topic 606, “Narrow-Scope Improvements and Practical Expedients” (ASU 2016-12) in May 2016 and ASU 2016-20, “Revenue from Contracts with Customers,” Topic 606, “Technical Corrections and Improvements” (ASU 2016-20) in December 2016. The amendments in ASU 2016-08 clarify the implementation guidance on principal versus agent considerations, including indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. ASU 2016-12 addresses narrow-scope improvements to the guidance on collectability, non-cash consideration, and completed contracts at transition. Additionally, the amendments in this ASU provide a practical expedient for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. The Company plans to make such election. The Company also plans to elect the practical expedient in ASU 2016-20 that provides entities do not need to disclose the transaction price allocated to performance obligations when the related contracts have a duration of one year or less. This includes loyalty rewards, which can be redeemed in the month subsequent to the quarter earned, and marketing promotions that cross accounting periods. Both of these classes of transactions are currently immaterial to the Company. The effective date and transition requirements for ASU 2016-08, ASU 2016-12 and ASU 2016-20 are the same as for ASU 2014-09.

The Company does not plan to early adopt the new revenue recognition guidance; adoption will be on the modified retrospective basis beginning in fiscal year 2019. The Company has substantially concluded its assessment of the impact of the adoption of this standard on its consolidated financial statements. Most of the Company’s revenue is expected to continue to be generated from point-of-sale transactions, which ASU 2014-09 treats generally consistent with current accounting standards. The Company does not expect this standard will have a material impact on the accounting for point-of-sale transactions or related areas including the right of return and customer incentives. Although the impact on the consolidated financial statements is not expected to be material, additional disclosures will be required.

In June 2018, the FASB issued ASU 2018-07, “Compensation-Stock Compensation,” Topic 718, “Improvements to Nonemployee Share-Based Payment Accounting” (ASU 2018-07) as part of its Simplification Initiative to reduce complexity when accounting for share-based payments to non-employees. ASU 2018-07 expands the scope of Topic 718 to more closely align share-based payment transactions for acquiring goods and services from non-employees with the accounting for share-based payments to employees, with certain exceptions. The provisions of ASU 2018-07 are effective for the Company’s first quarter of the fiscal year ending December 31, 2020, with early adoption permitted.

NOTE 4 – TRANSACTIONS

Acquisition of 51% of EZ-Clone Enterprises, Inc.

On October 15, 2018, the Company closed the Purchase and Sale Agreement with EZ-Clone Enterprises, Inc., a California corporation that was founded in January 2000. EZ-Clone is the manufacturer of multiple award-winning products specifically designed for the commercial cloning and propagation stage of indoor plant cultivation including cannabis, food, and other hydroponic farming. The Company has proprietary products and services such as the Commercial Pro System, Hobbyist Cloning Systems, Cloning Tents, Coco Collars, Coco Seed Starters, Rooting Gel, and Clear Rez. Technical Support, know-how and overall knowledge is also considered proprietary. The Company trademarks are EZ CLONE and EZ CLONE CRIB.

This acquisition is expected to accelerate the Company’s revenue growth, increase the Company gross margins and add additional manufacturing and research and development personnel.

The Company acquired 51% of EZ-Clone for $2,040,000, payable as follows: (i) a cash payment of $645,000; and (ii) the issuance of 107,307,692 restricted shares of the Company’s common stock at a price of $0.013 per share or $1,395,000. The Company has the obligation to acquire the remaining 49% of EZ-Clone within one year for $1,960,000, payable as follows: (i) a cash payment of $855,000; and (ii) the issuance of 85,000,000 shares of the Company’s common stock at a price of $0.013 per share or $1,105,000.

The cost to acquire these assets has been preliminarily allocated to the assets acquired according to estimated fair values and is subject to adjustment when additional information concerning asset valuations is finalized, but no later than October 15, 2019. The preliminary allocation is as follows:

Purchase Price Allocation	$
Common Stock	$1,395,000
Cash	645,000
Assets acquired	(911,294)
Liabilities acquired	939,375
Non-controlling interest	1,960,000
EZ-Clone equity	(605,000)
Total purchase price	$3,423,081

The results of operations of EZ-Clone were included in the Consolidated Statements of Operations for the period October 15, 2018 to December 31, 2018.

The unaudited pro-forma financial data for the acquisition for the year ended December 31, 2018, were as follows:

		Pre-Acquisition
		Operations of EZ-	Pro Forma
	As Reported	January 1, 2018 to	Year Ended
	December 31, 2018	October 14, 2018	December 31, 2018
Net revenue	$4,573,461	$1,551,503	$6,124,964
Net loss	(11,473,137)	(111,671)	(11,584,808)
Net loss per share	$(0.00)		$(0.00)

The unaudited pro-forma financial data for the acquisition for the year ended December 31, 2017, were as follows:

		Pre-Acquisition
		Operations of EZ-	Pro Forma
	As Reported	January 1, 2017 to	Year Ended
	December 31, 2017	December 31, 2017	December 31, 2017
Net revenue	$2,452,104	$2,648,873	$5,100,977
Net loss	(5,320,974)	(126,962)	(5,447,936)
Net loss per share	$(0.00)		$(0.00)

There were no material, nonrecurring items included in the reported the pro-forma results.

Termination of Agreements with CANX, LLC

On February 15, 2019, the Company entered into a Termination of Existing Agreements and Release with CANX USA, LLC, a Nevada limited liability company. Pursuant to the Agreement, the Parties agreed to terminate, release and discharge all existing and further rights and obligations between the Parties under, arising out of, or in any way related to that certain Waiver and Modification Agreement and Amended and Restated Joint Venture Agreement made as of July 10, 2014, and any ancillary agreements or instruments thereto, including, but not limited to, the Warrants issued to CANX entitling CANX to purchase 540,000,000 shares of the Company’s common stock at an exercise price of $0.033.

In exchange for the Agreement and cancellation of the CANX Agreements and Warrants, the Company agreed to issue $1,000,000 of restricted common stock priced at the February 7, 2019 closing price of $0.008, or 125,000,000 restricted common stock shares.

NOTE 5 – INVENTORY

Inventory as of December 31, 2018 and 2017 consisted of the following:

	December 31,	December 31,
	2018	2017

Raw materials	$417,570	$110,000
Work in process	35,280	-
Finished goods	459,814	375,678
Inventory reserve	(120,000)	(20,000)
Total	$792,664	$465,678

Raw materials consist of supplies for the flooring product line and EZ-Clone.

Finished goods inventory relates to product at the Company’s retail stores, which is product purchased from distributors, and in some cases directly from the manufacturer, and resold at our stores and EZ- Clone.

The Company reviews its inventory on a periodic basis to identify products that are slow moving and/or obsolete, and if such products are identified, the Company records the appropriate inventory impairment charge at such time.

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2018 and 2017 consists of the following:

	December 31,	December 31,
	2018	2017

Machinery, equipment and tooling	$943,326	$365,861
Furniture and fixtures	-	49,787
Computer equipment	16,675	52,304
Leasehold improvements	14,703	56,965
Total property and equipment	974,704	524,917
Less accumulated depreciation and amortization	(261,839)	(222,228)
Net property and equipment	$712,866	$302,689

Fixed assets, net of accumulated depreciation, were $712,866 and $302,689 as of December 31, 2018 and 2017, respectively. Accumulated depreciation was $261,839 and $222,228 as of December 31, 2018 and 2017, respectively. Total depreciation expense was $80,125 and $1,890 for the years ended December 31, 2018 and 2017, respectively. All equipment is used for manufacturing, selling, general and administrative purposes and accordingly all depreciation is classified in cost of goods sold, selling, general and administrative expenses. The Company began depreciation on the purchased machine January 1, 2018 when significant operations began.

On October 3, 2017, the Company closed the acquisition of 51% of the Purchased Assets from David Reichwein, a Pennsylvania resident, GIP International Ltd, a Hong Kong corporation and DPR International LLC, a Pennsylvania limited liability corporation. The Purchased Assets include intellectual property, copy rights and trademarks related to reflective tiles and flooring.
The Company did not acquire business, customer list or employees.

The Company acquired its 51% interest in the Purchased Assets for $400,000. The Company funded equipment and rent of an office lease. On February 16, 2018, the Company purchased the remaining 49% of the Purchased Assets in exchange for a one-time payment of $250,000. As of December 31, 2018, the Company had recorded investment in purchased assets of $552,689.

On October 15, 2018, the Company acquired 51% of EZ-Clone Enterprises, Inc. and acquired $244,203 of net property and equipment.

During the year ended December 31, 2018, the Company retired fully depreciated assets of $358,156.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets as of December 31, 2018 and 2017 consisted of the following:

	Estimated	December 31,	December 31,
	Useful Lives	2018	2017

Customer lists	3 years	$1,604,341	$-
Patents	3 years	1,818,740
Less: accumulated amortization		(142,628)	-
Intangible assets, net		$3,280,453	$-

Total amortization expense was $142,628 and $0 for the years ended December 31, 2018 and 2017, respectively.

On October 15, 2018, the Company closed the Purchase and Sale Agreement with EZ-Clone Enterprises, Inc., a California corporation that was founded in January 2000. The Company acquired 51% of EZ-Clone for $2,040,000, payable as follows: (i) a cash payment of $645,000; and (ii) the issuance of 107,307,692 restricted shares of the Company’s common stock at a price of $0.013 per share or $1,395,000. The Company has the obligation to acquire the remaining 49% of EZ-Clone within one year for $1,960,000, payable as follows: (i) a cash payment of $855,000; and (ii) the issuance of 85,000,000 shares of the Company’s common stock at a price of $0.013 per share or $1,105,000.

The fair value of the intellectual property associated with the assets acquired was $3,423,081 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

NOTE 8- ACCOUNTS PAYABLE

Accounts payable were $1,054,371 and $821,398 as of December 31, 2018 and December 31, 2017, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases, audit, legal and other expenses incurred by the Company.

NOTE 9- ACCRUED EXPENSES

Accrued expenses were $261,954 and $133,988 as of December 31, 2018 and, 2017, respectively. Such liabilities consisted of amounts due to Go Green Hydroponics, Inc. and TCA – Go Green SPV, LLC and sales tax and payroll liabilities.

On August 17, 2018, the Company entered into an Asset Purchase Agreement with Go Green Hydroponics, Inc. and TCA – Go Green SPV, LLC. The Company acquired the inventory of Go Green but agreed to pay the Seller 100% of the proceeds generated from the sale of the closing inventory until all closing inventory has been sold. The Company recorded accrued expenses $98,150 as of December 31, 2018 related to the sale of inventory. Also, the Company agreed to pay 5% of all gross revenue of Company earned or in any way related to the Purchased Assets generated between October 1, 2018 and December 31, 2019, up to a maximum of $200,000. The Company estimated gross revenue for that period to be approximately $1,200,000 and recorded a $60,000 liability. The Company recorded an impairment of acquired assets in the amount of $60,000 as of December 31, 2018. In addition, the Company recorded an additional accrued liability of $1,986 as of December 31, 2018.

NOTE 10 – CONVERTIBLE NOTES PAYABLE, NET

Convertible notes payable as of December 31, 2018 consisted of the following:

				Balance
		Accrued	Debt	As of
	Principal	Interest	Discount	December 31, 2018
10% OID Convertible Promissory Notes	$2,982,299	$135,780	$-	$3,118,079
7% Convertible note ($850,000)	270,787	15,267	-	286,054
	$3,253,086	$151,047	$-	$3,404,133

Convertible notes payable as of December 31, 2017 consisted of the following:

				Balance
		Accrued	Debt	As of
	Principal	Interest	Discount	December 31, 2017
6% Secured convertible note (2014)	$39,251	$1,974	$-	$41,225
7% Convertible note ($850,000)	250,000	321,652	-	571,652
10% OID Convertible Promissory Notes	2,980,199	120,492	(698,547)	2,402,144
	$3,269,450	$444,118	$(698,547)	$3,015,021

6% Secured Convertible Note and Secured Credit Facility (2014)

On March 13, 2018, the Company, received a Notice of Conversion from Logic Works LLC converting principal and interest of $41,690 owed under that a 6% Convertible Note into 16,445,609 shares of our common stock with a fair value of $248,329. As of March 13, 2018, the outstanding balance on the Convertible Note was $0.

7% Convertible Notes Payable

As of December 31, 2017, the outstanding principal on the 7% convertible note was $250,000 and accrued interest was $321,652, which results in a total liability of $571,652.

On February 12, 2018, the Company received a Notice of Conversion from Forglen LLC converting principal and interest of $321,945 owed under that 7% Convertible Note as amended June 19, 2014 into 127,000,000 shares of the Company’s common stock with a fair value of $2,235,200. On March 12, 2018, the Company entered into a Second Amendment to the Note. Pursuant to the Amendment, the Note’s maturity date has been extended to December 31, 2019, and interest accrues at 7% per annum, compounding on the maturity date. Additionally, after review of the Note and accrued interest, the Parties agreed that as of March 12, 2018, the outstanding balance on the Note was $270,787.

As of December 31, 2018, the outstanding principal on this 7% convertible note was $270,787 and accrued interest was $15,267, which results in a total liability of $286,054.

10% Convertible Promissory Notes

Funding from Chicago Venture Partners, L.P. (“Chicago Venture”)

As of December 31, 2017, the outstanding principal balance due to Chicago Venture was $2,980,199, accrued interest was $120,492, net of the discount of $698,547, which results in a total amount of $2,402,144.

As of December 31, 2018, the outstanding principal balance due to Chicago Venture is $1,112,200 and accrued interest was $90,931, which results in a total amount of $1,203,230.

During the year ended December 31, 2018, Chicago Venture converted principal and interest of $3,104,181 into 525,587,387 shares of our common stock at a per share conversion price of $0.0059 with a fair value of $7,756,330. The Company recognized $6,565,415 loss on debt conversions during the year ended December 31, 2018.

During the year ended December 31, 2018, the Company recorded an OID debt discount expense of $660,472 to interest expense related to the Chicago Venture financing.

Securities Purchase Agreement, Secured Promissory Notes and Security Agreement with Iliad Research and Trading, L.P. (“Iliad”)

On August 10, 2018, the Company closed the transactions described below with Iliad.

On August 7, 2018, the Company executed the following agreements with Iliad: (i) Securities Purchase Agreement; (ii) Secured Promissory Notes; and (iii) Security Agreement (collectively the “Iliad Agreements”). The Company entered into the Iliad Agreements with the intent to acquire working capital to grow our businesses.

The total amount of funding under the Iliad Agreements is $1,500,000. The Convertible Promissory Note carries an original issue discount of $150,000 and a transaction expense amount of $5,000, for total debt of $1,655,000. The Company agreed to reserve three times the number of shares based on the redemption value with a minimum of 150 million shares of its common stock for issuance upon conversion of the Debt, if that occurs in the future. If not converted sooner, the Debt is due on or before August 7, 2019. The Debt carries an interest rate of ten percent (10%). The Debt is convertible, at Iliad’s option, into our common stock at $0.015 per share subject to adjustment as provided for in the Secured Promissory Notes. The Company’s obligation to pay the Debt, or any portion thereof, is secured by all of our assets. The Company has $504,098 available under this debt financing.

Securities Purchase Agreement, Secured Promissory Notes and Security Agreement with Iliad

On October 15, 2018, we executed the following agreements with Iliad: (i) Securities Purchase Agreement; (ii) Secured Promissory Notes; (iii) Security Agreement; and (iv) Warrant to Purchase Shares of Common Shares (collectively the “Iliad Agreements”). The Company entered into the Iliad Agreements with the intent to acquire EZ-Clone Enterprises, Inc.

The total amount of funding under the Iliad Agreements is $700,000. The Convertible Promissory Note carries an original issue discount of $70,000 and a transaction expense amount of $5,000, for total debt of $775,000. The Company agreed to reserve 350 million shares of its common stock for issuance upon conversion of the Debt, if that occurs in the future. If not converted sooner, the Debt is due on or before July 15, 2018. The Debt carries an interest rate of ten percent (10%). The Debt is convertible, at Iliad’s option, into the Company’s common stock at 65% of the lowest trading prices in the twenty trading days before conversion.

The Warrant is exercisable for a period of five (5) years from the Closing, for the purchase of up to $387,500 shares of our Common Stock at the market price as of the date of exercise as defined in the agreements. The Warrant is subject to a cashless exercise option at the election of Iliad and other adjustments as detailed in the Warrant. The fair value of the warrant is $118,615 at December 31, 2018.

Our obligation to pay the Debt, or any portion thereof, is secured by all of the Company’s assets.

At December 31, 2018 the outstanding principal balance due to Iliad Research and Trading, L.P. is $1,870,000, accrued interest of $44,849 resulting in a total of $1,914,849. On January 17, 2019, the Company repaid $650,000 to Iliad.

NOTE 11 – DERIVATIVE LIABILITY

In April 2008, the FASB issued a pronouncement that provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in the pronouncement on accounting for derivatives. This pronouncement was effective for financial statements issued for fiscal years beginning after December 15, 2008.

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (BCF). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20. Debt with Conversion and Other Options. In those circumstances, the convertible debt is recorded net of the discount related to the BCF and the Company amortizes the discount to interest expense over the life of the debt using the effective interest method. The debt is convertible at the lesser of 65% of the fair value of the Company’s common stock or $0.009 requiring the conversion feature to be bifurcated from the host debt contract and accounting for separately as a derivative, resulting in periodic revaluations.

There was a derivative liability of $1,795,473 as of December 31, 2018. For the year ended December 31, 2018, the Company recorded non-cash income of $977,732 related to the “change in fair value of derivative” expense related to the Chicago Venture and Iliad financing. The income related to a decline in the share price and Chicago Venture converted principal and interest of $3,104,181 into 525,587,387 shares of our common stock at a per share conversion price of $0.0059.

Derivative liability as of December 31, 2018 was as follows:

				Carrying Amount at
	Fair Value Measurements Using Imputs			December 31,
Financial Instruments	Level 1	Level 2	Level 3	2018
Liabilities:
Derivative Instruments	$-	$1,795,473	$-	$1,795,473

Total	$-	$1,795,473	$-	$1,795,473

NOTE 12 – RELATED PARTY TRANSACTIONS AND CERTAIN RELATIONSHIPS

Since January 1, 2017, the Company engaged in the following reportable transactions with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities.

Certain Relationships

Please see the transactions with Chicago Venture Partners, L.P. discussed in Notes 10, 11, 13 and 17.

Transactions with Marco Hegyi

On October 21, 2018 and 2017, a Mr. Hegyi Warrant to purchase up to 10,000,000 shares of our common stock at an exercise price of $0.01 per share vested. The Warrant is exercisable for 5 years. The warrants were valued at $390,000 and $192,000 we recorded $178,750 and $195,000 as compensation expense for the years ended December 31, 2018 and 2017, respectively. On October 15, 2018, Mr. Hegyi received Warrants to purchase up to 48,000,000 shares of our common stock at an exercise price of $0.012 per share and which vest on October 15, 2018, 2019 and 2020. The Warrants are exercisable for 5 years. The warrant that vested on October 15, 2018 was valued at $96,000 and we recorded this amount compensation expense for the year ended December 31, 2018.

On October 15, 2018, the Board of Directors approved an Employment Agreement with Marco Hegyi pursuant to which the Company engaged Mr. Hegyi as its Chief Executive Officer through October 15, 2021. See Note 15 for additional details.

Transactions with an Entity Controlled by Mark E. Scott

On October 15, 2018, an entity controlled by Mr. Scott was granted an option to purchase 20,000,000 shares of common stock at an exercise price of $0.012 per share. On October 15, 2017, an entity controlled by Mr. Scott was granted an option to purchase 12,000,000 shares of common stock at an exercise price of $0.006 per share. The stock option grants vest quarterly over three years and are exercisable for 5 years. The stock option grants were valued at $40,000 and $18,000. The Company recorded $8,833 and $1,500 as compensation expense for the years ended December 31, 2018 and 2017, respectively.

On October 15, 2018, the Compensation Committee of the Company approved an Employment Agreement with Mark E. Scott pursuant to which the Company engaged Mr. Scott as its Chief Financial Officer through October 15, 2021. Mr. Scott’s previous Agreement was cancelled. See Note 15 for additional details.

Transaction with Joseph Barnes

On October 15, 2018, Mr. Barnes was granted an option to purchase 18,000,000 shares of common stock at an exercise price of $0.012 per share. On October 25, 2017, Mr. Barnes was granted an option to purchase 10,000,000 shares of common stock at an exercise price of $0.007 per share. The stock option grants vest quarterly over three years and are exercisable for 5 years. The stock option grants were valued at $36,000 and $24,000. The Company recorded $8,550 and $2,000 as compensation expense for the years ended December 31, 2018 and 2017, respectively
On October 15, 2018, the Compensation Committee of the Company approved an Employment Agreement with Joseph Barnes pursuant to which the Company engaged Mr. Barnes as President of the GrowLife Hydroponics Company through October 15, 2021. Mr. Barnes’s previous Agreement was cancelled. See Note 15 for additional details.

Transactions with Michael E. Fasci

On February 4, 2017, the Company issued 1,000,000 shares of our common stock to Michael E. Fasci pursuant to a service award for $15,000. The shares were valued at the fair market price of $0.015 per share. On April 27, 2017, the Company issued 1,000,000 shares of our common stock to Michael E. Fasci pursuant to a service award for $9,000. The shares were valued at the fair market price of $0.009 per share. On April 27, 2017, the Company issued 2,000,000 shares of our common stock to Michael E. Fasci pursuant to a consulting agreement for $18,000. The shares were valued at the fair market price of $0.009 per share. On November 2, 2017, the Company issued 2,000,000 shares of our common stock to Michael E. Fasci pursuant to a consulting agreement for $10,000. The shares were valued at the fair market price of $0.005 per share.

On February 1, 2018, the Company issued 3,789,041 shares of our common stock to Mr. Fasci that was valued at $0.02 per share or $75,781. On December 6, 2018, the Company issued Mr. Fasci 5,000,000 shares of our common stock that was valued at $0.01 per share or $50,000. On December 6, 2018, Michael E. Fasci resigned as a Member of the Board of Directors.

Transactions with Katherine McLain

Ms. Katherine McLain was appointed as a director on February 14, 2017. On June 28, 2017, the Company issued 1,000,000 shares of our common stock to Ms. McLain pursuant to a service award for $9,000. The shares were valued at the fair market price of $0.009 per share. On October 23, 2017, the Company issued 1,000,000 shares of our common stock to Ms. McLain pursuant to a service award for $5,000. The shares were valued at the fair market price of $0.005 per share. On February 1, 2018, the Company issued 2,893,151 shares of our common stock to Katherine McLain that was valued at $0.02 per share or $57,863.

Transaction with Thom Kozik

Mr. Kozik was appointed as a director on October 5, 2017. On October 23, 2017, the Company issued 2,000,000 shares of our common stock to Mr. Kozik pursuant to a service award for $10,000. The shares were valued at the fair market price of $0.005 per share. On February 1, 2018, the Company issued 978,082 shares of our common stock to Thom Kozik that was valued at $0.02 per share or $19,562.

NOTE 13 – EQUITY

Authorized Capital Stock

The Company has authorized 6,010,000,000 shares of capital stock, of which 6,000,000,000 are shares of voting common stock, par value $0.0001 per share, and 10,000,000 are shares of preferred stock, par value $0.0001 per share. On October 24, 2017 the Company filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the authorized shares of common stock from 3,000,000,000 to 6,000,000,000 shares.

Non-Voting Preferred Stock

Under the terms of our articles of incorporation, the Company’s board of directors is authorized to issue shares of non-voting preferred stock in one or more series without stockholder approval. The Company’s board of directors has the discretion to determine the rights, preferences, privileges and restrictions, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of non-voting preferred stock.

The purpose of authorizing the Company’s board of directors to issue non-voting preferred stock and determine the Company’s rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of non-voting preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Other than the Series B and C Preferred Stock discussed below, there are no shares of non-voting preferred stock presently outstanding and we have no present plans to issue any shares of preferred stock.

Common Stock

Unless otherwise indicated, all of the following sales or issuances of Company securities were conducted under the exemption from registration as provided under Section 4(2) of the Securities Act of 1933 (and also qualified for exemption under 4(5), formerly 4(6) of the Securities Act of 1933, except as noted below). All of the shares issued were issued in transactions not involving a public offering, are considered to be restricted stock as defined in Rule 144 promulgated under the Securities Act of 1933 and stock certificates issued with respect thereto bear legends to that effect.

The Company has compensated consultants and service providers with restricted common stock during the development of our business and when our capital resources were not adequate to provide payment in cash.

During the year ended December 31, 2018, the Company had had the following sales of unregistered of equity securities to accredited investors unless otherwise indicated:

On February 7, 2018, the Company issued 7,660,274 shares to three directors. The shares were valued at the fair market price of $0.020 per share or $153,205. The shares were issued for annual director service to the Company.

On February 12, 2018, the Company received a Notice of Conversion from Forglen LLC converting principal and interest of $321,945 owed under that certain 7% Convertible Note as amended June 19, 2014 into 127,000,000 shares of the Company’s common stock with a fair value of $2,235,200.

On March 13, 2018, the Company, received a Notice of Conversion from Logic Works LLC converting principal and interest of $41,690 owed under that a 6% Convertible Note into 16,445,609 shares of our common stock with a fair value of $248,329. As of March 13, 2018, the outstanding balance on the Convertible Note was $0.

During the year ended December 31, 2018, the Company issued 2,400,000 shares of its common stock to a service provider pursuant to conversions of debt totaling $33,000. The shares were valued at the fair market price of $0.0138 per share.

During the year ended December 31, 2018, the Company issued 6,250,000 shares of its common stock to a service provider and a former director related to services. The shares were valued at the fair market price of $0.0104 per share or $65,000.

During the year ended December 31, 2018, Chicago Venture converted principal and interest of $3,104,181 into 525,587,387 shares of our common stock at a per share conversion price of $0.0059 with a fair value of $7,756,330. The Company recognized $6,565,415 loss on debt conversions during the year ended December 31, 2018.

During the year ended December 31, 2018, an employee exercised a stock option grant for 1,000,000 shares at $0.006 or $6,000.

Securities Purchase Agreements with St. George Investments, LLC

On February 9, 2018, the Company executed the following agreements with St. George Investments LLC, a Utah limited liability company: (i) Securities Purchase Agreement; and (ii) Warrant to Purchase Shares of Common Stock. The Company entered into the St. George Agreements with the intent to acquire working capital to grow the Company’s businesses.

Pursuant to the St. George Agreements, the Company agreed to sell and to issue to St. George for an aggregate purchase price of $1,000,000: (a) 48,687,862 Shares of newly issued restricted Common Stock of the Company; and (b) the Warrant. St. George has paid the entire Purchase Price for the Securities.

The Warrant is exercisable for a period of five (5) years from the Closing, for the purchase of up to 48,687,862 shares of the Company’s Common Stock at an exercise price of $0.05 per share of Common Stock. The Warrant is subject to a cashless exercise option at the election of St. George and other adjustments as detailed in the Warrant.

On March 20, 2018, the Company entered into and closed on a Common Stock Purchase Agreement with St. George Investments, LLC, a Utah limited liability company. The Company issued St. George 6,410,256 shares of newly issued restricted Common Stock of the Company at a purchase price of $0.0156 per share.

On April 26, 2018, the Company entered into and closed on a Common Stock Purchase Agreement with St. George Investments, LLC, Pursuant to the St. George Agreements, the Company sold and agreed to issue to St. George 4,950,495 shares of newly issued restricted Common Stock of the Company at a purchase price of $0.0202 per share.

On May 25, 2018, the Company entered into and closed on a Common Stock Purchase Agreement with St. George Investments, LLC, Pursuant to the St. George Agreements, the Company sold and agreed to issue to St. George 5,128,205 shares of newly issued restricted Common Stock of the Company at a purchase price of $0.0195 per share.

On October 15, 2018, the Company closed the Purchase and Sale Agreement with EZ-Clone and issued 107,307,692 restricted shares of our common stock at a price of $0.013 per share or $1,395,000.

On November 30, 2018, the Company closed its Rights Offering. We received $2,533,648 under the Rights Offering and issued 211,137,293 shares of common stock at $0.012 per share.

During the year ended December 31, 2017, the Company had had the following sales of unregistered of equity securities to accredited investors unless otherwise indicated:

On February 28, 2017, Logic Works converted principal and interest of $291,044 into 82,640,392 shares of the Company’s common stock at a per share conversion price of $0.004.

During the year ended December 31, 2017, five vendors converted debt of $559,408 into 64,869,517 shares of the Company’s common stock at the fair market price of $0.0086 per share.

During the year ended December 31, 2017, four directors were issued 10,000,000 shares of the Company’s common stock at the fair market price of $0.0076 per share for 2017 director services.

During the year ended December 31, 2017, Chicago Venture converted principal and accrued interest of $2,688,000 into 554,044,030 shares of the Company’s common stock at a per share conversion price of $0.0049.

Warrants

The Company issued the following warrants during the year ended December 31, 2018:

On February 9, 2018, the Company executed the following agreements with St. George Investments LLC and issued a warrant to purchase of up to 48,687,862 shares of the Company’s Common Stock at an exercise price of $0.05 per share. The Warrant is subject to a cashless exercise option at the election of St. George and other adjustments as repricing as detailed in the Warrant.

On October 15, 2018, Mr. Hegyi received Warrants to purchase up to 48,000,000 shares of our common stock at an exercise price of $0.012 per share and which vest on October 15, 2018, 2019 and 2020. The Warrants are exercisable for 5 years. The warrant that vested on October 15, 2018 was valued at $96,000 and we recorded this amount compensation expense for the year ended December 31, 2018.

The Warrant is exercisable for a period of five (5) years from the Closing, for the purchase of up to $387,500 shares of our Common Stock at the market price as of the date of exercise as defined in the agreements. The Warrant is subject to a cashless exercise option at the election of Iliad and other adjustments as detailed in the Warrant. The fair value of the warrant is $118,615 at December 31, 2018.

On November 30, 2018, the Company closed its Rights Offering. The Company received $2,533,648 under the Rights Offering and issued 211,137,293 shares of common stock at $0.012 per share. The Company also issued five year warrants to acquire 105,568,642 shares of common stock exercisable at $.018 and five year warrants to acquire 105,568,642 shares of common stock exercisable $.024 per share.

On February 15, 2019, the Company entered into a Termination of Existing Agreements and Release with CANX USA, LLC, a Nevada limited liability company. Pursuant to the Agreement, the Parties agreed to terminate, release and discharge all existing and further rights and obligations between the Parties under, arising out of, or in any way related to that certain Waiver and Modification Agreement and Amended and Restated Joint Venture Agreement made as of July 10, 2014, and any ancillary agreements or instruments thereto, including, but not limited to, the Warrants issued to CANX entitling CANX to purchase 540,000,000 shares of the Company’s common stock at an exercise price of $0.033.

In exchange for the Agreement and cancellation of the CANX Agreements and Warrants, the Company agreed to issue $1,000,000 of restricted common stock priced at the February 7, 2019 closing price of $0.008, or 125,000,000 restricted common stock shares.

A summary of the warrants issued as of December 31, 2018 is as follows:

	December 31, 2018
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	595,000,000	$0.029
Issued	307,825,146	0.025
Exercised	-	-
Forfeited	-	-
Expired	-	-
Outstanding at end of period	902,825,146	$0.029
Exerciseable at end of period	902,825,146

A summary of the status of the warrants outstanding as of December 31, 2018 is presented below:

	December 31, 2018
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life	Price	Exerciseable	Price
540,000,000	0.33	$0.033	540,000,000	$0.033
55,000,000	7.67	0.010	55,000,000	0.010
48,000,000	5.75	0.012	16,000,000	0.012
48,687,862	4.08	0.050	48,687,862	0.050
211,137,284	2.92	0.021	211,137,284	0.021
902,825,146	1.44	$0.029	870,825,146	0.029

Warrants had no intrinsic value as of December 31, 2018.

The warrants were valued using the following assumptions:

Assumptions
Dividend yield	0%
Expected life	5 Years
Expected volatility	200%
Risk free interest rate	0.78%

NOTE 14– STOCK OPTIONS

Description of Stock Option Plan

On December 6, 2018, the Company’s shareholders voted to approve the First Amended and Restated 2017 Stock Incentive Plan to increase the shares issuable under the plan from 100 million to 200 million. The Company has 100,000,000 shares available for issuance. The Company has outstanding unexercised stock option grants totaling 100,000,000 shares at an average exercise price of $0.010 per share as of December 31, 2018. The Company filed registration statements on Form S-8 to register 200,000,000 shares of the Company’s common stock related to the 2017 Stock Incentive Plan and First Amended and Restated 2017 Stock Incentive Plan.

Determining Fair Value under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

During the year ended December 31, 2018, the Company had the following stock option activity:

On February 23, 2018, an employee was granted an option to purchase 2,000,000 shares of common stock at an exercise price of $0.020 per share. The stock option grant vests quarterly over two years and is exercisable for 5 years. The stock option grant was valued at $13,000.

On February 23, 2018, an employee was granted an option to purchase 1,000,000 shares of common stock at an exercise price of $0.020 per share. The stock option grant vests quarterly over one year and is exercisable for 5 years. The stock option grant was valued at $6,500.

On May 1, 2018, an employee was granted an option to purchase 2,000,000 shares of common stock at an exercise price of $0.020 per share. The stock option grant vests quarterly over one year and is exercisable for 5 years. The stock option grant was valued at $13,000.

On June 1, 2018, an employee was granted an option to purchase 2,000,000 shares of common stock at an exercise price of $0.020 per share. The stock option grant vests quarterly over one year and is exercisable for 5 years. The stock option grant was valued at $13,000.

On October 15, 2018, an entity controlled by Mr. Scott was granted an option to purchase 20,000,000 shares of common stock at an exercise price of $0.012 per share. The stock option grant vests quarterly over three years and are exercisable for 5 years. The stock option grants were valued at $40,000 and the Company recorded this amount as compensation expense for the year ended December 31, 2018.

On October 15, 2018, Mr. Barnes was granted an option to purchase 18,000,000 shares of common stock at an exercise price of $0.012 per share. The stock option grant vests quarterly over three years and are exercisable for 5 years. The stock option grants were valued at $36,000 and the Company recorded this amount as compensation expense for the year ended December 31, 2018.

As of December 31, 2018, there are 100,000,000 options to purchase common stock at an average exercise price of $0.010 per share outstanding under the 2017 Amended and Restated Stock Incentive Plan. The Company recorded $44,682 and $29,250 of compensation expense, net of related tax effects, relative to stock options for the years ended December 31, 2018 and 2017 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.00). As of December 31, 2018, there is $140,970 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 3.79 years.

During the year ended December 31, 2017, the Company had the following stock option activity:

On June 28, 2017, the Company’s Compensation Committee granted four advisory committee members each an option to purchase 500,000 shares of the Company’s common stock under the Company’s 2011 Stock Incentive Plan at an exercise price of $0.009 per share, the fair market price on June 28, 2017.

On October 1, 2017, Mr. Reichwein was granted an option to purchase 20,000,000 shares of our common stock under our 2011 Stock Incentive Plan at $0.006 per share. The shares vest as follows:

i	Ten million shares vested immediately;

ii	Ten million shares vest on a quarterly basis over two years beginning on the date of grant.

The stock option grants are exercisable for 5 years and were valued at $20,000.

On October 15, 2017, an entity controlled by Mr. Scott was granted an option to purchase 12,000,000 shares of common stock at an exercise price of $0.006 per share. The stock option grant vests quarterly over three years and is exercisable for 5 years. The stock option grant was valued at $18,000.

On October 25, 2017, Mr. Barnes was granted an option to purchase 10,000,000 shares of common stock at an exercise price of $0.007 per share. The stock option grant vests quarterly over three years and is exercisable for 5 years. The stock option grant was valued at $24,000.

Stock option activity for the years ended December 31, 2018 and 2017 is as follows:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of December 31, 2016	12,010,000	$0.010	$120,500
Granted	44,000,000	0.006	280,000
Exercised	-	-	-
Forfeitures	(10,000)	(0.050)	(500)
Outstanding as of December 31, 2017	56,000,000	0.007	400,000
Granted	45,000,000	0.013	596,000
Exercised	(1,000,000)	0.006	(6,000)
Forfeitures	-	-	-
Outstanding as of December 31, 2018	100,000,000	$0.010	$990,000

The following table summarizes information about stock options outstanding and exercisable at December 31, 2018

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
$0.006	31,000,000	3.75	$0.006	18,333,333	$0.006
0.007	10,000,000	3.75	0.007	4,166,667	0.007
0.009	2,000,000	1.50	0.009	1,000,000	0.009
0.010	12,000,000	0.88	0.010	12,000,000	0.010
0.012	38,000,000	4.75	0.012	3,166,667	0.012
0.020	7,000,000	4.39	0.020	1,416,667	0.020
	100,000,000	3.79	$0.010	40,083,333	$0.008

Stock option grants totaling 31,000,000 shares of common stock have an intrinsic value of $18,333 as of December 31, 2018.

The stock option grants were valued using the following assumpti0ns:

Assumptions
Dividend yield	0%
Expected life	2 Years
Expected volatility	140%
Risk free interest rate	0.02%

NOTE 15 – COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

From time to time, the Company may become subject to various legal proceedings that are incidental to the ordinary conduct of its business. Although we cannot accurately predict the amount of any liability that may ultimately arise with respect to any of these matters, it makes provision for potential liabilities when it deems them probable and reasonably estimable. These provisions are based on current information and may be adjusted from time to time according to developments.

Other than those certain legal proceedings as reported in the Company’s annual report on Form 10-K filed with the SEC on March 8, 2019, the Company’s know of no material, existing or pending legal proceedings against our Company, nor is the Company involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to the Company’s interest.

Operating Leases

On May 31, 2018, the Company rented space at 5400 Carillon Point, Kirkland, Washington 98033 for $623 per month for the Company’s corporate office and use of space in the Regus network, including California. The Company’s agreement expires May 31, 2019.

On October 1, 2017, GrowLife Hydroponics, Inc. entered into a lease in Calgary, Canada. The monthly lease is approximately $3,246. The lease expires September 30, 2022.

On December 19, 2017, GrowLife Innovations, Inc. entered into a lease in Grand Prairie, Texas dated October 9, 2017, for 5,000 square feet for the manufacturing and distribution of its flooring products. The monthly lease payment is $15,000. The lease expires December 1, 2022 and can be renewed.

On July 2, 2018, GrowLife Hydroponics, Inc. entered into a store lease for 1,950 square feet in Portland, Maine. The monthly lease is approximately $2,113, with 3% increases in year two and three. The lease expires July 2, 2021 and can be extended.

On August 31, 2018, GrowLife, Inc. entered into the Fourth Amendment to the Lease Agreement for the store in Encino, California. The monthly lease is approximately $6,720, with a 3% increase on March 1, 2019. The lease expires September 1, 2019 and the Company is required to provide six months’ notice to terminate the lease.

On December 14, 2018, GrowLife, Inc. entered into a lease agreement with Pensco Trust Company for a 28,000 square feet industrial space at 10170 Croydon Way, Sacramento, California 95827 used for the assembly and sales of plastic parts by EZ-Clone. The monthly lease payment is $17,000 and increased approximately 3% per year. The lease expires on December 31, 2023.

The aggregate future minimum lease payments under operating leases, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended December 31,	Total
2019	$534,795
2020	925,511
2021	549,776
2022	-
2023	-
Beyond	-
Total	$2,010,082

Employment Agreements

Employment Agreement with Marco Hegyi

On October 15, 2018, the Board of Directors of GrowLife, Inc. (the “Company”) approved an Employment Agreement with Marco Hegyi pursuant to which the Company engaged Mr. Hegyi as its Chief Executive Officer through October 15, 2021. Mr. Hegyi’s previous Employment Agreement was set to expire on October 21, 2018.

Mr. Hegyi’s annual compensation is $275,000. Mr. Hegyi is also entitled to receive an annual bonus equal to four percent (4%) of the Company’s EBITDA for that year. The annual bonus shall be paid no later than 31 days following the end of each calendar year.

Mr. Hegyi received a Warrant to purchase up to 16,000,000 shares of common stock of the Company at an exercise price of $0.012 per share which vest immediately. In addition, Mr. Hegyi received two Warrants to purchase up to 16,000,000 shares of common stock of the Company at an exercise price of $0.012 per share which vest on October 15, 2019 and 2020, respectively. The Warrants are exercisable for 5 years.

Mr. Hegyi will be entitled to participate in all group employment benefits that are offered by the Company to the Company’s senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements. In addition, the Company will purchase and maintain during the Term an insurance policy on Mr. Hegyi’s life in the amount of $2,000,000 payable to Mr. Hegyi’s named heirs or estate as the beneficiary.

If the Company terminates Mr. Hegyi’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Hegyi terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Hegyi will be entitled to receive (i) his Base Salary amount through the end of the Term; and (ii) his Annual Bonus amount for each year during the remainder of the Term.

Employment Agreement with Mark E. Scott

On October 15, 2018, the Compensation Committee of the Company approved an Employment Agreement with Mark E. Scott pursuant to which the Company engaged Mr. Scott as its Chief Financial Officer through October 15, 2021. Mr. Scott’s previous Agreement was cancelled.

Mr. Scott’s annual compensation is $165,000. Mr. Scott is also entitled to receive an annual bonus equal to two percent (2%) of the Company’s EBITDA for that year. The annual bonus shall be paid no later than 31 days following the end of each calendar year.

The Company’s Board of Directors granted Mr. Scott an option to purchase twenty million shares of the Company’s Common Stock under the Company’s 2018 Amended and Restated Stock Incentive Plan at an exercise price of $0.012 per share. The Shares vest quarterly over three years. All options will have a five-year life and allow for a cashless exercise. The stock option grant is subject to the terms and conditions of the Company’s Amended and Restated Stock Incentive Plan, including vesting requirements. In the event that Mr. Scott’s continuous status as employee to the Company is terminated by the Company without Cause or Mr. Scott terminates his employment with the Company for Good Reason as defined in the Scott Agreement, in either case upon or within twelve months after a Change in Control as defined in the Company’s Amended and Restated Stock Incentive, then 100% of the total number of Shares shall immediately become vested.

Mr. Scott is entitled to participate in all group employment benefits that are offered by the Company to the Company’s senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements. In addition, the Company is required purchase and maintain an insurance policy on Mr. Scott’s life in the amount of $2,000,000 payable to Mr. Scott’s named heirs or estate as the beneficiary. Finally, Mr. Scott is entitled to twenty days of vacation annually and also has certain insurance and travel employment benefits.

If the Company terminates Mr. Scott’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Scott terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Scott will be entitled to receive (i) his Base Salary amount for ninety days; and (ii) his Annual Bonus amount for each year during the remainder of the Term.

Employment Agreement with Joseph Barnes

On October 15, 2018, the Compensation Committee of the Company approved an Employment Agreement with Joseph Barnes pursuant to which the Company engaged Mr. Barnes as President of the GrowLife Hydroponics Company through October 15, 2021. Mr. Barnes’s previous Agreement was cancelled.

Mr. Barnes’s annual compensation is $165,000. Mr. Barnes is also entitled to receive an annual bonus equal to two percent (2%) of the Company’s EBITDA for that year. The annual bonus shall be paid no later than 31 days following the end of each calendar year.

The Company’s Board of Directors granted Mr. Barnes an option to purchase eighteen million shares of the Company’s Common Stock under the Company’s 2017 Amended and Restated Stock Incentive Plan at an exercise price of $0.012 per share. The Shares vest quarterly over three years. All options will have a five-year life and allow for a cashless exercise. The stock option grant is subject to the terms and conditions of the Company’s and Amended and Restated Stock Incentive Plan, including vesting requirements.  In the event that Mr. Barnes’s continuous status as employee to the Company is terminated by the Company without Cause or Mr. Barnes terminates his employment with the Company for Good Reason as defined in the Barnes Agreement, in either case upon or within twelve months after a Change in Control as defined in the Company’s Amended and Restated Stock Incentive Plan, then 100% of the total number of Shares shall immediately become vested.

Mr. Barnes is entitled to participate in all group employment benefits that are offered by the Company to the Company’s senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements. In addition, the Company is required purchase and maintain an insurance policy on Mr. Barnes’s life in the amount of $2,000,000 payable to Mr. Barnes’s named heirs or estate as the beneficiary. Finally, Mr. Barnes is entitled to twenty days of vacation annually and also has certain insurance and travel employment benefits.

If the Company terminates Mr. Barnes’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Barnes terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Barnes will be entitled to receive (i) his Base Salary amount for ninety days; and (ii) his Annual Bonus amount for each year during the remainder of the Term.

NOTE 16 – INCOME TAXES

The Company has incurred losses since inception, which have generated net operating loss carryforwards.  The net operating loss carryforwards arise from United States sources.

Pretax losses arising from United States operations were $11,473,137 for the year ended December 31, 2018.

Pretax losses arising from United States operations were approximately $5,320,974 for the year ended December 31, 2018.

The Company has net operating loss carryforwards of approximately $19,101,728, which expire in 2022-2036. Because it is not more likely than not that sufficient tax earnings will be generated to utilize the net operating loss carryforwards, a corresponding valuation allowance of approximately $4,011,363 was established as of December 31, 2018. Additionally, under the Tax Reform Act of 1986, the amounts of, and benefits from, net operating losses may be limited in certain circumstances, including a change in control.

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership. There can be no assurance that the Company will be able to utilize any net operating loss carryforwards in the future. The Company is subject to possible tax examination for the years 2012 through 2018

For the year ended December 31, 2018, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses and equity issued for services.

U.S. Tax Reform

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the Tax Reform Act). The Tax Reform Act significantly revises the future ongoing federal income tax by, among other things, lowering U.S. corporate income tax rates effective January 1, 2018. The Company has calculated a blended U.S. federal income tax rate of approximately 21% for the fiscal year ending December 31, 2018 and 21.0% for subsequent fiscal years. Remeasurement of the Company’s deferred tax balance under the Tax Reform Act resulted in a non-cash tax benefit reduction of approximately $2.5 million for the year ended December 31, 2018.

The changes included in the Tax Reform Act are broad and complex. The final transition impacts of the Tax Reform Act may differ from the above estimate due to, among other things, changes in interpretations of the Tax Reform Act, any legislative action to address questions that arise because of the Tax Reform Act and any changes in accounting standards for income taxes or related interpretations in response to the Tax Reform Act.

The principal components of the Company’s deferred tax assets at December 31, 2018 and 2017 are as follows:

	2018	2017
U.S. operations loss carry forward and state at statutory rate of 40%	$4,011,363	$3,068,992
Less valuation allowance	4,011,363	3,068,992
Net deferred tax assets	-	-
Change in valuation allowance	$4,011,363	$3,068,992

A reconciliation of the United States Federal Statutory rate to the Company’s effective tax rate for the years ended December 31, 2018 and 2017 is as follows:

	2018	2017
Federal statutory rate	-21.0%	-21.0%
State income tax rate	-6.0%	-6.0%
Change in valuation allowance	27.0%	27.0%
Effective tax rate	0.0%	0.0%

The Company’s tax returns for 2012 to 2018 are open to review by the Internal Revenue Service.

NOTE 17– SUBSEQUENT EVENTS

The Company evaluates subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements are available.

There were the material events subsequent to December 31, 2018:

Transactions with CANX, LLC

On February 15, 2019, the Company entered into a Termination of Existing Agreements and Release with CANX USA, LLC, a Nevada limited liability company. Pursuant to the Agreement, the Parties agreed to terminate, release and discharge all existing and further rights and obligations between the Parties under, arising out of, or in any way related to that certain Waiver and Modification Agreement and Amended and Restated Joint Venture Agreement made as of July 10, 2014, and any ancillary agreements or instruments thereto, including, but not limited to, the Warrants issued to CANX entitling CANX to purchase 540,000,000 shares of the Company’s common stock at an exercise price of $0.033.

In exchange for the Agreement and cancellation of the CANX Agreements and Warrants, the Company agreed to issue $1,000,000 of restricted common stock priced at the February 7, 2019 closing price of $0.008, or 125,000,000 restricted common stock shares.

Repayment of Securities Purchase Agreement, Secured Promissory Notes and Security Agreement with Iliad

On January 17, 2019, the Company repaid $650,000 to Iliad due under the October 15, 2018 funding transaction with Iliad.

Trading on Pink Sheet Stock Systems

As of March 4, 2019, the Company began to trade on the Pink Sheet stocks system. The Company’s bid price had closed below $0.01 for more than 30 consecutive calendar days.

GROWLIFE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
ASSETS	(Unaudited)	(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$126,302	$2,334,377
Accounts receivable - trade, net of allowance for doubtful accounts of $5,690 as of 6/30/2019 and 12/31/2018	323,425	42,254
Inventory, net	942,694	792,664
Prepaid costs	17,983	3,418
Deposits	58,416	51,916
Current portion of right of use asset	336,681	-
Total current assets	1,805,501	3,224,629

EQUIPMENT, NET	633,507	712,866
INTANGIBLE ASSETS	2,709,939	3,280,453
NON-CURRENT PORTION OF RIGHT OF USE ASSET	748,729	-
TOTAL ASSETS	$5,897,676	$7,217,948

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$1,430,201	$1,054,371
Accrued expenses	285,884	261,954
Accrued expenses - related parties	24,793	73,585
Derivative liability	1,286,743	1,795,473
Current portion of convertible notes payable	2,685,122	3,404,133
Current portion of notes payable- related parties	102,830	100,020
Current portion of capital lease	3,780	8,534
Deferred revenue	-	89,504
Current portion of right of use liability	328,923	-
Total current liabilities	6,148,276	6,787,574

NON-CURRENT PORTION OF RIGHT OF USE LIABILITY	760,366	-

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Preferred stock - $0.0001 par value, 10,000,000 shares authorized, no shares
issued and outstanding	-	-
Common stock - $0.0001 par value, 6,000,000,000 shares authorized, 3,759,717,098
and 3,437,599,095 shares issued and outstanding at 6/30/2019 and 12/31/2018, respectively	375,960	343,749
Additional paid in capital	141,886,782	139,331,067
Accumulated deficit	(145,198,634)	(141,176,087)
Total stockholders' deficit	(2,935,892)	(1,501,271)

NON CONTROLLING INTEREST IN EZ-CLONE ENTERPRISES, INC.	1,924,926	1,931,645

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$5,897,676	$7,217,948

The accompanying notes are an integral part of these consolidated financial statements.

GROWLIFE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended,		Six Months Ended,
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

NET REVENUE	$2,200,733	$1,208,415	$4,445,012	$1,917,351
COST OF GOODS SOLD	1,524,960	1,096,934	2,998,331	1,729,451
GROSS PROFIT	675,773	111,481	1,446,681	187,900
GENERAL AND ADMINISTRATIVE EXPENSES	2,052,769	924,813	4,182,725	2,104,270
OPERATING LOSS	(1,376,996)	(813,332)	(2,736,044)	(1,916,370)

OTHER INCOME (EXPENSE):
Change in fair value of derivative	21,457	(703,346)	508,730	1,655,098
Interest expense, net	(107,303)	(320,929)	(227,343)	(709,233)
Loss on debt conversions	(228,099)	(244,549)	(1,574,609)	(5,353,526)
Total other (expense)	(313,945)	(1,268,824)	(1,293,222)	(4,407,661)

(LOSS) BEFORE INCOME TAXES	(1,690,941)	(2,082,156)	(4,029,266)	(6,324,031)

Income taxes - current benefit	-	-	-	-

NET (LOSS)	(1,690,941)	(2,082,156)	(4,029,266)	(6,324,031)

Noncontrolling interest in EZ-Clone Enterprises, Inc.	(18,809)	-	6,719	-

NET LOSS ATTRIBUTABLE TO GROWLIFE, INC. AND SUBSIDIARIES	$(1,709,750)	$(2,082,156)	$(4,022,547)	$(6,324,031)
COMMON SHAREHOLDERS

Basic and diluted (loss) per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares of common stock outstanding- basic and diluted	3,639,091,893	2,938,882,290	3,716,729,634	2,824,194,733

The accompanying notes are an integral part of these consolidated financial statements.

GROWLIFE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended,
	June 30, 2019	June 30, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,022,547)	$(6,324,031)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation	84,678	30,553
Amortization of intangible assets	570,514	-
Stock based compensation	80,247	113,629
Common stock issued for services	174,362	153,206
Amortization of debt discount	-	498,658
Change in fair value of derivative liability	(508,730)	(1,662,346)
Accrued interest on convertible notes payable	126,898	101,674
Loss on debt conversions	1,574,609	5,529,319
Noncontrolling interest in EZ-Clone Enterprises, Inc.	6,719	-
Changes in operating assets and liabilities:
Accounts receivable	(281,171)	-
Inventory	(150,030)	30,010
Prepaids and other assets	(14,565)	-
Deposits	(6,500)	-
Right of use, net	3,879	-
Accounts payable	375,830	(14,951)
Accrued expenses	(22,052)	(123,964)
Deferred revenue	(89,504)	-
CASH (USED IN) OPERATING ACTIVITIES	(2,097,363)	(1,668,243)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in purchased assets	(5,319)	(250,000)
NET CASH (USED IN) INVESTING ACTIVITIES:	(5,319)	(250,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of convertible notes payable	(590,909)	-
Proceeds from notes payable	490,000	-
Repayment on capital lease	(4,754)	-
Cash provided from Convertible Promissory Note with Chicago Venture Partners, L.P.	-	685,000
Share issuances to St. George Investments LLC	-	1,300,000
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(105,663)	1,985,000

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,208,345)	66,757

CASH AND CASH EQUIVALENTS, beginning of period	2,334,377	69,191

CASH AND CASH EQUIVALENTS, end of period	$126,032	$135,947

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Taxes paid	$-	$-

Non-cash investing and financing activities:
Shares issued for convertible note and interest conversion	$368,000	$2,673,590
Common shares issued for accounts payable	$-	$18,000
Shares issued for purchase of warrant	$1,000,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

GROWLIFE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

The accompanying unaudited consolidated condensed financial statements have been prepared by GrowLife, Inc. (“us,” “we,” or “our”) in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of our management, all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position, results of operations, and cash flows for the fiscal periods presented have been included.

These financial statements should be read in conjunction with the audited financial statements and related notes included in our Annual Report filed on Form 10-K for the year ended December 31, 2018. The results of operations for the six months ended June 30, 2019 are not necessarily indicative of the results expected for the full fiscal year, or for any other fiscal period.

GrowLife, Inc. (“GrowLife” or the “Company”) is incorporated under the laws of the State of Delaware and is headquartered in Kirkland, Washington. The Company was founded in 2012 with the Closing of the Agreement and Plan of Merger with SGT Merger Corporation.

The Company’s goal of becoming the nation’s largest cultivation facility service provider for the production of organics, herbs and greens and plant-based medicines has not changed. The Company’s mission is to best serve more cultivators in the design, build-out, expansion and maintenance of their facilities with products of high quality, exceptional value and competitive price. Through a nationwide network of knowledgeable representatives, regional centers and its e-commerce website, GrowLife provides essential and hard-to-find goods including media (i.e., farming soil), industry-leading hydroponics equipment, organic plant nutrients, and thousands more products to specialty grow operations across the United States.

The Company primarily sells through its wholly owned subsidiary, GrowLife Hydroponics, Inc. GrowLife companies distribute and sell over 15,000 products through its e-commerce distribution channel, GrowLifeEco.com, and through our regional retail storefronts. GrowLife and its business units are organized and directed to operate strictly in accordance with all applicable state and federal laws.

On June 7, 2013, GrowLife Hydroponics completed the purchase of Rocky Mountain Hydroponics, LLC, a Colorado limited liability company (“RMC”), and Evergreen Garden Center, LLC, a Maine limited liability company (“EGC”). The effective date of the purchase was June 7, 2013.

On October 3, 2017, the Company closed the acquisition of 51% of the Purchased Assets from David Reichwein, a Pennsylvania resident, GIP International Ltd, a Hong Kong corporation and DPR International LLC, a Pennsylvania limited liability corporation. The Purchased Assets include intellectual property, copy rights and trademarks related to reflective tiles and flooring.
The Company did not acquire business, customer lists or employees.

The Company acquired its 51% interest in the Purchased Assets for $400,000. The Company funded equipment and rent of an office lease. On February 16, 2018, the Company purchased the remaining 49% of the Purchased Assets in exchange for a one-time payment of $250,000. As of December 31, 2018, the Company had recorded investment in purchased assets of $552,689.

On August 17, 2018, the Company entered into an Asset Purchase Agreement with Go Green Hydroponics, Inc., a California corporation and TCA – Go Green SPV, LLC, a Florida limited liability pursuant to which the Company acquired the intellectual property and assumed the lease for the property located at 15721 Ventura Blvd., Encino, CA 91436. The Company intends to operate a retail store, sale over the internet and sell on a direct basis at this location.

Concurrently, the Company and Seller entered into a Security Agreement for securing the assets of Company as collateral for the obligations of Company as set forth in the Security Agreement. In consideration for the sale and assignment of the Purchased Assets, the Company agreed to pay the Seller: (i) the proceeds generated from the sale of the closing inventory until all closing inventory has been sold, and (ii) to pay the Seller 5% of all gross revenue of Company earned or in any way related to the Purchased Assets generated between October 1, 2018 and December 31, 2019, up to a maximum of $200,000.

On October 15, 2018, the Company closed the Purchase and Sale Agreement with EZ-CLONE Enterprises, Inc., a California corporation. EZ-CLONE is the manufacturer of multiple award-winning products specifically designed for the commercial cloning and propagation stage of indoor plant cultivation including cannabis, food, and other hydroponic farming. The Company acquired 51% of EZ-CLONE for $2,040,000, payable as follows: (i) a cash payment of $645,000; and (ii) the issuance of 107,307,692 restricted shares of the Company’s common stock at a price of $0.013 per share or $1,395,000.

The Company has the obligation to acquire the remaining 49% of EZ-CLONE within one year for $1,960,000, payable as follows: (i) a cash payment of $855,000; and (ii) the issuance of 85,000,000 shares of the Company’s common stock at a price of $0.013 per share or $1,105,000.

 On October 17, 2017, the Company was informed by Alpine Securities Corporation (“Alpine”) that Alpine has demonstrated compliance with the Financial Industry Regulatory Authority (“FINRA”) Rule 6432 and Rule 15c2-11 under the Securities Exchange Act of 1934. We filed an amended application with the OTC Markets to list the Company’s common stock on the OTCQB and begin to trade on this market as of March 20, 2018. As of March 4, 2019, the Company began to trade on the Pink Sheet stocks system. The Company’s bid price had closed below $0.01 for more than 30 consecutive calendar days.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $4,029,266, $11,444,782, and $5,320,974 for the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017 respectively. Our net cash used in operating activities was $2,097,363, $3,854,506, and $2,082,493 for the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017 respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of June 30, 2019, the accumulated deficit was $145,198,634.  The Company has experienced recurring operating losses and negative operating cash flows since inception and has financed its working capital requirements during this period primarily through the recurring issuance of convertible notes payable and advances from a related party. The audit opinion prepared by our independent registered public accounting firm relating to our financial statements for the year ended December 31, 2018 and 2017 filed with the SEC on March 8, 2019 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation - The accompanying consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. Inter-Company items and transactions have been eliminated in consolidation.

Cash and Cash Equivalents - The Company classifies highly liquid temporary investments with an original maturity of nine months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  At June 30, 2019, the Company had uninsured deposits in the amount of $0.

Accounts Receivable and Revenue - Revenue is recognized at the time the Company sells merchandise to the customer in store. eCommerce sales include shipping revenue and are recorded upon shipment to the customer. This is when the risk of loss transfers to our customers, the fee is fixed and determinable, and collection of the sale is reasonably assured. A product is not shipped without an order from the customer and the completion of credit acceptance procedures. The majority of our sales are cash or credit card; however, we occasionally extend terms to our customers. Accounts receivable are reviewed periodically for collectability.

Inventories - Inventories are recorded on a first in first out basis. Inventory consists of raw materials, purchased finished goods and components held for resale. Inventory is valued at the lower of cost or market. The reserve for inventory was $30,000 and $120,000 as of June 30, 2019 and December 31, 2018, respectively.

Equipment – Equipment consists of machinery, equipment, tooling, computer equipment and leasehold improvements, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 3-10 years, except for leasehold improvements which are depreciated over the lesser of the life of the lease or 10 years.

Long Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Intangible Assets – Intangible assets are capitalized and amortized on a straight-line basis over their estimated useful life, if the life is determinable. If the life is not determinable, amortization is not recorded. We regularly perform reviews to determine if facts and circumstances exist which indicate that the useful lives of our intangible assets are shorter than originally estimated or the carrying amount of these assets may not be recoverable. When an indication exists that the carrying amount of intangible assets may not be recoverable, we assess the recoverability of our assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Such impairment test is based on the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Impairment, if any, is based on the excess of the carrying amount over the estimated fair value of those assets.

Fair Value Measurements and Financial Instruments - ASC Topic 820 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying value of cash, accounts receivable, investment in a related party, accounts payables, accrued expenses, due to related party, notes payable, and convertible notes approximates their fair values due to their short-term maturities.

Derivative financial instruments -The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Sales Returns - We allow customers to return defective products when they meet certain established criteria as outlined in our sales terms and conditions. It is our practice to regularly review and revise, when deemed necessary, our estimates of sales returns, which are based primarilyon actual historical return rates. We record estimated sales returns as reductions to sales, cost of goods sold, and accounts receivable and an increase to inventory. Returned products which are recorded as inventory are valued based upon the amount we expect to realize upon its subsequent disposition. As of June 30, 2019, and December 31, 2018, there was a reserve for sales returns of $0, respectively, which is minimal based upon our historical experience.

Stock Based Compensation - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Net (Loss) Per Share - Under the provisions of ASC 260, “Earnings per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive.

As of June 30, 2019, there are also (i) stock option grants outstanding for the purchase of 82.5 million common shares at a $0.010 average exercise price; (ii) warrants for the purchase of 362.8 million common shares at a $0.023 average exercise price; and (iii) 116.5 million shares related to convertible debt that can be converted at $0.0025 per share. In addition, we have an unknown number of common shares to be issued under the Chicago Venture, Iliad and St. George financing agreements because the number of shares ultimately issued to Chicago Venture depends on the price at which Chicago Venture converts its debt to shares and exercises its warrants. The lower the conversion or exercise prices, the more shares that will be issued to Chicago Venture upon the conversion of debt to shares. We won’t know the exact number of shares of stock issued to Chicago Venture until the debt is actually converted to equity.

As of June 30, 2018, there are also (i) stock option grants outstanding for the purchase of 63 million common shares at a $0.009 average exercise price; (ii) warrants for the purchase of 595 million common shares at a $0.031 average exercise price; and (iii) 109 million shares related to convertible debt that can be converted at $0.0025 per share. In addition, we have an unknown number of common shares to be issued under the Chicago Venture Partners, L.P. financing agreements.

Dividend Policy - The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates - In preparing these unaudited interim consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in our consolidated financial statements relate to the valuation of long-lived assets, estimates of sales returns, inventory reserves and accruals for potential liabilities, and valuation assumptions related to derivative liability, equity instruments and share based compensation.

Recent Accounting Pronouncements

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to the Company’s consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (ASU 2016-02), as amended, which generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. The Company adopted the new standard effective January 1, 2019 on a modified retrospective basis and did not restate comparative periods. The Company elected the package of practical expedients permitted under the transition guidance, which allows the Company to carryforward our historical lease classification, our assessment on whether a contract is or contains a lease, and the Company’s initial direct costs for any leases that exist prior to adoption of the new standard. The Company also elected to combine lease and non-lease components and to keep leases with an initial term of twelve months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of operations on a straight-line basis over the lease term.

The Company determines if an arrangement is a lease at inception. Operating and finance leases are included in Right of Use ("ROU") assets, and lease liability obligations in the Company’s consolidated balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liability obligations represent the Company’s obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company accounts for lease agreements with lease and non-lease components and account for such components as a single lease component. As most of the Company’s leases do not provide an implicit rate, we estimated our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. The ROU asset also includes any lease payments made and excludes lease incentives and lease direct costs. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense is recognized on a straight-line basis over the lease term. Please refer to Note 8 for additional information.

NOTE 4 – TRANSACTIONS

Acquisition of 51% of EZ-CLONE Enterprises, Inc.

On October 15, 2018, the Company closed the Purchase and Sale Agreement with EZ-CLONE Enterprises, Inc., a California corporation that was founded in January 2000. EZ-CLONE is the manufacturer of multiple award-winning products specifically designed for the commercial cloning and propagation stage of indoor plant cultivation including cannabis, food, and other hydroponic farming. The Company has proprietary products and services such as the Commercial Pro System, Hobbyist Cloning Systems, Cloning Tents, Coco Collars, Coco Seed Starters, Rooting Gel, and Clear Rez. Technical Support, know-how and overall knowledge is also considered proprietary. The Company trademarks are EZ-CLONE and EZ-CLONE CRIB.

This acquisition is expected to accelerate the Company’s revenue growth, increase the Company gross margins and add additional manufacturing and research and development personnel.

The Company acquired 51% of EZ-CLONE for $2,040,000, payable as follows: (i) a cash payment of $645,000; and (ii) the issuance of 107,307,692 restricted shares of the Company’s common stock at a price of $0.013 per share or $1,395,000. The Company has the obligation to acquire the remaining 49% of EZ-CLONE within one year for $1,960,000, payable as follows: (i) a cash payment of $855,000; and (ii) the issuance of 85,000,000 shares of the Company’s common stock at a price of $0.013 per share or $1,105,000.

The cost to acquire these assets has been preliminarily allocated to the assets acquired according to estimated fair values and is subject to adjustment when additional information concerning asset valuations is finalized, but no later than October 15, 2019. The preliminary allocation is as follows:

Purchase Price Allocation	$
Common Stock	$1,395,000
Cash	645,000
Assets acquired	(911,294)
Liabilities acquired	939,375
Non-controlling interest	1,960,000
EZ-CLONE equity	(605,000)

Total purchase price	$3,423,081

The results of operations of EZ-CLONE were included in the Consolidated Statements of Operations for the period October 15, 2018 to December 31, 2018.

The unaudited pro-forma financial data for the acquisition for the year ended December 31, 2018, were as follows:

		Pre-Acquisition
		Operations of EZ-	Pro Forma
	As Reported	January 1, 2018 to	Year Ended
	December 31, 2018	October 14, 2018	December 31, 2018
Net revenue	$4,573,461	$1,551,503	$6,124,964
Net loss	(11,473,137)	(111,671)	(11,584,808)
Net loss per share	$(0.00)		$(0.00)

The unaudited pro-forma financial data for the acquisition for the year ended December 31, 2017, were as follows:

		Pre-Acquisition
		Operations of EZ-	Pro Forma
	As Reported	January 1, 2017 to	Year Ended
	December 31, 2017	December 31, 2017	December 31, 2017
Net revenue	$2,452,104	$2,648,873	$5,100,977
Net loss	(5,320,974)	(126,962)	(5,447,936)
Net loss per share	$(0.00)		$(0.00)

There was no material, nonrecurring items included in the reported the pro-forma results.

Termination of Agreements with CANX, LLC

On February 15, 2019, the Company entered into a Termination of Existing Agreements and Release with CANX USA, LLC, a Nevada limited liability company. Pursuant to the Agreement, the Parties agreed to terminate, release and discharge all existing and further rights and obligations between the Parties under, arising out of, or in any way related to that certain Waiver and Modification Agreement and Amended and Restated Joint Venture Agreement made as of July 10, 2014, and any ancillary agreements or instruments thereto, including, but not limited to, the Warrants issued to CANX entitling CANX to purchase 540,000,000 shares of the Company’s common stock at an exercise price of $0.033.

In exchange for the Agreement and cancellation of the CANX Agreements and Warrants, the Company agreed to issue $1,000,000 of restricted common stock priced at the February 7, 2019 closing price of $0.008, or 125,000,000 restricted common stock shares.

NOTE 5 – INVENTORY

Inventory as of June 30, 2019 and December 31, 2018 consisted of the following:

	June 30,	December 31,
	2019	2018

Raw materials	$479,305	$417,570
Work in process	88,475	35,280
Finished goods	404,914	459,814
Inventory reserve	(30,000)	(120,000)
Total	$942,694	$792,664

Raw materials consist of supplies for the flooring product line and EZ-CLONE.

Finished goods inventory relates to product at the Company’s retail stores, which is product purchased from distributors, and in some cases directly from the manufacturer, and resold at our stores and EZ-CLONE.

The Company reviews its inventory on a periodic basis to identify products that are slow moving and/or obsolete, and if such products are identified, the Company records the appropriate inventory impairment charge at such time.

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2019 and December 31, 2018 consists of the following:

	June 30,	December 31,
	2019	2018

Machinery, equipment and tooling	$909,556	$943,326
Computer equipment	16,675	16,675
Leasehold improvements	19,971	14,703
Total property and equipment	946,203	974,704
Less accumulated depreciation and amortization	(312,696)	(261,839)
Net property and equipment	$633,507	$712,866

Fixed assets, net of accumulated depreciation, were $633,507 and $712,866 as of June 30, 2019 and December 31, 2018, respectively. Accumulated depreciation was $312,696 and $261,839 as of June 30, 2019 and December 31, 2018, respectively. Total depreciation expense was $50,857 and $30,553 for the six months ended June 30, 2019 and December 31, 2018, respectively. All equipment is used for manufacturing, selling, general and administrative purposes and accordingly all depreciation is classified in cost of goods sold, selling, general and administrative expenses.

On October 3, 2017, the Company closed the acquisition of 51% of the Purchased Assets from David Reichwein, a Pennsylvania resident, GIP International Ltd, a Hong Kong corporation and DPR International LLC, a Pennsylvania limited liability corporation. The Purchased Assets include intellectual property, copy rights and trademarks related to reflective tiles and flooring.
The Company did not acquire business, customer list or employees.

The Company acquired its 51% interest in the Purchased Assets for $400,000. The Company funded equipment and rent of an office lease. On February 16, 2018, the Company purchased the remaining 49% of the Purchased Assets in exchange for a one-time payment of $250,000. As of December 31, 2018, the Company had recorded investment in purchased assets of $552,689.

On October 15, 2018, the Company acquired 51% of EZ-CLONE Enterprises, Inc. and acquired $244,203 of net property and equipment.

During the year ended December 31, 2018, the Company retired fully depreciated assets of $358,156.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets as of June 30, 2019 and December 31, 2018 consisted of the following:

	Estimated	June 30,	December 31,
	Useful Lives	2019	2018

Customer lists	3 years	$1,604,341	$1,604,341
Patents	3 years	1,818,740	1,818,740
Less: accumulated amortization		(713,142)	(142,628)
Intangible assets, net		$2,709,939	$3,280,453

Total amortization expense was $570,513 and $0 for the six months ended June 30, 2019 and 2018, respectively.

On October 15, 2018, the Company closed the Purchase and Sale Agreement with EZ-CLONE Enterprises, Inc., a California corporation that was founded in January 2000. The Company acquired 51% of EZ-CLONE for $2,040,000, payable as follows: (i) a cash payment of $645,000; and (ii) the issuance of 107,307,692 restricted shares of the Company’s common stock at a price of $0.013 per share or $1,395,000. The Company has the obligation to acquire the remaining 49% of EZ-CLONE within one year for $1,960,000, payable as follows: (i) a cash payment of $855,000; and (ii) the issuance of 85,000,000 shares of the Company’s common stock at a price of $0.013 per share or $1,105,000.

The fair value of the intellectual property associated with the assets acquired was $3,423,081 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

NOTE 8- LEASES

The Company has entered into operating leases for retail and corporate facilities. These leases have terms which range from two to five years, and often include options to renew. These operating leases are listed as separate line items on the Company's June 30, 2019 Consolidated Balance Sheet, and represent the Company’s right to use the underlying asset for the lease term. The Company’s obligation to make lease payments are also listed as separate line items on the Company's June 30, 2019 Consolidated Balance Sheet. Based on the present value of the lease payments for the remaining lease term of the Company's existing leases, the Company recognized right-of-use assets and lease liabilities for operating leases of approximately $1,253,000 on January 1, 2019. Operating lease right-of-use assets and liabilities commencing after January 1, 2019 are recognized at commencement date based on the present value of lease payments over the lease term. As of June 30, 2019, total right-of-use assets and operating lease liabilities were approximately $1,085,000 and $1,089,000, respectively. In the six months ended June 30, 2019, the Company recognized approximately $399,000 in total lease costs.

Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments.

Information related to the Company's operating right-of-use assets and related lease liabilities as of and for the six months ended June 30, 2019 were as follows:

Cash paid for operating lease liabilities	$ 227,000
Weighted-average remaining lease term	3.2 years
Weighted-average discount rate	10%
Minimum future lease payments	-

Minimum future lease payments as of June 30, 2019 are as follows:

Year	$
2019	$227,149
2020	461,360
2021	464,150
2022	303,687
2023	236,352
Total lease liability	1,692,699
Less imputed interest	(603,410)
Net lease liability	$1,089,289

NOTE 9- ACCOUNTS PAYABLE

Accounts payable were $1,430,201 and $1,054,371 as of June 30, 2019 and December 31, 2018, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases, audit, legal and other expenses incurred by the Company. The increase relates to inventory purchased at EZ-CLONE for production for sales during the three months ended September 30, 2019.

NOTE 10- ACCRUED EXPENSES

Accrued expenses were $285,884 and $261,954 as of June 30, 2019 and December 31, 2018, respectively. Such liabilities consisted of amounts due to Go Green Hydroponics, Inc. and TCA – Go Green SPV, LLC and sales tax and payroll liabilities.

On August 17, 2018, the Company entered into an Asset Purchase Agreement with Go Green Hydroponics, Inc. and TCA – Go Green SPV, LLC. The Company acquired the inventory of Go Green but agreed to pay the Seller 100% of the proceeds generated from the sale of the closing inventory until all closing inventory has been sold. The Company recorded accrued expenses $134,497 as of September 30, 2018 related to the sale of inventory. Also, the Company agreed to pay 5% of all gross revenue of Company earned or in any way related to the Purchased Assets generated between October 1, 2018 and December 31, 2019, up to a maximum of $200,000. The Company estimated gross revenue for that period to be approximately $1,200,000 and recorded a $60,000 liability. The Company recorded an impairment of acquired assets in the amount of $60,000 as of December 31, 2018.

NOTE 11– CONVERTIBLE NOTES PAYABLE, NET

Convertible notes payable as of June 30, 2019 consisted of the following:

				Balance
		Accrued	Debt	As of
	Principal	Interest	Discount	June 30, 2019
10% OID Convertible Promissory Notes	$2,156,669	$232,997	$-	$2,389,666
7% Convertible note ($850,000)	270,787	24,669	-	295,456
	$2,427,456	$257,666	$-	$2,685,122

Convertible notes payable as of December 31, 2018 consisted of the following:

				Balance
				As of
	Principal	Accrued Interest	Debt Discount	December 31, 2018
10% OID Convertible Promissory Notes	$2,982,299	$135,780	$-	$3,118,079
7% Convertible note ($850,000)	270,787	15,267	-	286,054
	$3,253,086	$151,047	$-	$3,404,133

7% Convertible Notes Payable

On March 12, 2018, the Company entered into a Second Amendment to the Note. Pursuant to the Amendment, the Note’s maturity date has been extended to December 31, 2019, and interest accrues at 7% per annum, compounding on the maturity date. Additionally, after review of the Note and accrued interest, the Parties agreed that as of March 12, 2018, the outstanding balance on the Note was $270,787.

As of June 30, 2019, the outstanding principal on this 7% convertible note was $270,787 and accrued interest was $24,669, which results in a total liability of $295,456.

10% Convertible Promissory Notes

Funding from Chicago Venture Partners, L.P. (“Chicago Venture”) and Iliad Research and Trading, L.P. (“Iliad”)

As of December 31, 2018, the outstanding principal balance due to Chicago Venture and Iliad was $2,982,299 and accrued interest was $135,780, which results in a total amount of $3,118,079.

During the year ended December 31, 2018, Chicago Venture and Iliad converted principal and interest of $3,104,181 into 525,587,387 shares of our common stock at a per share conversion price of $0.0059 with a fair value of $7,756,330. The Company recognized $6,565,415 loss on debt conversions during the year ended December 31, 2018.

During the year ended December 31, 2018, the Company recorded an OID debt discount expense of $660,472 to interest expense related to the Chicago Venture and Iliad financing.

As of June 30, 2019, the outstanding principal balance due to Chicago Venture and Iliad was $2,156,669 and accrued interest was $232,997, which results in a total amount of $2,389,666.

During the six months ended June 30, 2019, Chicago Venture and Iliad converted principal and accrued interest of $745,000 into 171,017,865 shares of our common stock at a per share conversion price of $.0044 with a fair value of $1,293,341. The Company recognized $1,574,609 loss on debt conversions during the six months ended June 30, 2019.

NOTE 12 – DERIVATIVE LIABILITY

In April 2008, the FASB issued a pronouncement that provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in the pronouncement on accounting for derivatives. This pronouncement was effective for financial statements issued for fiscal years beginning after December 15, 2008.

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (BCF). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20. Debt with Conversion and Other Options. In those circumstances, the convertible debt is recorded net of the discount related to the BCF and the Company amortizes the discount to interest expense over the life of the debt using the effective interest method. The debt is convertible at the lesser of 65% of the fair value of the Company’s common stock or $0.009 requiring the conversion feature to be bifurcated from the host debt contract and accounting for separately as a derivative, resulting in periodic revaluations.

There was a derivative liability of $1,286,743 as of June 30, 2019. For the six months ended June 30, 2019, the Company recorded non-cash income of $508,730 related to the “change in fair value of derivative” expense related to the Chicago Venture and Iliad financing. During the six months ended June 30, 2019, Chicago Venture and Iliad converted principal and accrued interest of $745,000 into 171,017,865 shares of our common stock at a per share conversion price of $.0044 with a fair value of $1,293,341. The Company recognized $1,574,609 loss on debt conversions during the six months ended June 30, 2019.

Derivative liability as of June 30, 2019 was as follows:

				Carrying
	Fair Value Measurements Using Inputs			Amount at June 30,
Financial Instruments	Level 1	Level 2	Level 3	2019

Liabilities:
Derivative Instruments	$-	$1,286,743	$-	$1,286,743

Total	$-	$1,286,743	$-	$1,286,743

NOTE 13 – RELATED PARTY TRANSACTIONS AND CERTAIN RELATIONSHIPS

Related Party Transactions

Transactions with Katherine McLain

Ms. Katherine McLain was appointed as a director on February 14, 2017. On February 22, 2019, the Company issued 8,108,108 shares of our common stock to Katherine McLain valued at $0.0074 per share or $60,000.

Transaction with Thom Kozik

Mr. Kozik was appointed as a director on October 5, 2017. On February 22, 2019, the Company issued 8,108,108 shares of our common stock to Mr. Kozik valued at $0.0074 per share or $60,000.

NOTE 14 – EQUITY

Authorized Capital Stock

The Company has authorized 6,010,000,000 shares of capital stock, of which 6,000,000,000 are shares of voting common stock, par value $0.0001 per share, and 10,000,000 are shares of preferred stock, par value $0.0001 per share. On October 24, 2017 the Company filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the authorized shares of common stock from 3,000,000,000 to 6,000,000,000 shares.

Non-Voting Preferred Stock

Under the terms of our articles of incorporation, the Company’s board of directors is authorized to issue shares of non-voting preferred stock in one or more series without stockholder approval. The Company’s board of directors has the discretion to determine the rights, preferences, privileges and restrictions, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of non-voting preferred stock.

The purpose of authorizing the Company’s board of directors to issue non-voting preferred stock and determine the Company’s rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of non-voting preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Other than the Series B and C Preferred Stock discussed below, there are no shares of non-voting preferred stock presently outstanding and we have no present plans to issue any shares of preferred stock.

Common Stock

Unless otherwise indicated, all of the following sales or issuances of Company securities were conducted under the exemption from registration as provided under Section 4(2) of the Securities Act of 1933 (and also qualified for exemption under 4(5), formerly 4(6) of the Securities Act of 1933, except as noted below). All of the shares issued were issued in transactions not involving a public offering, are considered to be restricted stock as defined in Rule 144 promulgated under the Securities Act of 1933 and stock certificates issued with respect thereto bear legends to that effect.

The Company has compensated consultants and service providers with restricted common stock during the development of our business and when our capital resources were not adequate to provide payment in cash.

During the six months ended June 30, 2019, the Company had the following sales of unregistered equity securities to accredited investors unless otherwise indicated:

During the six months ended June 30, 2019, the Company issued 22,183,471 shares to suppliers for services provided. The Company valued the shares at $174,435 per share or $0.0079.

During the six months ended June 30, 2019, Chicago Venture and Iliad converted principal and accrued interest of $745,000 into 171,017,865 shares of our common stock at a per share conversion price of $.0044 with a fair value of $1,293,341. The Company recognized $582,246 loss on debt conversions during the six months ended June 30, 2019.

On February 15, 2019, the Company entered into a Termination of Existing Agreements and Release with CANX USA, LLC, a Nevada limited liability company. Pursuant to the Agreement, the Parties agreed to terminate, release and discharge all existing and further rights and obligations between the Parties under, arising out of, or in any way related to that certain Waiver and Modification Agreement and Amended and Restated Joint Venture Agreement made as of July 10, 2014, and any ancillary agreements or instruments thereto, including, but not limited to, the Warrants issued to CANX entitling CANX to purchase 540,000,000 shares of the Company’s common stock at an exercise price of $0.033.

In exchange for the Agreement and cancellation of the CANX Agreements and Warrants, the Company agreed to issue $1,000,000 of restricted common stock priced at the February 7, 2019 closing price of $0.008, or 125,000,000 restricted common stock shares The Company recorded a loss on settlement of $986,363.

On May 2, 2019, the Company issued 3,916,667 shares valued at $0.006 to a former employee related to a cashless stock option exercise. We cancelled a stock option grant for 15,083,333 shares issued at $0.006.

Warrants

The Company had the following warrant activity during the six months ended June 30, 2019:

On February 15, 2019, the Company entered into a Termination of Existing Agreements and Release with CANX USA, LLC, a Nevada limited liability company. Pursuant to the Agreement, the Parties agreed to terminate, release and discharge all existing and further rights and obligations between the Parties under, arising out of, or in any way related to that certain Waiver and Modification Agreement and Amended and Restated Joint Venture Agreement made as of July 10, 2014, and any ancillary agreements or instruments thereto, including, but not limited to, the Warrants issued to CANX entitling CANX to purchase 540,000,000 shares of the Company’s common stock at an exercise price of $0.033.

In exchange for the Agreement and cancellation of the CANX Agreements and Warrants, the Company agreed to issue $1,000,000 of restricted common stock priced at the February 7, 2019 closing price of $0.008, or 125,000,000 restricted common stock shares.

A summary of the warrants issued as of June 30, 2019 is as follows:

	June 30, 2019
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	902,825,146	$0.029
Issued	-	-
Exercised	-	-
Forfeited	(540,000,000)	(0.033)
Expired	-	-
Outstanding at end of period	362,825,146	$0.023
Exerciseable at end of period	362,825,146

A summary of the status of the warrants outstanding as of June 30, 2019 is presented below:

	June 30, 2019
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life	Price	Exerciseable	Price
-	-	$-	-	$-
55,000,000	7.16	0.010	55,000,000	0.010
48,000,000	5.25	0.012	16,000,000	0.012
48,687,862	3.58	0.050	48,687,862	0.050
211,137,284	2.32	0.021	211,137,284	0.021
362,825,146	3.30	$0.023	330,825,146	$0.023

Warrants had no intrinsic value as of June 30, 2019.

The warrants were valued using the following assumptions:

0%
1-5 Years
70-200%
0.78-2.6%

NOTE 15– STOCK OPTIONS

Description of Stock Option Plan

On December 6, 2018, the Company’s shareholders voted to approve the First Amended and Restated 2017 Stock Incentive Plan to increase the shares issuable under the plan from 100 million to 200 million. The Company has 100,000,000 shares available for issuance. The Company has outstanding unexercised stock option grants totaling 100,000,000 shares at an average exercise price of $0.010 per share as of December 31, 2018. The Company filed registration statements on Form S-8 to register 200,000,000 shares of the Company’s common stock related to the 2017 Stock Incentive Plan and First Amended and Restated 2017 Stock Incentive Plan.

Determining Fair Value under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

During the six months ended June 30, 2019, the Company had the following stock option activity:

On February 6, 2019, the Company issued a stock option grant to an advisory board member for 500,000 shares of common stock at an exercise price of $0.008 per share. The stock option grant vests quarterly over three years and is exercisable for 3 years. The stock option grant was valued at $1,000.

On April 26, 2019, the Company issued stock option grants to two employees for 3,000,000 shares of common stock at an exercise price of $0.010 per share. The stock option grant vests quarterly over three years and is exercisable for 3 years. The stock option grants were valued at $3,000.

On April 2, 2019, the Company amended the exercise price on stock option grants for five million shares and changed the exercise price from $0.020 to $0.010 per share.

On May 2, 2019, the Company issued 3,916,667 shares valued at $0.006 to a former employee related to a cashless stock option exercise. We cancelled a stock option grant for 15,083,333 shares issued at $0.006.

During the three months ended June 30, 2019, a stock option grant for 2,000,000 shares of common stock at an exercise price of $0.02 per share expired.

As of June 30, 2019, there are 82,500,000 options to purchase common stock at an average exercise price of $0.0099 per share outstanding under the 2017 Amended and Restated Stock Incentive Plan. The Company recorded $32,247 and $16,129 of compensation expense, net of related tax effects, relative to stock options for the six months ended June 30, 2019 and 2018 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.00). As of June 30, 2019, there is $112,624 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 3.87 years.

Stock option activity for the period ended June 30, 2019 is as follows:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of December 31, 2018	100,000,000	$0.0094	$940,000
Granted	3,500,000	0.0080	34,000
Exercised	(3,916,667)	(0.0060)	(23,500)
Forfeitures	(17,083,333)	(0.0076)	(130,500)
Outstanding as of June 30, 2019	82,500,000	$0.0099	$820,000

The following table summarizes information about stock options outstanding and exercisable at June 30, 2019:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
$0.006	12,000,000	3.36	$0.006	6,000,000	$0.006
0.007	10,000,000	3.50	0.007	5,000,000	0.007
.008-.009	2,500,000	1.55	.008-.009	1,375,000	0.008
0.010	20,000,000	3.36	0.010	14,916,667	0.010
0.012	38,000,000	4.00	0.012	9,500,000	0.012
	82,500,000	3.87	$0.010	36,791,667	$0.009

Stock option grants totaling 82,500,000 shares of common stock no intrinsic value as of June 30, 2019.

The stock option grants were valued using the following assumptions:

0%
1-5 Years
70-200%
0.78-2.6%

NOTE 16 – COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

From time to time, the Company may become subject to various legal proceedings that are incidental to the ordinary conduct of its business. Although we cannot accurately predict the amount of any liability that may ultimately arise with respect to any of these matters, it makes provision for potential liabilities when it deems them probable and reasonably estimable. These provisions are based on current information and may be adjusted from time to time according to developments.

Other than those certain legal proceedings as reported in the Company’s annual report on Form 10-K filed with the SEC on March 8, 2019, the Company’s know of no material, existing or pending legal proceedings against our Company, nor is the Company involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to the Company’s interest.

Operating Leases

On May 31, 2019, the Company rented space at 5400 Carillon Point, Kirkland, Washington 98033 for $623 per month for the Company’s corporate office and use of space in the Regus network, including California. The Company’s agreement expires May 31, 2020.

On October 1, 2017, GrowLife Hydroponics, Inc. entered into a lease in Calgary, Canada. The monthly lease is approximately $3,246. The lease expires September 30, 2022.

On December 19, 2017, GrowLife Innovations, Inc. entered into a lease in Grand Prairie, Texas dated October 9, 2017, for 5,000 square feet for the manufacturing and distribution of its flooring products. The monthly lease payment is $15,000. The lease expires December 1, 2022 and can be renewed.

On July 2, 2018, GrowLife Hydroponics, Inc. entered into a store lease for 1,950 square feet in Portland, Maine. The monthly lease is approximately $2,113, with 3% increases in year two and three. The lease expires July 2, 2021 and can be extended.

On August 31, 2018, GrowLife, Inc. entered into the Fourth Amendment to the Lease Agreement for the store in Encino, California. The monthly lease is approximately $6,720, with a 3% increase on March 1, 2019. The lease expires September 1, 2019 and the Company is required to provide six months’ notice to terminate the lease.

On December 14, 2018, GrowLife, Inc. entered into a lease agreement with Pensco Trust Company for a 28,000 square feet industrial space at 10170 Croydon Way, Sacramento, California 95827 used for the assembly and sales of plastic parts by EZ-CLONE. The monthly lease payment is $17,000 and increased approximately 3% per year. The lease expires on December 31, 2023.

The aggregate future minimum lease payments under operating leases, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended June 30,	Total
2020	$537,910
2021	925,511
2022	549,776
2023	-
2024	-
Beyond	-
Total	$2,013,196

NOTE 17 – SUBSEQUENT EVENTS

The Company evaluates subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements are available.

The Company had the following material events subsequent to June 30, 2019:

On July 23, 2019, the Company closed the transactions described below with Odyssey Research and Trading, LLC, a Utah limited liability company (“Odyssey”).

Securities Purchase Agreement, Secured Promissory Notes and Security Agreement

On July 23, 2019, the Company executed the following agreements with Odyssey: (i) Securities Purchase Agreement; (ii) Secured Promissory Notes; and (iii) Security Agreement (collectively the “Odyssey Agreements”). The Company entered into the Odyssey Agreements with the intent to acquire working capital to grow the Company’s businesses.

The total amount of funding under the Odyssey Agreements is $1,105,000. The Convertible Promissory Note carries an original issue discount of $100,000 and a transaction expense amount of $5,000, for total debt of $1,105,000. The Company agreed to reserve three times the number of shares based on the redemption value with a minimum of 500 million shares of its common stock for issuance upon conversion of the Debt, if that occurs in the future. If not converted sooner, the Debt is due on or before July 22, 2020. The Debt carries an interest rate of ten percent (10%). The Debt is convertible, at Odyssey’s option, into the Company’s common stock at $0.010 per share subject to adjustment as provided for in the Secured Promissory Notes.

The Company’s obligation to pay the Debt, or any portion thereof, is secured by all of the Company’s assets.